Exhibit (d)

This description of the Province of Ontario is dated December 10, 2009 and appears as Exhibit (d) to the Province of Ontario’s Annual Report on Form 18-K to the U.S. Securities and Exchange Commission for the fiscal year ended March 31, 2009.

THE DELIVERY OF THIS DOCUMENT AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS DOCUMENT (OTHERWISE THAN AS PART OF A PROSPECTUS CONTAINED IN A REGISTRATION STATEMENT FILED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED) IS FOR INFORMATION PURPOSES ONLY AND IS NOT INTENDED TO BE USED OR RELIED UPON IN CONNECTION WITH THE PURCHASE OR SALE OF ANY SECURITIES OF THE PROVINCE OF ONTARIO, IS NOT A PROSPECTUS, INFORMATION MEMORANDUM OR SIMILAR DOCUMENT AND IS NOT AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OF THE PROVINCE OF ONTARIO.

In this document, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in Canadian dollars. All foreign currency conversions are reported at statement date exchange rates, unless otherwise specified. The noon exchange rate between the U.S. dollar and the Canadian dollar published by the Bank of Canada on December 10, 2009 was approximately $1.00 = U.S.$0.9507. See “4. Public Debt — (4) Selected Debt Statistics — The Canadian Dollar.”

In this document, statistics for the economy of the Province of Ontario (“Ontario” or the “Province”) are set forth on a calendar year basis at market prices, except as otherwise indicated. Economic statistics for recent years frequently are estimates or preliminary figures which are subject to adjustment. Financial statistics for the Province are set forth on a fiscal year basis (from April 1 to March 31 of the succeeding year), unless otherwise noted.

In this document, unless otherwise specified, references to average growth rates refer to the average annual compound rate of growth. This is computed by expressing the amount of growth during the period as a constant annual rate of growth compounded annually. The computational procedure used is the geometric average of the annual rates from the first to the last year’s observation of the variables.

This document appears as an exhibit to the Province’s Annual Report to the U.S. Securities and Exchange Commission (the “Commission”) on Form 18-K for the fiscal year ended March 31, 2009. Additional information with respect to the Province is available in such Annual Report and in amendments thereto. Such Annual Report, exhibits and amendments are available to the public on the Internet on the SEC’s web site located at http://www.sec.gov and can be read and copied at the public reference facilities maintained by the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the public reference room and the applicable copy charges. Copies of such documents may also be obtained without charge from the Province of Ontario, Ontario Financing Authority, Capital Markets Division, One Dundas Street West, 14th Floor, Toronto, Ontario M5G 1Z3, telephone (416) 325-8053.

PROVINCE OF ONTARIO SUMMARY INFORMATION

The following information is a summary only and is qualified in its entirety by the detailed information elsewhere in this document. Unless otherwise indicated, all dollar amounts are expressed in Canadian dollars.

	Year ended December 31,
	2004	2005	2006	2007	2008
	(in millions unless otherwise indicated)
Economy(1)
Gross Domestic Product at Market Prices	$516,106	$537,383	$560,286	$585,723	$587,827
Personal Income	400,994	419,457	442,615	464,593	482,086
Consumer Price Index (annual change)	1.9%	2.2%	1.8%	1.8%	2.3%
Unemployment (average annual rate)	6.8%	6.6%	6.3%	6.4%	6.5%

					Current
					Outlook
	2005-06	2006-07	2007-08	2008-09	2009-10(2)
	(in millions)
Government Finances
Revenue	$84,225	$90,397	$97,122	$90,472	$90,180
Expense
Programs	74,908	79,297	87,608	88,315	104,290
Interest on Debt	9,019	8,831	8,914	8,566	9,406

Total Expense	83,927	88,128	96,522	96,881	113,696

Surplus/(Deficit) Before Reserve	$298	$2,269	$600	$(6,409)	$(23,516)
Reserve	$—	$—	$—	$—	$1,200

Surplus/(Deficit)	$298	$2,269	$600	$(6,409)	$(24,716)
Net Debt(3)(4)(5)(6)	141,928	141,100	142,418	153,325	184,110
Accumulated Deficit(6)	$109,155	$106,776	$105,617	$113,238	$137,954

	As at March 31,
	2005	2006	2007	2008	2009
	(in millions)
Public Sector Debt
Net Debt(3)(4)(5)(6)	$140,921	$141,928	$141,100	$142,418	$153,325
Obligations Guaranteed	3,200	3,300	2,600	2,300	721
Other Public Sector Debt	12,863	14,691	18,187	20,168	21,505

Total	$156,984	$159,919	$161,887	$164,886	$175,551

Sources: Ontario Ministry of Finance and Statistics Canada.

(1)	See “2. Economy — (2) Recent Economic Developments” for the most recently available economic indicators.

(2)	Fiscal forecast as presented in the 2009 Ontario Economic Outlook and Fiscal Review.

(3)	Starting in 2005-06, the Province’s financial reporting was expanded to include hospitals, school boards and colleges using one-line consolidation. Total expense prior to 2005-06 has not been restated to reflect expanded reporting.

(4)	Net Debt is calculated as the difference between liabilities and financial assets. The annual change in Net Debt is equal to the surplus/deficit of the Province plus the change in tangible capital assets; the change in net assets of hospitals, school boards and colleges; and, effective April 1, 2007, the change in the fair value of the Ontario Nuclear Funds.

(5)	Net Debt is restated in 2005-06 to reflect the value of hydro corridor lands transferred to the Province from Hydro One Inc.

(6)	Accumulated Deficit is calculated as the difference between liabilities and total assets, including tangible capital assets and net assets of hospitals, school boards and colleges. The annual change in the Accumulated Deficit is equal to the surplus/deficit plus, effective April 1, 2007, the change in the fair value of the Ontario Nuclear Funds. For fiscal 2005-06, the change in the Accumulated Deficit includes the opening combined net assets of hospitals, school boards and colleges that were recognized upon consolidation of these Broader Public Sector entities. For fiscal 2006-07, the change in the Accumulated Deficit includes an adjustment to the unfunded liability of the Ontario Electricity Financial Corporation made at the beginning of the year. For fiscal 2007-08, a $1.2 billion decrease in the Accumulated Deficit is made up of $0.6 billion in the Province’s operating surplus, with the remainder resulting from a change in accounting policy. Under this change, Ontario Nuclear Funds Agreement funds are reported at fair value on Ontario Power Generation Inc. books and, upon consolidation, on the Province’s consolidated financial statements.

1.  OVERVIEW

Area and Population

The Province of Ontario covers an area of approximately 1,076,395 square kilometres (415,598 square miles), about 10.8% of Canada, and is about 11.0% as large as the United States. The estimated population of Ontario on 1st July, 2009 was 13.1 million, or 38.7% of Canada’s population of 33.7 million. Since 1992, the populations of Ontario and Canada have increased at average annual rates of 1.3% and 1.0%, respectively. Although it constitutes only 12% of the area of the Province, southern Ontario contains approximately 93.7% of its population. The population of the Greater Toronto Area, the largest metropolitan area in Canada, was estimated to be 6.0 million on July 1, 2008.

Government

Canada is a federation with a parliamentary system of government. Constitutional responsibilities are divided between the federal government, the 10 provinces and the 3 territories.

The Premier of the Province of Ontario (the “Premier”) is traditionally the leader of the political party with the greatest number of members elected to the Legislative Assembly. The Cabinet through the Lieutenant Governor, who represents the Crown, formally exercises executive power. Cabinet ministers are usually nominated from among members of the Premier’s party. The Legislative Assembly consists of 107 seats, each representing a specified territorial division of the Province, and is elected for a four-year term. A dissolution of the Legislative Assembly prior to the end of the four-year term may be requested by the Premier at the Premier’s own volition or if the government loses the confidence of the Legislative Assembly by being defeated on an important vote.

The last Provincial election was held on October 10, 2007. Present party standings in the Legislative Assembly are: Ontario Liberal Party, 72 seats; Progressive Conservative Party of Ontario, 25 seats and New Democratic Party of Ontario, 10 seats. The current government of the Province is formed by the Ontario Liberal Party.

Economic Setting

Gross Domestic Product (“GDP”) at current market prices in 2008 was $587,827 million, representing 36.7% of the Canadian GDP. Personal income per capita in 2008 was $37,287, or 1.0% above the national average.

An indication of the Province’s importance in several areas of Canadian economic activity is illustrated below.

Ontario’s Share Of Canadian Economic Activity, 2007-2008

	Total		Total
	Canadian		Canadian
	Economic	Ontario’s Share of	Economic	Ontario’s Share of
	Activity	Canadian Total	Activity	Canadian Total
	(in millions)	(%)	(in millions)	(%)
	2007	2007	2008	2008

Gross Domestic Product	$1,532,944	38.2	$1,600,081	36.7
Business Investment	302,246	31.4	309,173	30.9
Exports	534,557	63.3	562,174	58.5
Consumption	850,921	39.3	891,197	39.0
Personal Income	1,170,715	39.7	1,226,585	39.3

Sources: Statistics Canada and Ontario Ministry of Finance.

The Provincial economy displays many of the characteristics of a mature economy, including substantial secondary and service sectors. In broad terms, the primary sector is composed of agriculture, mining and forestry, while manufacturing, utilities and construction form the secondary sector. The remaining categories, such as transportation, communication, wholesale and retail trade and business and public service, make up the service sector. Ontario shows a stronger concentration in manufacturing than both the United States and the whole of Canada.

Percentage Distribution of Real Gross Domestic Product By Industry, 2007-2008
(at 2002 Prices)

	Ontario		Canada		United States(1)
	2007	2008	2007	2008	2007	2008
	(%)	(%)	(%)	(%)	(%)	(%)

Goods(2)	27.5	26.2	30.5	29.5	21.2	20.5
Of which: Primary	1.6	1.6	7.0	6.8	2.1	2.0
Manufacturing	18.5	17.1	14.9	13.9	14.2	13.7
Services	72.5	73.8	69.5	70.5	78.8	79.5

Total	100.0	100.0	100.0	100.0	100.0	100.0

Sources: Statistics Canada and the United States Department of Commerce.

(1)	United States real Gross Domestic Product by industry is reported in 2000 prices.

(2)	Consists of primary, utilities, construction and manufacturing industries.

Foreign Relations

The Province has no direct diplomatic relations with foreign countries, but has developed a high degree of international activity in order to facilitate investment in Ontario.

2.  ECONOMY

(1)	Major Economic Indicators

Overview

Ontario’s GDP at current market prices in 2008 was $587,827 million. GDP in constant 2002 dollars (“Real GDP”) was $532,209 million in 2008, a decrease of 0.5% from 2007. The five-year average annual growth rate of real GDP from 2004 to 2008 was 1.9%. Real GDP in 2009 decreased at a quarterly rate of 2.1% in the first quarter and 1.0% in the second quarter. This followed declines of 0.1% and 1.5% in the third and fourth quarter of 2008 respectively.

Ontario’s economy contracted by 0.5% in 2008, following growth of 2.3% in 2007. Consumer spending grew by 2.6% while housing construction declined 2.3%. Business investment in machinery and equipment was up by 1.3%. Real non-residential construction investment fell by 6.3%, following growth of 10.9% in 2007. Exports fell by 6.3% in 2008, following modest growth of 1.5% in 2007.

The following table provides a summary of major economic indicators for Ontario from 2004 to 2008. For the most recently available economic indicators, see “2. Economy — (2) Recent Economic Developments”.

Major Economic Indicators

						Average
						Annual
						Rate of
	Year ended December 31,					Growth
	2004	2005	2006	2007	2008	2004-2008
	(in millions unless otherwise indicated)					(%)

Personal Expenditure on Consumer Goods and Services	$289,469	$304,303	$318,256	$334,104	$347,779	4.7
Government Expenditure on Goods and Services	106,229	112,008	119,234	127,313	135,500	6.2
Business Gross Fixed Capital Formation	79,711	85,261	90,810	94,776	95,458	4.9
Exports of Goods and Services	325,325	329,858	333,519	338,474	328,849	1.1
Imports of Goods and Services	286,138	297,198	306,356	314,230	324,085	3.6
Adjustment for Inventory Changes	1,587	2,738	4,431	6,125	5,231	—
Statistical Discrepancy and Other Transactions	(78)	412	390	(835)	(905)	NA

Gross Domestic Product at Market Prices	516,106	537,383	560,286	585,723	587,827	3.6
Gross Domestic Product in Constant 2002 Prices	496,780	510,509	522,845	534,880	532,209	1.9
Gross Domestic Product Price Deflator (Index)	103.9	105.3	107.2	109.5	110.5	1.7
Personal Income (Ontario)	400,994	419,457	442,615	464,593	482,086	4.8
Personal Income (Canada)	984,164	1,035,586	1,106,195	1,170,715	1,226,585	5.7
Personal Income per Capita (July Population):
Ontario (in dollars)	32,363	33,480	34,947	36,315	37,287	3.7
Canada (in dollars)	30,812	32,116	33,957	35,555	36,822	4.6
Population (July in thousands)(1):
Ontario	12,391	12,528	12,665	12,795	12,936	1.1
Canada	31,941	32,245	32,576	32,932	33,327	1.1

	Year ended December 31,					Average
	2004	2005	2006	2007	2008	2004-2008

Consumer Price Index (annual Change):
Ontario	1.9%	2.2%	1.8%	1.8%	2.3%	2.0%
Canada	1.8%	2.2%	2.0%	2.2%	2.3%	2.1%
Unemployment (average annual Rate):
Ontario	6.8%	6.6%	6.3%	6.4%	6.5%	6.5%
Canada	7.2%	6.8%	6.3%	6.0%	6.1%	6.5%

Source: Ontario Ministry of Finance and Statistics Canada.

Totals may not add due to rounding.

(1)	The latest available population estimates are for July 1, 2009.

Personal Expenditure

In 2008, personal expenditure on consumer goods and services, the largest component of GDP, increased 4.1% over 2007. From 2004 through 2008, personal expenditure increased at an average annual rate of 4.7%.

Government Expenditure

Expenditure by the federal, provincial and municipal governments in Ontario (excluding transfer payments and subsidies) comprised 23.1% of provincial output in 2008.(1) From 2004 through 2008, government expenditure increased at an average annual rate of 6.2%.

Capital Expenditure

In 2008, total capital expenditure was $112,290 million, or 19.1% of GDP, up 0.8% from $111,361 million in 2007. The major sources of total capital expenditure were housing (31.1%), trade, finance, commercial and information and cultural industries (26.5%), institutional services and government departments (16.1%), manufacturing (9.0%), transportation, warehousing and utilities (11.3%), primary and construction industries (4.6%) and professional, scientific and technical services (1.4%). From 2004 through 2008, total capital expenditure increased at an average annual rate of 5.0%.

Business gross fixed capital formation in 2008 was $95,458 million. This accounted for 85.0% of total capital expenditure and 16.2% of GDP at current market prices.

Exports and Imports

In 2008, Ontario’s exports of goods and services totaled $328,849 million, the equivalent of 55.9% of Ontario’s nominal GDP, of which 65.8% were international exports and 34.2% were interprovincial exports. By comparison, Ontario international exports represented 38.5% of Canada’s total exports. Ontario’s imports of goods and services totaled $324,085 million in 2008, resulting in a positive overall trade balance of $4,764 million.

Ontario’s international goods exports include: motor vehicles and parts, which accounted for 32.5% of the total value of international merchandise exports in 2008; capital equipment such as machinery, electrical and electronic goods, and scientific and professional equipment, which accounted for 22.5%; industrial materials such as steel, chemicals, plastics and rubber, which accounted for 26.9%; agricultural, forestry, energy and mining-related products, which accounted for 10.1%; and consumer goods such as furniture, drugs and clothing, which accounted for 5.5%.

Ontario’s leading interprovincial exports include financial, insurance and real estate services, wholesale trade, food products, transportation equipment, chemicals and electrical equipment.

Under the Free Trade Agreement (“FTA”), which came into force on January 1, 1989, tariffs between the United States and Canada were phased out entirely on January 1, 1999. The North American Free Trade Agreement (“NAFTA”) between Canada, Mexico and the United States, which came into effect on January 1, 1994, liberalizes trade with Mexico and improves on many of the provisions of the FTA. A bilateral free-trade

 (1) The National Income and Expenditure Accounts as produced by Statistics Canada defines government expenditure to exclude transfer payments and subsidies.

agreement between Canada and Chile came into force on July 5, 1997. Canada-Chile agreement, which provides for the liberalization of trade and investment between the two countries, was negotiated to serve as an interim step to bridge Chile’s accession to NAFTA. In addition, a new World Trade Organization Agreement (“WTO”) (formerly the General Agreement on Trade and Tariffs) was implemented on January 1, 1995. It has resulted in a 40% reduction in average tariffs worldwide and makes major advances in rules governing trade in agriculture, services and intellectual property.

(2)	Recent Economic Developments

Real output in the Ontario economy fell by 1.0% (-4.0% annualized) in the second quarter of 2009, measured in 2002 dollars, after a 2.1% decline in the first quarter. In current dollars, nominal GDP declined by 0.7% to reach an annualized level of $560,131 billion.

Final domestic demand edged up by 0.2% (0.8% annualized) in real terms in the second quarter of 2009.

Over the first ten months of 2009, Ontario employment is down by 171,800 jobs or 2.6%, compared to the same period in 2008. The unemployment rate was 9.3% in October 2009.

In October 2009, the Ontario Consumer Price Index (“CPI”) increased 0.2% from a year earlier.

Ontario Economic Outlook: 2009 to 2012

The 2009 Ontario Economic Outlook and Fiscal Review, released on October 22, 2009, presented the forecast for the Ontario economy for 2009 to 2012. Like other jurisdictions around the world, the Ontario economy has been impacted by the global recession and financial crisis. For planning purposes, the Ministry of Finance is assuming real GDP will decline by 3.5% in 2009, followed by growth of 2.0% in 2010, 3.0% in 2011 and 3.3% in 2012. These projections, finalized on October 15, 2009, were more conservative than the average private-sector forecast at that time. Ontario’s nominal GDP is expected to decline by 3.8% in 2009, followed by growth of 3.6% in 2010, 4.7% in 2011 and 5.1% in 2012.

Inflation is expected to remain subdued over the forecast horizon. Ontario’s CPI inflation rate is expected to average 0.4% in 2009, down from 2.3% in 2008. This drop in inflation largely reflects lower oil prices. CPI inflation is projected to rise to 1.9% in 2010, 2.5% in 2011 and 2.0% in 2012.

External factors have a significant bearing on the performance of the Ontario economy and deviations from their projected path can cause the Province’s growth to be slower or faster. As a result, the forecast in the 2009 Ontario Economic Outlook and Fiscal Review is based on assumptions about key features of the external environment, particularly U.S. economic growth, the exchange rate, interest rates and oil prices.

The strength and composition of the U.S. economy are key determinants of the pace of growth in Ontario. The U.S. economy is Ontario’s largest export market. At the time of the 2009 Ontario Economic Outlook and Fiscal Review, economists projected U.S. real GDP to decline by 2.5% in 2009 and then rebound by 2.5% in 2010, 3.1% in 2011 and 3.3% in 2012.

The exchange rate is forecast to average 88 cents US in 2009, 95 cents US in 2010, 96 cents US in 2011 and 97 cents US in 2012, down from an average of 93.7 cents US in 2008. The Canadian three-month treasury bill rate is projected to fall from an average of 2.3% in 2008 to 0.3% in 2009, before rising to 0.7% in 2010, 2.4% in 2011 and 3.7% in 2012. Ten-year Government of Canada bond yields are forecast to decline from an average of 3.6% in 2008 to 3.3% in 2009 and then increase to 3.8% in 2010, 4.3% in 2011 and 4.8% in 2012. These interest rate assumptions were in line with private-sector forecasts at the time of the Economic Outlook and Fiscal Review. For planning purposes, crude oil prices are projected to fall from an average $99.6 US per barrel in 2008 to $61.2 US in 2009, $78.5 US in 2010, $81.8 US in 2011 and $83.7 US in 2012.

(3)	Structure of the Economy

Secondary Industries

Manufacturing.  Ontario is Canada’s leading manufacturing province. In 2008, Ontario’s manufacturing volume of output (measured in 2002 dollars) totaled about $84 billion, or 49% of the national total. The contribution of manufacturing output to Ontario’s total GDP (measured in 2002 dollars) was 17%.

Manufacturing Real Gross Domestic Product
(Chained 2002 dollars)

	Year ended December 31,
	2004	2005	2006	2007	2008
	(in millions)

Transportation Equipment	$25,966	$27,223	$27,162	$26,110	$20,761
Motor Vehicle	14,015	14,623	14,377	13,647	10,469
Motor Vehicle Body and Trailer	671	701	723	807	477
Motor Vehicle Parts	9,413	9,530	8,980	8,512	6,524
Food	7,691	8,005	8,059	8,050	8,179
Beverage and Tobacco Products	2,684	2,816	2,470	1,966	1,743
Textile and Textile Product Mills	911	941	730	673	629
Clothing	710	622	601	562	389
Leather and Allied Products	72	53	51	54	44
Wood Products	2,342	2,387	2,362	2,037	1,756
Paper	4,091	3,920	3,426	3,093	2,884
Printing and Related Support Activities	2,912	3,253	3,150	2,930	2,717
Petroleum and Coal Products	1,626	1,387	1,286	1,308	1,282
Chemical	7,611	6,854	7,211	7,500	7,304
Plastic and Rubber Products	5,744	5,824	5,481	5,079	4,242
Non-Metallic Mineral Products	2,592	2,707	2,759	2,637	2,487
Primary Metal and Fabricated Metal Products	13,178	13,282	12,852	12,484	11,599
Computer and Electronic Products	3,963	4,159	4,355	4,606	4,674
Electrical Equipment, Appliance and Components	1,961	1,942	1,676	1,609	1,522
Machinery	6,702	6,396	6,264	6,493	6,121
Furniture and Related Products	2,843	2,577	2,433	2,385	2,148
Miscellaneous Manufacturing	1,888	1,803	1,850	1,992	2,144

Manufacturing Total(1)	$95,292	$95,639	$93,360	$90,873	$83,568

Source: Statistics Canada.

(1)	Totals may not add due to rounding and chained GDP data.

Transportation equipment is Ontario’s largest manufacturing industry measured by output. In 2008, output in this sector totaled $20.8 billion, or approximately 25% of total Ontario manufacturing output. In 2008, Ontario accounted for about 92% of Canadian-manufactured motor vehicles, parts and accessories GDP, and 16.6% of North America’s motor vehicle assembly. Ontario’s international trade deficit in automotive products was $3.0 billion in 2008. Capital investment in Ontario’s transportation equipment industry totaled $3.4 billion in 2008 and capital investment intentions for 2009, according to Statistics Canada data, are $3.1 billion.

In 2008, 59.9% of Canada’s electrical and electronic product manufacturing was in Ontario. A number of firms with worldwide reputations in the design, manufacture and distribution of high technology products are based in the Province. Ontario manufacturers as a whole conducted an estimated $4.7 billion worth of industrial research and development in 2007, and accounted for 56.8% of total Canadian manufacturing industrial research and development.

Construction.  Ontario’s capital spending on construction includes buildings, roads and other facilities. Construction spending intentions, according to the latest survey from Statistics Canada, indicate an expected rise of 0.9% in 2009 to $61.8 billion. The highest increase is expected in government and institutions at 17.8%. In 2009, capital spending intentions on housing construction constitutes the largest share, representing 51.6% of the total.

Ontario Construction Capital Expenditure

	Year ended December 31,
	2004	2005	2006	2007	2008	2009(1)
	(in millions)

Housing	$27,471	$28,297	$30,231	$31,152	$32,330	$31,866
Business	12,262	13,587	15,609	17,541	17,109	16,015
Government and Institutions	9,259	10,190	10,882	11,713	11,777	13,870

Total	$48,992	$52,075	$56,721	$60,406	$61,217	$61,751

(1)	Source: Private and Public Investment in Canada, Intentions 2009, Statistics Canada.

Primary Industries

Agriculture.  Ontario has a large and highly diversified agricultural sector. Agricultural activity can be found in most areas of the Province, but production is concentrated in southwestern Ontario, which is located at roughly the same latitude as Northern California and has a climate moderated by the Great Lakes. Provincial agricultural production, based on farm cash receipts, was valued at $9.5 billion in 2008, or 22.6% of the Canadian total. Of this, total livestock receipts were $4.8 billion, and crop receipts were $4.7 billion.

Agricultural Production

	Year ended December 31,
	2004	2005	2006	2007	2008
	(in millions)

Agricultural Production(1)	$7,923	$8,111	$8,191	$8,719	$9,456

Source: Statistics Canada.

(1)	Farm total cash receipts; excluding direct payments.

Mining.  Ontario’s value of mineral production was $9,638 million in 2008. Ontario accounted for 21.3% of Canadian mineral production in 2008, excluding oil and gas. The Province’s most important minerals in terms of 2008 value of production were: nickel, $2,684 million; copper, $1,423 million; gold, $1,481 million; stone, $665 million; cement, $635 million; and sand and gravel, $543 million. Ontario’s value of metallic mineral production was about $6.6 billion in 2008, down from the previous year due to lower prices for minerals.

Mineral Production

	Year ended December 31,
	2004	2005	2006	2007	2008
	(in millions)

Mineral Production	$7,123	$7,438	$9,524	$10,821	$9,638

Source: Natural Resources Canada, 2008 numbers are preliminary.

Forestry.  Ontario has about 568,000 square kilometers of productive forestland representing 65.5% of Ontario’s total land area. Timber harvests amounted to approximately 14.7 million cubic meters in 2007. The value of shipments from various wood and paper manufacturing industries in the Province totaled $12.1 billion in 2008, and equaled 25.3% of the Canadian total.

Energy

In 2006, the composition of Ontario’s primary energy consumption was the following: crude oil 31.3%, natural gas and liquids 38.4%, coal 16.4% and electricity 13.9%.

Total primary energy consumption was 2,987 Petajoules in 2006, a decline of 3.5% from 3,094 Petajoules in 2005. Consumption of crude oil, coal and natural gas declined by 5%, 7% and 2% respectively, while consumption of primary electricity increased by 1% over the period.

Service Sector

The service sector is the largest component of Ontario’s economy, accounting for approximately 74% of Ontario’s GDP (measured in 2002 dollars) in 2008. Ontario has a modern and diversified services sector. It includes a wide variety of industries serving businesses, individuals and governments.

Services Producing Industries Real Gross Domestic Product
(measured in 2002 dollars)

	Year ended December 31,
	2004	2005	2006	2007	2008
	(in millions)

Finance, Insurance, Real Estate and Renting and Leasing(1)	$63,025	$65,272	$67,822	$71,141	$71,448
Wholesale and Retail Trade	52,018	54,346	56,930	59,278	59,778
Professional and Administrative Services	38,057	39,315	41,026	42,403	43,082
Information and Cultural Industries	18,207	18,661	19,543	20,059	20,322
Transportation and Warehousing	17,917	18,765	19,063	19,116	19,164
Accommodation and Food Services	9,414	9,420	9,420	9,471	9,676
Arts, Entertainment and Recreation	4,515	4,556	4,554	4,628	4,635
Health Care and Social Assistance	27,522	28,099	28,937	29,950	30,586
Government Services	23,990	24,345	25,265	25,751	26,514
Educational Services	20,877	21,872	22,509	23,301	23,861
Owner-Occupied Housing	35,407	36,723	37,890	39,103	40,305
Other Services	11,344	11,516	11,670	12,018	12,304

Total(2)	$322,314	$332,911	$344,431	$355,958	$361,228

Source: Statistics Canada.

(1)	Excluding owner-occupied housing.

(2)	Totals may not add due to rounding and chained GDP data.

The finance, insurance, real estate and renting and leasing sector is the largest component of Ontario’s service sector output. In 2008, Ontario’s share accounted for 48.7% of Canada’s finance, insurance, real estate and renting and leasing output, the highest share of any province.

Ontario’s sizable financial services sector is a by-product of the large number of head offices of industrial and financial companies located in the Toronto area. The Toronto Stock Exchange (“TSX”) is Canada’s premiere stock exchange with a value of trading of $1.9 trillion dollars in 2008.

Ontario also has strong professional and administrative output, accounting for 46.7% of the Canadian total. Wholesale and retail trade help support the spending of business and consumers, including investment and imports. Ontario accounts for 41.0% of Canada’s wholesale and retail trade output and 44.1% of Canada’s information and cultural services.

(4)	Labour Force

From 2004 to 2008, Ontario’s labour force increased at an average annual rate of 1.4%, slightly below the Canadian rate of 1.5%. During 2008, the Ontario labour force averaged approximately 7.2 million persons. In 2008, the Ontario participation rate of 68.1% was 0.3 percentage points higher than the Canadian rate. Reflecting the industrial structure of the Province, 98.7% of employment was in the non-agricultural sector. The service sector, which has been a major source of employment growth, accounted for 77.2% of Ontario’s employment, while manufacturing and construction accounted for 20.1% and agriculture, utilities and other primary industries accounted for 2.9%. In 2008, the Ontario unemployment rate averaged 6.5%, while the national rate averaged 6.1%.

Labour Force

	2004	2005	2006	2007	2008

The Ontario Labour Force
Labour Force (thousands)	6,775.4	6,849.1	6,927.3	7,043.5	7,154.5
Employed (thousands)	6,316.5	6,397.7	6,492.7	6,593.8	6,687.3
Unemployment Rate (%)	6.8	6.6	6.3	6.4	6.5
Participation Rate(1) (%)	68.4	68.0	67.7	68.0	68.1
The Canadian Labour Force
Unemployment Rate (%)	7.2	6.8	6.3	6.0	6.1
Participation Rate(1) (%)	67.5	67.2	67.7	67.6	67.8

Source: Statistics Canada.

(1)	The percentage of working age population in the labour force.

Ontario Employment by Industry — 2008

	Thousands	% Of Total

Agriculture	85	1.3
Other Primary Industries	38	0.6
Manufacturing	901	13.5
Construction	439	6.6
Utilities	65	1.0
Service Sector	5,160	77.2

Total	6,687	100.0

Sources: Statistics Canada and Ontario Ministry of Finance.

Totals may not add due to rounding.

(5)	Social Security System

The Province provides a wide range of health care, social services and income security assistance to Ontarians. Until fiscal year 1995-96, the Province received funding for health care from the federal government under the Established Programs Financing (“EPF”) arrangements. This national funding arrangement provided support for the provision of provincial health care programs as well as postsecondary education.

The Province also provides income security assistance to individuals and families to replace earnings or provide income support. Until 1995-96, income supplementation related to defined needs was provided, when necessary, on a cost-shared basis with the federal government under the Canada Assistance Plan (“CAP”). In its 1995 budget, the federal government announced major cutbacks to social transfers to the provincial and territorial governments. Beginning in 1996-97, the EPF arrangements and CAP were replaced by the Canada Health and Social Transfer (“CHST”). Effective April 1, 2004, the CHST was split into two separate transfers: the Canada Health Transfer (“CHT”), designated specifically for health care; and the Canada Social Transfer (“CST”) for postsecondary education and social services. See “3. Public Finance — (3) Revenue — Federal Government Payments” below.

The federal government also administers the Employment Insurance (“EI”) program, a national, contributory unemployment insurance scheme, and the Canada Pension Plan (“CPP”), a national, contributory earnings-related pension system. CPP benefits include retirement pensions, disability pensions, survivor benefits, orphans’ benefits and death benefits. In 2008, Ontario residents received about $14.0 billion in benefits from the CPP and about $4.9 billion in total benefits from EI. Both of these programs are financed through payroll taxes paid by employers and employees. In 2008, the federal government created the Canada Employment Insurance Financing Board which is responsible for managing excess EI revenues and maintaining a cash reserve to support premium rate stability. The CPP Account is separate from the federal budget and is managed independently by the CPP Investment Board and invested in marketable and non-marketable securities.

The federal government also provides universal and income-tested support for senior citizens through Old Age Security (“OAS”) pensions, the Guaranteed Income Supplement (“GIS”) program and the Allowance for low-income persons aged 60-64. The Ontario government provides an income-tested supplement for seniors, the Guaranteed Annual Income System (“GAINS”) benefit, which is paid to GIS recipients with low incomes. In 2008, seniors in Ontario received a total of about $12.1 billion from these three federal programs and about $103 million from GAINS. Starting in 2009, the Ontario Senior Homeowners’ Property Tax Grant will assist eligible low- and moderate- income seniors, who own their homes, to offset their property taxes through grants of up to $250, going to $500 for 2010 and subsequent years. This will provide an estimated $1 billion in assistance over five years.

In addition, the federal and provincial governments provide cash transfers to families raising children. The National Child Benefit Supplement (“NCBS”) is an income-tested federal cash benefit provided to low-income families with children. This benefit supplements the Canada Child Tax Benefit (“CCTB”) a related income-tested federal cash benefit paid to both low- and middle-income families with children. In fiscal year 2006 (the most recent data available), Ontario families received about $3.5 billion in benefits from these programs. About 36% of all families with children in Canada receive NCBS while over 80% receive CCTB. The federal government also provides the Universal Child Care Benefit (“UCCB”). The UCCB was introduced in 2006 and is a taxable benefit provided to all children under age six. The Ontario government provides children’s benefits through the Ontario Child Benefit (“OCB”). The OCB is an income-tested tax-free benefit for low- and moderate-income families with children. It was introduced in July 2007 with a one-time payment. In July 2008, the Ontario government began providing the OCB on a monthly basis. The OCB provided over $170 million in benefits to families in 2007-08, and over $300 million in 2008-09. OCB payments were significantly increased beginning in July 2009. These federal and provincial children’s benefits are provided to low- and moderate-income families regardless of whether they work or receive social assistance. These benefits are delivered through the tax system. Ontario also provides children’s benefits through the Ontario Child Care Supplement (“OCCS”) for Working Families. OCCS eligibility requires that recipients have a minimum employment income. In 2008-09, the OCCS provided approximately $82 million in tax-free benefits to low- and moderate-income working families with young children. The OCCS and child benefits paid to families on social assistance are being integrated into the OCB.

The Ontario government and municipalities jointly share responsibility for providing income support to individuals and families whose income is insufficient to meet their basic needs. In 2008-09, the Province provided an estimated $5.7 billion through social assistance and related programs. Twenty per cent of the expenditure in respect of financial assistance for persons with disabilities and drug benefits for all recipients was recovered from municipalities in the same year.

(6)	Government Responsibilities and Relationships

Constitutional Framework

Canada is a federation and its constitution (“Constitution”) provides for a division of responsibilities between the federal and provincial governments. Each province and the federal government have supremacy within its respective sphere of assigned responsibilities. Jurisdiction over the establishment and operation of municipalities is granted exclusively to the provinces.

The federal government is empowered to raise money by any mode or system of taxation. It has exclusive jurisdiction over such matters as the regulation of trade and commerce, currency and coinage, banks and banking, national defence, foreign affairs, postal services, railways and navigation, as well as those areas not exclusively assigned to the provinces. Each province has authority to raise revenue through direct taxation within the province. Areas of provincial constitutional authority include health care, education, social services, municipal institutions, property and civil rights, and natural resources.

The Constitution of Canada was amended in 1982. The Constitution Act, 1982 (“Constitution Act”) established a Charter of Rights and Freedoms and a procedure for amending the Constitution. Nothing in the Constitution Act diminishes the taxing or spending authority of the provinces.

Operational Framework

Ontario administers its constitutional responsibilities through government ministries and provincially created bodies such as government-owned corporations (“Crown corporations”), agencies, boards, commissions, municipalities, school boards and hospital boards. The use of these quasi-independent bodies decentralizes the administration of provincial responsibilities. However, the Province has elected to centralize the financing of these bodies by retaining the major taxing and borrowing powers at the provincial level. Some municipalities borrow in their own names in various capital markets (See “4. Public Debt — (3) Consolidated Debt of the Ontario Public Sector” below) as did Ontario Hydro prior to its restructuring in April 1999 (See “4. Public Debt — (2) Assets and Liabilities, (iii) Liabilities — Ontario Electricity Industry” below).

Implications for Provincial Financial Statements

The provinces have been assisted with their responsibilities in areas such as health, postsecondary education and social assistance by transfer payment arrangements between the federal and provincial governments. Through these arrangements, the federal government provides revenues to provincial governments to finance programs under provincial jurisdiction.

Federal-provincial funding arrangements create extensive financial interrelationships between the Province, the federal government and provincially-created bodies. These financial interrelationships are important in understanding the revenue, expense and financing activity of the Province. For example, in fiscal year 2009-10, approximately 20.6% of the Province’s revenue is expected to come from the federal government.

Investing in provincially-created bodies has an impact on the reporting of assets. As at March 31, 2009, approximately 33.8% (2008, 36.2%) of the Financial Assets of the Province could be attributed to these intermediary activities (See “4. Public Debt — (2) Assets and Liabilities” below).

3.  PUBLIC FINANCE

(1)	Financial Reporting

Annually, the Province publishes its Public Accounts, which include the Annual Report and Consolidated Financial Statements for the fiscal year ended March 31, together with ministry statements, detailed schedules of ministry expenses, financial statements of significant provincial corporations, boards and commissions that are part of the government reporting entity and other miscellaneous financial statements. The Auditor General of Ontario examines the Public Accounts of the Province and provides an opinion on the Consolidated Financial Statements to the Legislative Assembly. In addition, the Auditor General of Ontario is required to submit an annual report to the Legislative Assembly.

Summary of Significant Accounting Policies

Basis of Accounting

The Consolidated Financial Statements are prepared in accordance with the accounting principles for governments recommended by the Public Sector Accounting Board (“PSAB”) of the Canadian Institute of Chartered Accountants (“CICA”) and, where applicable, the recommendations of the Accounting Standards Board (“AcSB”) of the CICA.

Reporting Entity

The financial statements report the activities of the Consolidated Revenue Fund combined with those organizations that are controlled by the government.

Public hospitals, specialty psychiatric hospitals, school boards and colleges, collectively referred to as the “Broader Public Sector (“BPS”) organizations,” are consolidated on a sector basis in these financial statements.

Government business enterprises and other organizations that are controlled by the Province are individually consolidated provided they meet one of the following criteria: i) their revenues, expenses, assets or liabilities are greater than $50 million, or ii) their outside sources of revenues, deficit or surplus are greater than $10 million.

The activities of organizations that do not meet the materiality thresholds are reflected in the financial statements through the accounts of the ministries responsible for them. Trusts administered by the government on behalf of other parties are excluded from the reporting entity.

Principles of Consolidation

Government organizations, except for government business enterprises and broader public sector organizations, are consolidated on a line-by-line basis with the Consolidated Revenue Fund in the financial statements. Where necessary, adjustments are made to present the accounts of these organizations on a basis consistent with the accounting policies described below, and to eliminate significant inter-organizational accounts and transactions.

Government business enterprises are defined as those government organizations that i) are separate legal entities with the power to contract in their own name and that can sue and be sued; ii) have the financial and operating authority to carry on a business; iii) have as their principal activity and source of revenue the selling of goods and services to individuals and non-government organizations; and iv) are able to maintain their operations and meet their obligations from revenues generated outside the government reporting entity. The activities of government business enterprises are recorded in the financial statements using the modified equity method. Under this method, government business enterprises are reported in accordance with the accounting principles generally accepted for business enterprises. Their combined net assets are included in the financial statements as Investment in Government Business Enterprises on the Consolidated Statement of Financial Position and their combined net income is shown as a separate item, Income from Investment in Government Business Enterprises, on the Consolidated Statement of Operations.

Broader Public Sector (“BPS”) organizations are recorded in the financial statements using the equity method. Under the equity method or “one-line” basis, BPS organizations are reported in accordance with the accounting principles generally accepted for governments. Significant gains and losses resulting from inter-organizational transactions occurring from within the government reporting entity are eliminated upon consolidation. Their combined net assets are included in the financial statements as Net Assets of Broader Public Sector Organizations on the Consolidated Statement of Financial Position. Their combined net expenses, that is, the total annual expenses of all BPS organizations net of revenues they receive from sources other than the Province, are included in Expenses on the Consolidated Statement of Operations. The combined net expenses of hospitals are included with Health expenses, school board net expenses are included with Education expenses, and college net expenses are included in Post-Secondary Education and Training expenses in the Consolidated Statement of Operations.

Measurement Uncertainty

Uncertainty in the determination of the amount at which an item is recognized or disclosed in the financial statements is known as measurement uncertainty. Such uncertainty exists when there could be a material variance between the recognized or disclosed amount and another reasonably possible amount.

Measurement uncertainty in these financial statements and notes thereto exists in the valuation of the accruals for pensions and other employee future benefits obligations, the value of tangible capital assets, the accruals for personal income and corporations tax revenues, the valuation of the Canada Health Transfer and Canada Social Transfer entitlements, and the valuation of the Canadian third-party asset-backed commercial paper.

Uncertainty related to pensions and other employee future benefits accruals arises because actual results may differ significantly from the Province’s best estimate of expected results (for example, the difference between actual results and actuarial assumptions regarding return on investment of pension fund assets and health care cost trend rates for retiree benefits). Uncertainty in the value of tangible capital assets exists because of differences between estimated useful lives of the assets and their actual useful lives. Uncertainty related to the accrual for personal income tax and corporations tax revenues arises due to possible subsequent revisions of estimates based on forthcoming information from past-year tax return processing. Uncertainty in the estimation of the Canada Health Transfer and Canada Social Transfer entitlements arises from variances between the estimated and actual Ontario shares of the Canada-wide personal income and corporation tax base and population.

The uncertainties relating to the valuation of the Canadian third-party asset-backed commercial paper are detailed in the financial statements.

Estimates are based on the best information available at the time of preparation of the financial statements and are reviewed annually to reflect new information as it becomes available.

Revenues

Revenues are recognized in the fiscal year that the events giving rise to the revenues occur and they are earned. Amounts received prior to the end of the year, which relate to revenues that will be earned in a subsequent fiscal year, are deferred and reported as liabilities.

Expenses

Expenses are recognized in the fiscal year that the events giving rise to the expenses occur and resources are consumed. Expenses include:

•	accounts payable accruals

•	transfer payments

•	interest accruing on debt

•	pension and other employee future benefits

•	the amortization of tangible capital assets

•	net expenses of hospitals, school boards and colleges.

Transfer payments are recognized in the year during which the events giving rise to them occur, provided that the transfer is authorized, all eligibility criteria are met and a reasonable estimate of the amount can be made.

Interest on Debt includes the following: i) interest on outstanding debt net of interest income on investments and loans; ii) amortization of foreign exchange gains or losses; iii) amortization of debt discounts, premiums and commissions; iv) amortization of deferred hedging gains and losses; and v) servicing and other costs.

Employee future benefits such as pensions, other retirement benefits and entitlements upon termination are recognized as expenses over the years in which the benefits are earned by employees. These expenses are the government’s share of the current year’s cost of benefits, interest on the net benefits liability or asset, amortization of actuarial gains or losses, cost of or gain on plan amendment, and other adjustments.

Other employee future benefits are recognized in the period when the event that obligates the government occurs or in the period when the benefits are earned and accumulated by employees.

The costs of buildings and transportation infrastructure owned by the Province are amortized and recognized as expenses over their estimated useful lives on a straight-line basis. Amortization of tangible capital assets owned by government organizations consolidated in these financial statements is also included in expenses.

The Province is phasing in the implementation of PSAB recommendations on tangible capital assets. Consequently, the costs of acquisition of other tangible capital assets owned by the Province, such as furniture and vehicles, are recorded as expenses. Also, for significant capital leases entered into by the Province, an amount equal to the present value of the minimum lease payments required over the term of the lease is recorded as an expense at the inception of the lease, with an offsetting liability recorded for the lease obligation.

Liabilities

Liabilities are recorded to the extent that they represent present obligations of the government to outside parties as a result of events and transactions occurring prior to the end of the fiscal year. The settlement of liabilities will result in the sacrifice of economic benefits in the future.

Liabilities include present obligations for environmental costs, probable losses on loan guarantees issued by the government, and contingencies when it is likely that a loss will be realized and the amount can be reasonably determined.

Liabilities also include obligations to government business enterprises.

Debt

Debt consists of treasury bills, commercial paper, medium- and long-term notes, savings bonds, debentures and loans.

Debt denominated in foreign currencies that has been hedged is recorded at the Canadian dollar equivalent using the rates of exchange established by the terms of the hedge agreements. Other foreign currency denominated debt, liabilities and assets are translated to Canadian dollars at year-end rates of exchange and any exchange gains or losses are amortized over the remaining term to maturity.

The Province uses derivative financial instruments (derivatives) for the purposes of minimizing interest costs and managing risk. The Province does not use derivatives for speculative purposes. Derivatives are financial contracts, the value of which is derived from underlying instruments. Gains or losses arising from derivative transactions are deferred and amortized over the remaining life of the related debt issue.

Pensions and Other Employee Future Benefits

The liabilities for pensions and other employee future benefits are calculated on an actuarial basis using the government’s best estimates of future inflation rates, investment returns, employee salary levels and other underlying assumptions, and, where applicable, the government’s borrowing rate. When actual plan experience of pensions, other retirement benefits and termination pay differs from that expected, or when assumptions are revised, actuarial gains and losses arise. These gains and losses are amortized over the expected average remaining service life of plan members.

The liabilities for selected employee future benefits (such as pensions, other retirement benefits and termination pay) represent the government’s share of the actuarial present values of benefits attributed to services rendered by employees and former employees, less its share of the assets of the plans. In addition, the liability includes the Province’s share of the unamortized balance of actuarial gains or losses, and other adjustments primarily for differences between the fiscal year-end of the pension plans and that of the Province.

Assets

Assets are resources controlled by the government from which it will derive future benefits. Assets are recognized in the year the events giving rise to the government’s control of the benefit occur.

Financial Assets

Financial assets are resources that can be used to discharge existing liabilities or finance future operations. They include cash, temporary investments, accounts receivable, loans receivable, advances, and investments in government business enterprises.

Temporary investments are recorded at the lower of cost or fair value.

Accounts receivables are recorded at cost. A valuation allowance is recorded when collection of the receivable is considered doubtful.

Loans receivable with significant concessionary terms are considered in part as grants and are recorded on the date of issuance at face value discounted by the amount of the grant portion. The grant portion is recognized as an expense at the date of issuance of the loan. The amount of the loan discount is amortized to revenue over the term of the loan. Loans receivable include amounts owing from government business enterprises.

Investment in government business enterprises represents the net assets of government business enterprises recorded on the modified equity basis as described under Principles of Consolidation.

Net Assets of Broader Public Sector Organizations

The net assets of the broader public sector (“BPS”) organizations consist of tangible capital and financial assets of BPS organizations net of their liabilities. Although the assets of BPS organizations are consolidated, they are owned, managed and operated by BPS organizations. Tangible capital assets of hospitals and colleges are recorded at historical cost in their financial statements. Interest incurred during construction of major projects is capitalized and included in historical cost when specific project financing is provided. Although school boards do not presently record tangible capital assets in their financial statements, an adjustment is made upon consolidation to record the estimated historical cost of their land and buildings in the Province’s consolidated financial statements.

Tangible Capital Assets

Tangible capital assets are recorded at historical cost less accumulated amortization. Historical cost includes the costs directly related to the acquisition, design, construction, development, improvement or betterment of tangible capital assets. Cost includes overheads directly attributable to construction and development but excludes interest. Estimated historical cost was used to record existing tangible capital assets if actual cost was unknown when the Province first implemented tangible capital assets accounting. Tangible capital assets, except land, are amortized over the estimated useful lives of the assets on a straight-line basis.

As the Province is phasing in the implementation of PSAB recommendations on provincially owned tangible capital assets, the following categories are included under tangible capital assets and recorded at historical cost: land, buildings and transportation infrastructure owned by the Province; and all tangible capital assets owned by government organizations that are consolidated in these financial statements. The remaining other tangible capital assets, including leased assets, computers, equipment, vehicles and furniture, are expensed as acquired. The Province intends to apply PSAB’s recommendations on the remaining other tangible capital assets in 2009-10.

Maintenance and repair costs are recognized as an expense when incurred. Betterments or improvements that significantly increase or prolong the service life or capacity of a tangible capital asset are capitalized. External contributions for acquisition of tangible capital assets are recorded as deferred revenue and amortized on the same basis as the related tangible capital assets.

The Budget

Traditionally, a Budget is tabled each year by the Ontario Minister of Finance in the Legislative Assembly, setting out the expense and revenue forecast for activities to be undertaken for Provincial purposes. In addition, a publication entitled “Ontario Finances” provides a quarterly update to reflect in-year developments, budget performance and policy actions and the “Ontario Economic Outlook and Fiscal Review” traditionally provides a more comprehensive update of second quarter numbers.

(2)	Fiscal Position

The following table provides an overview of the Province’s revenue and expense for each of the fiscal years in the four-year period ending March 31, 2009, as well as the Current Outlook for 2009-10 as presented in the 2009 Ontario Economic Outlook and Fiscal Review.

Ontario’s Fiscal Position

						Current	Rate of Growth
					Actual	Outlook(1)	2008-09 to
	2004-05	2005-06(2)	2006-07	2007-08	2008-09	2009-10	2009-10
	(in millions)						(%)

Revenue
Taxation Revenue	$55,975	$59,917	$64,310	$68,432	$62,395	$59,056	(5.4)
Government of Canada	11,882	13,251	14,036	16,597	16,591	19,246	16.0
Income from Investment In Government Business Enterprises	3,578	4,308	4,196	4,437	4,042	4,267	5.6
Other Revenue	6,406	6,749	7,855	7,656	7,444	7,611	2.2

Total Revenue	77,841	84,225	90,397	97,122	90,472	90,180	(0.3)

Expense
Programs	70,028	74,908	79,297	87,608	88,315	104,290	18.1
Interest on Debt	9,368	9,019	8,831	8,914	8,566	9,406	9.8

Total Expense	79,396	83,927	88,128	96,522	96,881	113,696	17.4

Reserve	—	—	—	—	—	1,200	n/a
Surplus/(Deficit)	$(1,555)	$298	$2,269	$600	$(6,409)	$(24,716)	n/a

Source: Ontario Ministry of Finance.

(1)	Fiscal forecast as presented in the 2009 Ontario Economic Outlook and Fiscal Review.

(2)	Starting in 2005-06, the Province’s financial reporting was expanded to include hospitals, school boards and colleges using one-line consolidation. Total expense prior to 2005-06 has not been restated to reflect expanded reporting.

Fiscal Outlook 2009-10

2009-10 In-year Fiscal Performance

The fiscal outlook for 2009-10 reflects a weaker Ontario economy than was projected in the 2009 Budget, and increased spending due to the impact of the global economic downturn. While signs of economic stabilization are emerging, Ontario is still experiencing the effects of the global recession. Total revenue in 2009-10 is currently projected to be $90.2 billion, a decrease of $5.8 billion or 6.0 per cent from the 2009 Budget forecast, reflecting the effect of a weak global economy and its impact on Ontario.

Total expense in 2009-10 is currently estimated to be $113.7 billion, 4.4 per cent higher than the 2009 Budget forecast. Ongoing government measures to maintain services and lessen the effect of the economic crisis have increased spending on vital programs within the Ministry of Health and Long-Term Care, Ministry of Community and Social Services and Ministry of Training, Colleges and Universities. Higher expenses have also been driven by time-limited support to the automotive sector, additional spending for social assistance and the Province’s response to the H1N1 flu virus.

The 2009 Budget plan also included a $1.2 billion reserve to protect against adverse changes in the Province’s revenue and expense outlook, including those resulting from changes in Ontario’s economic performance. The Province continues to maintain this reserve, as well as significant contingency funds, in recognition of the continued economic uncertainty that could further impact Ontario’s finances.

Fiscal Summary

		Current
	Actual	Outlook
	2008-09	2009-10(1)
	(in billions)

Revenue	$90.5	$90.2
Expense
Programs	88.3	104.3
Interest on Debt	8.6	9.4

Total Expense	96.9	113.7
Reserve	—	1.2
Surplus/(Deficit)	$(6.4)	$(24.7)

Source: Ontario Ministry of Finance.

(1)	Fiscal forecast as presented in the 2009 Ontario Economic Outlook and Fiscal Review.

Revenues

Total revenues are projected to decrease by $0.3 billion, or 0.3 per cent, in 2009-10 compared to 2008-09. Declining taxation revenue of $3.3 billion, a 5.4 per cent decrease from 2008-09, reflects the latest revenue information and current projections of economic performance in 2009. Government of Canada transfers are projected to increase by $2.7 billion, or 16.0 per cent, in 2009-10 largely due to new funding for infrastructure and labour market programs announced in the 2009 federal budget. All other revenues increase by $0.4 billion in 2009-10 largely due to higher revenues from government business enterprises.

Expense

Total expense is projected to increase from $96.9 billion in 2008-09 to $113.7 billion in 2009-10. Almost half of the increase in program expense between 2008-09 and 2009-10 is due to additional infrastructure investments and support to the automotive sector. The remaining expense growth can be attributed to investments in the Ministry of Health and Long-Term Care for the Ontario Health Insurance Program, investments in skills training in the Ministry of Training, Colleges and Universities, and additional spending for social assistance due to the increased number of Ontarians requiring income support from the government.

(3)	Revenue

Overview

The following table sets forth historical revenue information for the fiscal year in the period ended March 31, 2005.

Revenue	2004-05

Taxation Revenue
Personal Income Tax	19,320
Retail Sales Tax	14,855
Corporations Tax	9,883
Employer Health Tax	3,886
Ontario Health Premium	1,737
Gasoline Tax	2,277
Land Transfer Tax	1,043
Tobacco Tax	1,453
Fuel Tax	727
Electricity Payments-In-Lieu of Taxes	511
Other Taxes	283

55,975
Government of Canada
Canada Health Transfer (CHT)	5,640
Canada Social Transfer (CST)	2,912
CHST Supplements	775
Social Housing	522
Wait Times Reduction Fund	242
Infrastructure Programs	209
Medical Equipment Funds	387
Other Government of Canada	1,195

11,882
Income from Investment in Government
Business Enterprises
Ontario Lottery and Gaming Corporation	1,992
Liquor Control Board of Ontario	1,147
Ontario Power Generation Inc. and Hydro One Inc.	444
Other Government Enterprises	(5)

3,578
Other Non-Tax Revenue
Reimbursements	1,241
Vehicle and Driver Registration Fees	976
Electricity Debt Retirement Charge	997
Power Sales	610
Sales and Rentals	352
Other Fees and Licences	506
Liquor Licence Revenue	489
Net Reduction of Power Purchase Contract Liability	236
Royalties	278
Miscellaneous Other Non-Tax Revenue	721

6,406

Total Revenue	77,841

Source: Ontario Ministry of Finance.

Totals may not add due to rounding.

Ontario’s Revenue

The following table sets forth historical revenue information for each of the fiscal years in the four-year period ended March 31, 2009 and 2009-10 forecast information presented in the 2009 Ontario Economic Outlook and Fiscal Review.

Total revenue in fiscal year 2009-10 is projected to be $90,180 million. Tax revenue is projected at $59,056 million or 65.5% of total revenue. Government of Canada transfers, at $19,246 million, account for 21.3% of total revenue. Income from Investment in Government Business Enterprises is projected to be $4,267 million, 4.7% of total revenue. All Other Non-Tax Revenues are projected to be $7,611 million, 8.4% of total revenue.

Ontario’s Revenue

						% of Total
				Actual	Plan	Revenue
Revenue	2005-06	2006-07	2007-08	2008-09	2009-10	2009-10
	($ Millions)
Taxation Revenue
Personal Income Tax	21,041	23,655	24,538	24,727	22,735	25.2
Retail Sales Tax	15,554	16,228	16,976	17,267	17,100	19.0
Corporations Tax	9,984	10,845	12,990	6,748	5,868	6.5
Employer Health Tax	4,197	4,371	4,605	4,617	4,597	5.1
Ontario Health Premium	2,350	2,589	2,713	2,776	2,704	3.0
Gasoline Tax	2,281	2,310	2,360	2,323	2,367	2.6
Land Transfer Tax	1,159	1,197	1,363	1,013	895	1.0
Tobacco Tax	1,379	1,236	1,127	1,044	995	1.1
Fuel Tax	729	723	733	698	732	0.8
Electricity Payments-In-Lieu of Taxes	951	757	546	830	685	0.8
Other Taxes	292	399	481	352	378	0.4

	59,917	64,310	68,432	62,395	59,056	65.5
Government of Canada
Canada Health Transfer	7,148	7,702	8,487	8,942	9,722	10.8
Canada Social Transfer	3,324	3,478	3,778	4,079	4,213	4.7
Equalization	—	—	—	—	347	0.4
Infrastructure Programs	285	191	207	151	1,746	1.9
Labour Market Programs	127	289	664	797	1,193	1.3
Social Housing	520	532	525	520	509	0.6
Wait Times Reduction Fund	243	467	468	235	97	0.1
Other Federal Payments	1,604	1,377	2,468	1,867	1,419	1.6

	13,251	14,036	16,597	16,591	19,246	21.3
Income from Investment in Government Business Enterprises
Ontario Lottery and Gaming Corporation	2,027	1,945	1,857	1,921	1,966	2.2
Liquor Control Board of Ontario	1,197	1,307	1,374	1,410	1,326	1.5
Ontario Power Generation Inc. and Hydro One Inc.	1,107	947	1,214	713	983	1.1
Other Government Enterprises	(23)	(3)	(8)	(2)	(8)	(0.0)

	4,308	4,196	4,437	4,042	4,267	4.7
Other Non-Tax Revenue
Reimbursements	1,295	1,415	1,464	1,379	1,297	1.4
Vehicle and Driver Registration Fees	763	970	1,051	1,034	1,065	1.2
Electricity Debt Retirement Charge	1,021	991	982	970	955	1.1
Power Sales	779	863	929	953	964	1.1
Sales and Rentals	465	1,108	553	733	619	0.7
Other Fees and Licences	550	624	668	674	815	0.9
Liquor Licence Revenue	516	467	475	468	457	0.5
Net Reduction of Power Purchase Contract Liability	396	412	398	373	348	0.4
Royalties	191	215	193	205	211	0.2
Miscellaneous Other Non-Tax Revenue	773	790	943	655	880	1.0

	6,749	7,855	7,656	7,444	7,611	8.4

Total Revenue	84,225	90,397	97,122	90,472	90,180	100.0

Taxation

The Constitution provides for a division of taxation authority between the federal and provincial governments. Local governments derive their taxing powers from the Province. In accordance with its policy of centralized financing, the Province has delegated its taxing powers respecting real property taxes to local governments.

Personal Income Tax.  Ontario imposes a personal income tax (“PIT”) on individuals who are resident in Ontario on the last day of the taxation year and on non-resident individuals who earn income in Ontario during the year. This tax is the Province’s largest single source of revenue.

Ontario basic PIT is calculated as a percentage of taxable income, as defined under the Income Tax Act (Canada). It is collected by the Canada Revenue Agency on Ontario’s behalf. The tax rates for 2009 are as follows: 6.05% of the first $36,848 of taxable income, plus 9.15% of any portion of taxable income between $36,848 and $73,698, plus 11.16% of any portion of taxable income over $73,698. Ontario non-refundable tax credits are provided to recognize individual and family circumstances (e.g., basic personal amount, spouse or common-law partner amount, medical expenses, charitable donations), at the rate of 6.05% in 2009 (11.16% for charitable donation amounts in excess of $200), before the calculation of the surtax and the Ontario Tax Reduction (“OTR”). The 2009 Ontario Budget proposes to cut the first PIT rate by one percentage point, from 6.05 per cent to 5.05 per cent, effective January 1, 2010. The OTR parameters will remain in place.

Ontario also applies a surtax on taxpayers with higher incomes. For the 2009 taxation year, the surtax is equal to 20% of Ontario basic PIT in excess of $4,257, plus an additional 36% of Ontario basic PIT in excess of $5,370. For tax filers with low or moderate incomes, the OTR can reduce or eliminate Ontario PIT. The 2009 Ontario Budget proposes to adjust both surtax thresholds, to $3,978 and $5,091, respectively, plus indexation, effective January 1, 2010, to maintain the progressivity of the income tax system by providing a more proportionate distribution of benefits to taxpayers as a result of the rate reduction.

The Ontario Health Premium (“OHP”) is a component of the PIT system and is based on taxable income of individuals. There are five OHP levels, with phase-in rates between levels. No one with a taxable income of $20,000 or less is liable to pay the OHP. The initial OHP level of $300 is phased in at the rate of 6% of taxable income in excess of $20,000, reaching the full amount at a taxable income of $25,000. The increase to the second OHP level of $450 is phased in at a rate of 6% of taxable income from $36,000 to $38,500. Each subsequent OHP level is phased in at the rate of 25% over the first $600 of taxable income in the range. The third OHP level of $600 is reached at a taxable income of $48,600, the fourth OHP level of $750 is reached at taxable income of $72,600, and the maximum annual OHP amount of $900 is reached at a taxable income of $200,600.

Retail Sales Tax.  Ontario currently applies an 8% retail sales tax (“RST”) on the purchase of most tangible personal property and certain services. For admission fees to a place of amusement that exceed $4.00 and alcoholic beverages sold at licensed establishments the rate is 10%. Alcoholic beverages sold through retail outlets are taxed at 12%. On transient accommodation, the rate is 5%. Insurance premiums are generally taxed at 8%; however, auto insurance premiums, individual life and health insurance premiums, and repairs and replacements made under warranty are exempt. There are a number of exemptions from RST, including those for basic groceries, prescription drugs, energy, children’s clothing, farm equipment, farm building materials and production machinery and equipment.

Under the Retail Sales Tax Act currently, the Tax for Fuel Conservation is applied to the purchase or lease of a new passenger vehicle or sport utility vehicle and is based on the highway fuel consumption of the vehicle. Trucks, buses and vans are not subject to this tax. The tax applies to all passenger vehicles with a highway fuel consumption of 6.0 or more litres of gasoline or diesel fuel per 100 kilometres and all sport utility vehicles with a highway fuel consumption of 8.0 or more litres of gasoline or diesel fuel per 100 kilometres, and increases as fuel efficiency of the vehicle declines. A $100 tax credit is given to the purchaser of a new passenger car with a highway fuel consumption of less than 6.0 litres of gasoline or diesel fuel per 100 kilometres.

The 2009 Ontario Budget proposes that, starting July 1, 2010, Ontario’s RST would be converted to a value-added tax structure and combined with the federal goods and services tax (“GST”) to create a federally administered harmonized sales tax (“HST”). The HST would have a combined tax rate of 13%. The provincial portion would be 8% — the same as the general RST rate — and the federal portion would be 5%. To simplify administration, the HST would generally use the same rules and tax base as the federal GST. Businesses selling taxable or zero-rated goods and services would be able to claim input tax credits on their purchases, as under the federal GST, with limited exceptions. RST would remain for insurance, and would apply to vehicles not subject to HST (generally, used vehicles) at a rate of 13%. The RST would continue to provide for a tax on transient accommodation, but at a regionally based rate, not exceeding 3%.

Corporate Income Tax.  The Province taxes corporate income allocated to Ontario. All corporations carrying on business in Ontario, with a permanent establishment in Ontario, are subject to corporate income tax (“CIT”). Each corporation within a corporate group is taxed separately. For taxation years ending after 2008, CIT is collected by the Canada Revenue Agency on Ontario’s behalf.

The general CIT rate is 14% and the Manufacturing & Processing (“M&P”) CIT rate is 12%. The M&P CIT rate applies to income from manufacturing and processing, mining, logging, fishing and farming. The 2009 Ontario Budget proposes to reduce the general CIT rate to 12% from 14% and the M&P CIT rate to 10% from 12% on July 1, 2010. The general CIT rate would be further reduced to 11.5% on July 1, 2011, to 11% on July 1, 2012 and to 10% on July 1, 2013.

Canadian controlled private corporations are eligible for the 5.5% CIT rate for small businesses. The income threshold for this preferential rate increased from $400,000 to $500,000 effective January 1, 2007. The benefit of the lower small business CIT rate is phased-out between $500,000 and $1,500,000 by a 4.25% small business deduction surtax that is applied in addition to the regular CIT rates. The 2009 Ontario Budget proposes to reduce the small business CIT rate to 4.5% from 5.5% and to eliminate the small business deduction surtax on July 1, 2010.

Ontario provides assistance for scientific research and experimental development (“SR&ED”) activities through: (1) a 10% refundable innovation tax credit for qualified SR&ED expenses by small- and medium-sized corporations; (2) a full deduction for qualified expenses in the year they are incurred; (3) a 20% refundable tax credit for SR&ED done through specified research institutions; and (4) a 4.5% non-refundable tax credit on qualifying SR&ED expenditures in Ontario.

For taxation years ending before 2009, the Province provides a Resource Allowance deduction which is equal to 25 per cent of resource profits that functions as a proxy for Crown royalties and mining taxes paid, which are not deductible for Ontario income tax purposes. As a result of harmonization with the federal definition of taxable income, for taxation years ending after December 31, 2008, the Ontario Resource Allowance is replaced with a tax credit/debt mechanism that includes the Ontario Resource Tax Credit, a non-refundable tax credit available where a corporation’s notional resource allowance exceeds the amount paid with respect to Crown royalties.

Ontario provides new corporations established after March 24, 2008 and before March 25, 2012, that commercialize intellectual property developed at qualifying Canadian universities, colleges or research institutes, with a refund of Corporate Income Tax paid in their first 10 taxation years.

Ontario provides a number of refundable tax credits on expenses for certain other corporate activities carried out in Ontario: a 25% to 30% apprenticeship tax credit for hiring qualifying apprentices (the 2009 Ontario Budget proposes to enhance rates to 35% and 45%), a 25% to 30% co-operative education tax credit for hiring qualifying co-op students; a 30% book publishing tax credit; a 20% computer animation and special effects tax credit; a 35% tax credit for producing domestic film and television productions (40% for first-time producers), with an additional 10% bonus for qualifying regional productions; a 25% film and television production services tax credit for foreign-based and non-certified domestic productions; a 25% to 30% interactive digital media tax credit (the 2009 Ontario Budget proposes to enhance rates to 35% and 40%); and a 20% sound recording tax credit.

A corporation or an associated group with total assets over $5 million or gross revenues over $10 million is subject to a corporate minimum tax (“CMT”). The CMT is applied at a rate of 4% on accounting income less certain deductions, such as dividend income. The CMT is reduced by regular CIT payable in the year. The CMT generally acts as a prepayment of CIT by providing for a carry-forward credit equal to the amount of CMT paid. The credit can be carried forward up to 20 years and may be applied to reduce CIT in years where CIT exceeds CMT. The 2009 Ontario Budget proposes, effective for taxation years ending after June 30, 2010, to reduce the CMT rate to 2.7% from 4% and increase the exemption threshold so that a corporation or an associated group with under $50 million in total assets or under $100 million in annual gross revenue would not pay CMT.

Insurance Premiums Tax.  Insurance companies pay a 2% tax on net premiums in respect of accident, sickness and life insurance for persons resident in Ontario. A 3% tax is levied on net premiums in respect of property and any other contract of insurance in Ontario. Contracts in respect of property insurance also bear an additional 0.5% tax on net premiums. A 2% premiums tax is also payable by employers in respect of uninsured benefit arrangements.

Life insurance companies are subject to a special additional tax of 1.25% on taxable paid-up capital in Ontario. The first $10 million in paid-up capital is exempt from tax. This tax is reduced by regular income tax and any corporate minimum tax payable in the year.

Capital Tax.  The Province levies a capital tax on paid-up capital allocated to Ontario. Insurance companies do not pay this tax. The first $15 million of taxable paid-up capital is exempt from capital tax. The capital tax rate for regular corporations is 0.225% in 2009 and 0.15% in 2010. Capital tax generally applies to financial institutions at a two-tier rate. In 2009 the rate is 0.45% on a financial institution’s adjusted taxable paid-up capital up to $400 million and 0.3% in 2010. Non-deposit taking financial institutions with taxable paid-up capital over $400 million are subject to capital tax at the rate of 0.54% in 2009 and 0.36% in 2010. Deposit taking financial institutions with taxable capital over $400 million are subject to capital tax at the rate of 0.675% in 2009 and 0.45% in 2010. Ontario credit unions, Caisses Populaires and family farm/fishing corporations are exempt from capital tax.

The 2004 Ontario Budget announced a plan to gradually eliminate the capital tax by 2012. The 2006 Ontario Budget built on the government’s original plan by accelerating the capital tax rate cut. Effective January 1, 2007 every corporation still paying capital tax had its rate in effect for 2006 reduced by 5% — two years earlier than the first scheduled rate cut under the original plan. The 2007 Ontario Budget accelerated the elimination of capital tax to July 1, 2010 — eighteen months earlier than scheduled under the capital tax elimination plan announced in the 2004 budget. The 2007 Economic Outlook and Fiscal Review provided a 21% rate cut for all businesses effective January 1, 2007. The 2008 Ontario Budget eliminated capital tax for companies primarily engaged in manufacturing and resource activities, effective January 1, 2007.

Large financial institutions may reduce their capital tax liability where they make eligible investments in Ontario small businesses under the Small Business Investment Tax Credit for Financial Institutions.

Mining Tax.  The Mining Tax Act levies a tax on profits from the extraction of minerals (except diamonds) in Ontario. The tax is levied on the operator’s profit in excess of $500,000. The mining tax rate is 10%. There is a three-year or $10 million profit exemption available to new or expanded mines. To assist mines in remote areas of the Province, the three-year exemption is extended to ten years for new remote mines. As well, the profits from remote mines are taxed at a rate of 5% after the 10-year or $10 million profit exemption.

Diamond Royalty.  The profit-based diamond royalty has a graduated rate structure starting at 5% and an overall maximum rate of 13%. An effective royalty rate of 13% would only apply when profits, in a year, reach or exceed $225 million. Ontario has introduced special deductions that could result in an effective diamond royalty rate, in any one year, ranging from 4% to a maximum of 10.4%. The effective royalty rate could be reduced even further with investments in aboriginal or northern communities.

Employer Health Tax.  Ontario levies a payroll tax on Ontario remuneration. Employers with total annual Ontario remuneration of $200,000 or less calculate tax payable at a rate of 0.98%; employers with total annual Ontario remuneration exceeding $200,000 and up to $400,000 calculate this tax at graduated rates from 1.101% to 1.829%; and employers with total annual Ontario remuneration in excess of $400,000 calculate tax at a rate of 1.95%. A tax exemption is provided for the first $400,000 of total annual Ontario remuneration of private-sector employers.

Land Transfer Tax.  Ontario levies a land transfer tax on the value of consideration of most registered conveyances and unregistered dispositions of beneficial interest in land in Ontario. The land transfer tax applies at graduated rates ranging from 0.5% on the value of consideration of $55,000 or less, 1.0% on the value of consideration exceeding $55,000 to $250,000 and 1.5% on the value of consideration exceeding $250,000. Where the value of consideration exceeds $400,000 and the property contains one or two single-family residences, there is an additional 0.5% (in addition to the 1.5%) tax levied on the amount exceeding $400,000. A refund of up to $2,000 of the land transfer tax paid is available for qualifying first-time buyers.

Other Significant Taxes.  Taxes are applied to the purchases of gasoline (Gasoline Tax Act) and use of diesel fuel (Fuel Tax Act). The taxes apply to gasoline and diesel fuel used in on-road motor vehicles and certain off-road uses (i.e. recreational boats, snowmobiles, lawn mowers). Under the Gasoline Tax Act, the tax rate for gasoline is 14.7 cents per litre; 4.3 cents per litre for propane; and 2.7 cents per litre for fuel used to power aircraft. Under the Fuel Tax Act, the tax rate for diesel fuel is 14.3 cents per litre and 4.5 cents per litre for diesel fuel used to power railroad locomotives.

Beer and Wine Tax.  Starting on July 1, 2010, subject to approval by the Legislature, certain fees imposed on Ontario beer and wine manufacturers would be converted to retail sales taxes. These taxes would generally apply to Ontario wine purchased at retail stores operated by wineries and to Ontario beer (except beer purchased at the Liquor Control Board of Ontario).

Tobacco Tax.  Since February 1, 2006, Ontario’s tobacco tax rate is 12.35 cents per cigarette or per gram or part gram of cut tobacco. The tax on cigars is 56.6% of the retail price.

Race Tracks Tax.  Ontario also levies a racetracks tax on wagers on horse races at 0.5% on all bets.

Federal Government Payments

Approximately 21.3% of the Province’s revenue in fiscal year 2009-10, or $19,246 million, will be received through cash payments from the federal government. These payments are expected to increase by $2,655 million, from $16,591 million in 2008-09. Federal payments are intended to assist the Province in providing necessary services in areas of provincial jurisdiction.

Canada Health Transfer (“CHT”) and Canada Social Transfer (“CST”). The largest cash transfers from the federal government, in the form of CHT and CST payments, are to assist the Province in providing health care, postsecondary education and other social programs. In 2009-10, CHT and CST payments to Ontario are expected to total $13,935 million, including $9,722 million in CHT and $4,213 million in CST.

The CHT and CST were created April 1, 2004, when the Government of Canada split the Canada Health and Social Transfer (“CHST”) into two separate transfers: the CHT, designated specifically for health care, and the CST for postsecondary education and social programs. The CHST was a block fund contribution by the federal government in respect of social programs under the Federal-Provincial Fiscal Arrangements Act. It replaced both the Established Programs Financing (“EPF”) and Canada Assistance Plan (“CAP”) in 1996-97. To receive the CHT cash contribution, provinces must comply with the Canada Health Act. To receive the CST cash contribution, provinces may not impose a residency requirement in determining eligibility for social assistance.

Beginning in 2007-08, CST total entitlements were allocated on an equal per capita cash basis. CHT entitlements will still be calculated using a formula that takes into account PIT and corporate income tax (“CIT”) tax points until 2013-14. CHT entitlements in 2009-10 are fixed in federal legislation and include a separate payment to Ontario of $489 million to bring it up to the same CHT per capita cash amount received by other Equalization receiving provinces.

Equalization is the Government of Canada’s transfer program for addressing fiscal disparities among provinces. Equalization payments enable less prosperous provincial governments to provide their residents with public services that are reasonably comparable to those in other provinces, at reasonably comparable levels of taxation. Equalization payments are unconditional — receiving provinces are free to spend the funds according to their own priorities. Payments are subject to the Federal-Provincial Fiscal Arrangements Act. Ontario has qualified for an Equalization payment of $347 million in 2009-10.

In 2009-10, Ontario expects to receive a total of $4,964 million through federal programs other than the CHT, CST and Equalization, including $1,746 million for infrastructure, $1,193 million for labour market training, $509 million for social housing, $97 million from the Wait Times Reduction Fund and $1,419 million in other federal transfers.

In the 2006 federal budget, five federal trusts to be paid to provinces and territories were announced. Ontario’s annual allocation of funding from four of these trusts was $456 million in 2006-07, $456 million in 2007-08 and $223 million in 2008-09. In the 2007 federal budget, four trusts to be paid to provinces and territories were announced. Ontario’s annual allocation of funding from the four trusts was $876 million in 2007-08, $303 million in 2008-09 and $304 million in 2009-10. In the 2008 federal budget, the federal government announced the creation of an additional three trusts to be paid to provinces and territories.

Ontario’s annual allocation of funding from the three trusts was $247 million in 2008-09, $248 million in 2009-10, $151 million in 2010-11 and $31 million in both 2011-12 and 2012-13. In the 2009 federal budget the federal government announced increased funding to provinces and territories for labour market training and infrastructure projects.

Fiscal Stabilization.  An integral part of federal-provincial fiscal relations is the federal government’s obligation to protect provincial revenues. The federal government makes cash payments to any province if its revenue falls short of the previous year’s total by 5% or more due to a downturn in economic activity. The most recent payment to Ontario under this program was received in 1995-96 in respect of claims made up to and including the 1992-93 fiscal year.

Federal Payments to Ontario

	Actual	Plan
	2008-09	2009-10
	(in millions)

Canada Health Transfer (“CHT”)	$8,942	$9,722
Canada Social Transfer (“CST”)	4,079	4,213
Equalization	—	347
Infrastructure Programs	151	1,746
Labour Market Programs	797	1,193
Social Housing	520	509
Wait Times Reduction Fund	235	97
Other	1,867	1,419

Total Federal Payments	$16,591	$19,246

Other Revenue

In 2009-10, 13.2% of revenue is expected from sources other than taxation or Government of Canada transfers. This category includes the net income of provincially-owned business enterprises such as the Liquor Control Board of Ontario, the Ontario Lottery and Gaming Corporation, Hydro One Inc. and the Ontario Power Generation Inc. Also included are various Non-Tax revenues such as Vehicle and Driver Registration Fees, Sales and Rentals, Royalties and Reimbursements of provincial spending on various services, largely from municipalities.

(4)	Expense

Overview

The following table sets forth historical expense information for the fiscal year in the period ended March 31, 2005.

Total Expense	2004-05
($ Millions)

Ministry Expense
Aboriginal Affairs[1]	21
Agriculture, Food and Rural Affairs[1]	795
Attorney General	1,195
Board of Internal Economy	145
Children and Youth Services	2,793
Citizenship and Immigration	62
Community and Social Services	6,360
Community Safety and Correctional Services	1,732
Culture[1]	346
Economic Development[1]	66
Education[1]	365
School Boards’ Net Expense	10,274
Energy and Infrastructure[1]	246

Total Expense	2004-05
($ Millions)

Environment[1]	305
Executive Offices	34
Finance[1]	534
Francophone Affairs, Office of	3
Government Services[1]	1,077
Health and Long-Term Care	17,512
Hospitals’ Net Expense	13,877
Health Promotion	236
International Trade and Investment[4]	—
Labour	129
Municipal Affairs and Housing[1]	770
Natural Resources	557
Northern Development and Mines	320
Research and Innovation[1]	236
Revenue	523
Small Business and Consumer Services	20
Tourism	167
Training, Colleges and Universities[1]	3,297
Colleges’ Net Expense[1]	1,289
Transportation[1]	1,744
Interest on Debt[2]	9,368
Other Expense[1]	2,998
Year-End Savings[3]	—

Total Expense	79,396

1	Details on other ministry expense can be found in the following table. — See “Other Expense”.

2	Interest on debt is net of interest capitalized during construction of tangible capital assets of $78 million in 2009-10.

3	As in past years, the Year-End Savings provision reflects anticipated underspending that has historically arisen at year-end due to factors such as program efficiencies, and changes in project startups and implementation plans.

4	Total Expense for the fiscal year 2004-05 has not been restated to account for the formation of the Ministry of International Trade and Investment and transfer of Consumer Services to the Ministry of Small Business and Entrepreneurship.

Note: Numbers may not add due to rounding.

The following table provides an overview of the Province’s expense information for each of the fiscal years from 2005-06 to 2009-10.

Ontario’s Total Expense

					Current	% of Total
				Actual	Outlook	Expense
Total Expense	2005-06	2006-07	2007-08	2008-09	2009-10	2009-10
	($ Millions)

Ministry Expense
Aboriginal Affairs[1]	50	25	33	55	71.1	0.1
Agriculture, Food and Rural Affairs[1]	861	796	731	877	1,116.1	1.0
Attorney General	1,282	1,343	1,648	1,662	1,665.8	1.5
Board of Internal Economy	150	163	257	188	173.3	0.2
Children and Youth Services	3,284	3,277	3,733	4,056	4,406.5	3.9
Citizenship and Immigration	89	112	90	89	106.7	0.1
Community and Social Services	6,714	7,178	7,544	7,998	8,581.5	7.5
Community Safety and Correctional Services	1,728	1,856	1,982	2,142	2,260.0	2.0
Consumer Services[2,3]	39	39	46	45	48.8	0.0
Culture[1]	478	414	350	381	476.7	0.4

					Current	% of Total
				Actual	Outlook	Expense
Total Expense	2005-06	2006-07	2007-08	2008-09	2009-10	2009-10
	($ Millions)

Economic Development and Trade[1,2]	176	199	297	218	398.9	0.4
Education[1]	440	423	446	443	492.9	0.4
School Boards’ Net Expense	10,886	11,290	11,830	12,722	13,723.5	12.1
Energy and Infrastructure[1]	325	525	401	263	764.7	0.7
Environment[1]	274	314	349	365	367.2	0.3
Executive Offices	31	37	36	35	36.6	0.0
Finance[1]	578	564	455	750	670.6	0.6
Francophone Affairs, Office of	4	4	5	5	5.3	0.0
Government Services[1]	749	978	950	953	1,311.4	1.2
Health and Long-Term Care[1]	17,797	19,119	20,373	21,780	23,576.2	20.7
Hospitals’ Net Expense	14,816	16,145	17,381	18,585	19,293.6	17.0
Health Promotion[1]	290	391	364	382	398.9	0.4
Labour	141	146	170	177	174.1	0.2
Municipal Affairs and Housing[1]	926	843	744	756	703.9	0.6
Natural Resources[2]	626	731	794	780	788.2	0.7
Northern Development, Mines and Forestry[2,4,5]	332	314	341	491	378.4	0.3
Research and Innovation[1]	332	316	301	295	482.7	0.4
Revenue	442	563	554	557	820.2	0.7
Tourism	210	204	234	185	216.4	0.2
Training, Colleges and Universities[1]	3,509	4,115	4,384	4,581	5,126.4	4.5
Colleges’ Net Expense[1]	1,185	1,273	1,403	1,495	1,549.5	1.4
Transportation[1]	1,795	1,787	1,892	2,044	2,112.6	1.9
Interest on Debt[6]	9,019	8,831	8,914	8,566	9,406.0	8.3
Other Expense[1]	4,369	3,813	7,490	2,960	13,141.1	11.6
Year-End Savings[7]	—	—	—	—	(1,150)	n/a

Total Expense	83,927	88,128	96,522	96,881	113,695.9	100.0

1	Details on other ministry expense can be found in the following table. — See “Other Expense”.

2	Future updates will reflect the impacts of previously announced ministry restructuring details.

3	Expense presented is that of the former Ministry of Small Business and Consumer Services.

4	Expense presented is that of the former Ministry of Northern Development and Mines.

5	2008-09 amount reflects an accounting adjustment of $112.1 million resulting from the reclassification of the Ontario Northland Transportation Commission from a Government Business Enterprise to a Government Organization.

6	Interest on debt is net of interest capitalized during construction of tangible capital assets of $78 million in 2009-10.

7	As in past years, the Year-End Savings provision reflects anticipated underspending that has historically arisen at year-end due to factors such as program efficiencies, and changes in project startups and implementation plans.

Note: Numbers may not add due to rounding.

					Current
				Actual	Outlook
Other Expense	2005-06	2006-07	2007-08	2008-09	2009-10
	($ millions)

Ministry Expense
Aboriginal Affairs
One-Time Expense for the First Nations Gaming Agreement	—	—	201	—	—
Agriculture, Food and Rural Affairs
One-Time Extraordinary Assistance	125	259	274	—	—
Time-Limited Investments in Infrastructure	—	—	—	—	1,055.8
Time-Limited Assistance	157	19	76	13	164.0
Culture
One-Time Investments	—	—	57	—	—
Economic Development and Trade
One-Time Investments	—	—	152	—	—
Education
Teachers’ Pension Plan[1]	295	345	342	50	259.0
Energy and Infrastructure
Capital Contingency Fund	—	—	—	—	200.0
One-Time Investments in Municipal Infrastructure	—	140	450	—	—
Time-Limited Investments in Infrastructure	—	—	—	—	676.5
Environment
One-Time Investments	—	—	—	68	—
Finance
One-Time Automotive Sector Support	—	—	—	—	4,000.0
Investing in Ontario Act Investments	—	—	1,149	—	—
Ontario Municipal Partnership Fund	714	758	907	905	782.9
Operating Contingency Fund	—	—	—	—	1,880.0
Power Purchases	803	863	929	953	964.1
Government Services
Pension and Other Employee Future Benefits	729	557	531	971	932.0
Health and Long-Term Care
H1N1 Response One-Time Expense	—	—	—	—	650.0
Health Promotion
Time-Limited Investments in Infrastructure	—	—	—	—	192.6
Municipal Affairs and Housing
Time-Limited Investments in Municipal Social and Affordable Housing Stock	—	—	100	—	585.3
Research and Innovation
One-Time Investments	—	—	87	—	20.0
Training, Colleges and Universities
Time-Limited Investments — Training, Colleges and Universities	—	—	699	—	695.2
Time-Limited Investments — Colleges’ Net Expense	—	—	—	—	83.7
Transportation
One-Time Transit and Infrastructure Investments	1,546	872	1,536	—	—

Total Other Expense	4,369	3,813	7,490	2,960	13,141.1

(1)	Numbers reflect PSAB pension expense. Ontario’s matching contributions to the plan grow from $740 million in 2005-06 to $1,070 million in 2008-09 and $1,249 million in 2009-10.

Note: Numbers may not add due to rounding.

Health Sector.  The health sector is comprised of the Ministry of Health and Long-Term Care and the Ministry of Health Promotion. The Health sector is the largest single component of Provincial expense, accounting for a projected 39% of total expense in 2009-10. Ontario’s health care system is primarily funded by Provincial revenues. Major components of health expense include the net expense of operating public hospitals, payments to physicians and other health care practitioners, and prescription drug programs.

Education Sector.  The Education sector consists of the Ministry of Education. The largest cost component is the net expense of school boards which receive substantial grants from the Province. Additional funding for public education is provided through local property taxes. Education Sector expense is projected to be 12% of total expense in 2009-10.

Postsecondary Education and Training Sector.  This sector consists of the Ministry of Training, Colleges and Universities. Major components of expense include operating grants to Universities, as well as the net expense of Colleges of Applied Arts and Technology. The Postsecondary Education and Training Sector is projected to be 7% of total expense in 2009-10.

Children’s and Social Services Sector.  This sector is comprised of the Ministry of Community and Social Services and the Ministry of Children and Youth Services. The Province provides a wide range of social services, including social assistance, drug benefits, childcare, child protection and developmental service programs. The Children’s and Social Services Sector is projected to be 11% of total expense in 2009-10.

Justice Sector.  The Justice Sector is comprised of the Ministry of the Attorney General and the Ministry of Community Safety and Correctional Services. The Justice Sector is projected to be 3% of total expense in 2009-10.

Other Programs Sector.  All other expenses — excluding Interest on Debt — are included in the Other Program Sector, representing a projected 19% of total expense in 2009-10.

Interest on Debt.  Interest on Debt represents a projected 8% of total expense in 2009-10.

(5)	Outline of Principal Provincial Institutions

The Province has established a number of Crown corporations, which are primarily intended to provide goods and services needed to implement approved government policy and programs or to provide a regulatory function for operations authorized by government legislation. Among the more prominent Ontario Crown corporations are the Liquor Control Board of Ontario, the Ontario Financing Authority, the Ontario Lottery and Gaming Corporation, the Ontario Securities Commission, the Ontario Infrastructure Projects Corporation and the Ontario Northland Transportation Commission.

Until its restructuring in April 1999 and its continuation as Ontario Electricity Financial Corporation (“OEFC”), Ontario Hydro had a mandate to generate and supply power in Ontario. For a description of Ontario Hydro, its restructuring and the operations of its successor companies, See “4. Public Debt — (2) Assets and Liabilities, (iii) Liabilities — Ontario Electricity Industry” below.

The following table provides summary information on the Revenues, Expenses and Net Income/ (Loss) of Government Business Enterprises for years 2004-05 to 2008-09.

GOVERNMENT
BUSINESS	TOTAL REVENUES					TOTAL EXPENSES					NET INCOME (LOSS)
ENTERPRISES	2004/05	2005/06	2006/07	2007/08	2008/09	2004/05	2005/06	2006/07	2007/08	2008/09	2004/05	2005/06	2006/07	2007/08	2008/09
	($ millions)					($ millions)					($ millions)

Algonquin Forestry Authority	29	28	28	24	21	28	28	28	24	23	1	—	—	—	(2)
Hydro One Inc.	4,241	4,382	4,663	4,599	4,690	3,737	3,878	4,211	4,192	4,160	504	504	452	407	530
Liquor Control Board of Ontario	3,532	3,683	3,928	4,133	4,298	2,385	2,486	2,621	2,759	2,888	1,147	1,197	1,307	1,374	1,410
Niagara Parks Commission	77	80	79	77	77	74	78	80	78	81	3	2	(1)	(1)	(4)
Ontario Clean Water Agency	112	113	122	132	141	111	132	117	128	137	1	(19)	5	4	4
Ontario Lottery and Gaming Corporation	5,899	6,090	6,085	6,261	6,486	3,923	4,063	4,140	4,404	4,565	1,976	2,027	1,945	1,857	1,921
Ontario Northland Transportation Commission*	132	134	144	140	—	126	140	151	151	—	6	(6)	(7)	(11)	—
Ontario Power Generation Inc.	4,934	5,948	5,613	5,761	5,994	4,994	5,345	5,118	4,954	5,811	(60)	603	495	807	183

TOTAL	18,956	20,458	20,662	21,127	21,707	15,378	16,150	16,466	16,690	17,665	3,578	4,308	4,196	4,437	4,042

*	Ontario Northland Transportation Commission no longer meets the criteria for classification as a government business enterprise.

(6) Sinking Funds

The Province of Ontario does not have a sinking funds system.

4.  PUBLIC DEBT

(1)	Debt

The Province has met its financing requirements through a combination of public borrowing, non-public borrowing and increases in cash and temporary investments. There is no constitutional limit on borrowing.

Publicly Held Debt

The majority of Ontario’s borrowing requirements are met through public market borrowing. See “4. Public Debt — (2) Assets and Liabilities — (iii) Liabilities — Publicly Held Debt” below.

Non-Public Debt

The Public Service Pension Plan (“PSPP”), the Ontario Public Service Employees Union (“OPSEU”) Pension Plan and the Ontario Teachers’ Pension Plan (“OTPP”). Prior to January 1, 1990, PSPP and OTPP were required to invest their net cash flow in debt issued by the Province. Legislation now allows these Plans to invest in public capital markets, and they are no longer a source of direct financing for the Province. The OPSEU Pension Plan was created in June 1994 through legislation dividing the PSPP and creating a separate plan for OPSEU members and for certain other unionized non-management employees. See “4. Public Debt — (2) Assets and Liabilities — (iii) Liabilities — Non-Public Debt” below.

The Canada Pension Plan (“CPP”) obtains monies from a compulsory national contributory pension plan in which all provinces other than Quebec participate. The Canada Pension Plan Investment Board (“CPP Investment Board”) is a Crown corporation managed independently of the CPP and at arm’s length from government and invests the funds not needed by CPP to pay current benefits in a diversified portfolio of assets. Prior to the creation of the CPP Investment Board, the net cash flows of the CPP were invested in non-marketable bonds issued by participating provinces, agents of the Crown and the Government of Canada. These investments have been transferred to the CPP Investment Board. The amount available to a province was based on the proportion of total contributions coming from that province. Provinces continue to have access to CPP funds and may elect to have the CPP Investment Board purchase a replacement debt security or securities in a total principal amount not exceeding the principal amount of the maturing security for a minimum term of 5 years and a maximum term of 30 years.

Borrowing Program

	2005-06(1)	2006-07(1)	2007-08(1)	2008-09(1)
	(in millions)

Debt Issues	$19,955	$19,210	$20,761	$35,877
Retirements:
Publicly Held Debt	18,855	15,362	13,476	19,281
Canada Pension Plan Investment Fund	1,214	232	42	—
Ontario Teachers’ Pension Plan	1,070	1,185	1,945	1,465
Public Service Pension Plan	180	204	241	269
Ontario Public Service Employees’ Union (“OPSEU”) Pension Fund	86	97	115	128
Municipal Employee Retirement Fund	—	103	—	—
Other	19	48	36	36

	21,424	17,231	15,855	21,179

Net Debt Retirements/(Issues)	1,469	(1,979)	(4,906)	(14,698)
Other Items(2)	5,005	3,841	2,117	1,996
Acquisition less Amortization of Tangible Capital Assets	856	1,211	1,867	2,559
Increase/(Decrease) in Cash, Cash Equivalents and Temporary Investments	(7,032)	(804)	1,522	3,734

Surplus/(Deficit)	$298	$2,269	$600	$(6,409)

Source: Ontario Ministry of Finance.

(1)	2005-06 to 2008-09 refers to information presented in the Public Accounts of Ontario, Consolidated Statement of Cash Flow.

(2)	Accruals, Consolidations and net borrowing on behalf of agencies and liability for retirement benefits are grouped under other items.

(2)	Assets and Liabilities

(i)	General

Two features of Ontario’s accounting and financing policies have a material effect on the reporting of assets and liabilities: the treatment of physical assets and the intermediary aspect of centralized financing.

Starting in 2002-03, major tangible capital assets owned by the Province (land, buildings and transportation infrastructure) are accounted for on a full accrual accounting basis. Other tangible capital assets owned by the Province will be reported in subsequent years.

The intermediary activity of borrowing on behalf of provincially created bodies creates assets and liabilities. These would not appear if the bodies were funded independently or through a provincial guarantee. This borrowing action increases the Province’s debt. The related asset arises because the government is funding, through loans and investments, expenses that are administered outside a government ministry.

Activities so funded are expected to generate sufficient return to repay the principal and interest. However, the recipients of the advances and investments are not always required to produce a profit, and some are not self-sustaining.

(ii)	Assets

Summary of Assets

	March 31,	% of
	2009	Total
	(in millions)

Financial Assets:
Cash and Cash Equivalents	$5,746	13.3
Temporary Investments	6,132	14.2
Accounts Receivable	4,942	11.4
Loans Receivable and Other Assets	11,816	27.3
Investment in Government Business Enterprises	14,655	33.8

	$43,291	100.0

Non-Financial Assets:
Net Assets of Broader Public Sector Organizations	$18,416	45.9
Tangible Capital Assets	21,671	54.1

	$40,087	100.0

Source: Ontario Ministry of Finance.

Cash and Temporary Investments

Temporary investments are recorded at the lower of cost or fair value and are mainly marketable, short-term securities issued or guaranteed by Canadian chartered banks and the provincial and federal governments.

Between April 1, 2008 and March 31, 2009, the month-end level of cash and temporary investments varied from a low of approximately $4,831 million to a high of approximately $12,464 million. The cash and temporary investments are used to accommodate differences in revenue and expense flows during each fiscal year and to provide flexibility for debt management.

Accounts Receivable

Accounts receivables are recorded at cost. A valuation allowance is recorded when collection of the receivable is considered doubtful.

Loans Receivable and Other Assets

Loans receivable with significant concessionary terms are considered in part as grants and are recorded on the date of issuance at face value discounted by the amount of the grant portion. The grant portion is recognized as an expense at the date of issuance of the loan. The amount of the loan discount is amortized to revenue over the term of the loan. Loans receivable include amounts owing from government business enterprises.

Investment in Government Business Enterprises

Investment in government business enterprises represents the net assets of government business enterprises recorded on the modified equity basis as described under Principles of Consolidation.

Government business enterprises are defined as those government organizations that i) are separate legal entities with the power to contract in their own name and that can sue and be sued; ii) have the financial and operating authority to carry on a business; iii) have as their principal activity and source of revenue the selling of goods and services to individuals and non-government organizations; and iv) are able to maintain their operations and meet their obligations from revenues generated outside the government reporting entity.

The activities of government business enterprises are recorded in the financial statements using the modified equity method. Under this method, government business enterprises are reported in accordance with the accounting principles generally accepted for business enterprises. Their combined net assets are included in the financial statements as Investment in Government Business Enterprises on the Consolidated Statement of Financial Position and their combined net income is shown as a separate item, Income from Investment in Government Business Enterprises, on the Consolidated Statement of Operations.

Net Assets of Broader Public Sector Organizations

The net assets of the broader public sector (BPS) organizations consist of tangible capital and financial assets of BPS organizations net of their liabilities. Although the assets of BPS organizations are consolidated, they are owned, managed and operated by BPS organizations. Tangible capital assets of hospitals and colleges are recorded at historical cost in their financial statements. Interest incurred during construction of major projects is capitalized and included in historical cost when specific project financing is provided. Although school boards do not presently record tangible capital assets in their financial statements, an adjustment is made upon consolidation to record the estimated historical cost of their land and building assets in the Province’s consolidated financial statements.

Tangible Capital Assets

Tangible capital assets are recorded at historical cost less accumulated amortization. Historical cost includes the costs directly related to the acquisition, design, construction, development, improvement or betterment of tangible capital assets. Cost includes overheads directly attributable to construction and development but excludes interest. Estimated historical cost was used to record existing tangible capital assets if actual cost was unknown when the Province first implemented tangible capital assets accounting. Tangible capital assets, except land, are amortized over the estimated useful lives of the assets on a straight-line basis.

(iii)	Liabilities

Overview

Liabilities include debt issued for Provincial purposes and for Ontario Electricity Financial Corporation, accounts payable and accrued liabilities, pension liabilities for the Public Service Pension Plan, the Ontario Public Service Employees’ Union (“OPSEU”) Pension Plan, the Ontario Teachers’ Pension Plan, Power Purchase Contracts and other liabilities.

Summary of Liabilities

	March 31,
	2009	% of Total
	(in millions)

Liabilities:
Publicly Held Debt(1)	$158,211	80.5

Non-Public Debt
Canada Pension Plan Investment Fund	10,233	5.2
Ontario Teachers’ Pension Plan	3,001	1.6
Canada Mortgage and Housing Corporation	811	0.4

	March 31,
	2009	% of Total
	(in millions)

Public Service Pension Plan	1,991	1.0
Ontario Public Service Employees’ Union (“OPSEU”) Pension Fund	946	0.5
Other	1,632	0.8

	18,614	9.5

Total Debt Issued(a)	176,825	90.0
Accounts Payable and Other Liabilities(*)	17,181	8.7
Power Purchase Contracts(*)	2,206	1.1
Pensions and Other Employee Future Benefits(*)	404	0.2

Total Liabilities	$196,616	100.0

Total obligations guaranteed(2)(*)	$721	100.0

Total Revenue(b)	$90,472

Proportion of(a) to(b)	195.4%

Source: Ontario Ministry of Finance.

(*)	Per March 31, 2009 Public Accounts of Ontario.

(1)	All balances are expressed in Canadian dollars. The balances above reflect the effect of related derivatives contracts entered into by the Province. See “4. Public Debt — (5) Financial Tables — I. Summary of Net Debt and Accumulated Deficit — Risk Management and Derivative Financial Instruments”.

(2)	These are outstanding loans guaranteed and other contingencies as at March 31, 2009. In addition to the above reported obligations, the Province has entered into the following agreements:

Social Housing Loan Insurance Agreements.

For all non-profit housing projects in the provincial portfolio, the Province is liable to indemnify and reimburse the Canada Mortgage and Housing Corporation (CMHC) for any net costs, including any environmental liabilities, incurred as a result of project defaults through the Ministry of Municipal Affairs and Housing or the Ontario Housing Corporation. At March 31, 2009, there were $7.7 billion (2008, $8.0 billion) of mortgage loans outstanding. As operating subsidies provided by the Province are sufficient to ensure that all mortgage payments can be made when due, default is unlikely. To date, there have been no claims for defaults on insured mortgage loans.

Ontario Nuclear Funds Agreement.

See “4. Public Debt — (2) Assets and Liabilities, (iii) Liabilities — Ontario Electricity Industry” below.

The following table provides the Province’s outstanding debt for each of the fiscal years in the five-year period ended March 31, 2009.

Domestic And External Debt

	2005	2006	2007	2008	2009

Domestic Debt	$113,437	$118,112	$119,158	$128,736	$139,910
External Debt	42,940	36,794	37,835	33,320	36,915

Total	$156,377	$154,906	$156,993	$162,056	$176,825

Publicly Held Debt

Publicly held debt is debt issued to the general public. As at March 31, 2009, the total publicly held debt issued was $158,211 million, $126,742 million of which was issued in Canadian dollars (includes $9,051 million of treasury bills), $21,604 million in U.S. dollars (includes $2,006 million in U.S. commercial paper), $1,084 million in Japanese yen, $4,101 million in euros and $4,680 million in other currencies.

From April 1, 2009 through November 20, 2009, the Province announced public offerings of bonds and notes totaling approximately $18.0 billion of which $17.1 billion were for provincial purposes and $0.9 billion was debt incurred for the OEFC. The tables below provide a summary of the publicly held debt issued by the Province from April 1, 2009 through November 20, 2009 for provincial purposes.

Debt Issued by the Province for Provincial Purposes

Series	Date of Issue	Date of Maturity	Interest Rate %	Funds	Principal	References
					(in millions)

DMTN193	02-Apr-2009	02-Apr-2013	3 CBA+0.99	Canadian$	105.0	(1)(4)
DMTN193	02-Apr-2009	02-Apr-2013	3 CBA+0.99	Canadian$	280.0	(1)(4)
DMTN193	02-Apr-2009	02-Apr-2013	3 CBA+0.99	Canadian$	65.0	(1)(4)
DMTN193	02-Apr-2009	02-Apr-2013	3 CBA+0.99	Canadian$	50.0	(1)(4)
DMTN193	02-Apr-2009	02-Apr-2013	3 CBA+0.99	Canadian$	25.0	(1)(4)
DMTN193	02-Apr-2009	02-Apr-2013	3 CBA+0.99	Canadian$	150.0	(1)(4)
DMTN193	02-Apr-2009	02-Apr-2013	3 CBA+0.99	Canadian$	25.0	(1)(4)
DMTN193	07-Apr-2009	02-Apr-2013	3 CBA+0.99	Canadian$	25.0	(1)(4)
DMTN193	07-Apr-2009	02-Apr-2013	3 CBA+0.99	Canadian$	75.0	(1)(4)
DMTN93	07-Apr-2009	08-Mar-2014	5.000	Canadian$	550.0	(2)(5)
DMTN182	07-Apr-2009	02-Jun-2039	4.600	Canadian$	250.0	(2)(6)
DMTN194	09-Apr-2009	09-Apr-2012	3 CBA+0.70	Canadian$	25.0	(1)(7)
DMTN194	09-Apr-2009	09-Apr-2012	3 CBA+0.70	Canadian$	50.0	(1)(7)
DMTN193	14-Apr-2009	02-Apr-2013	3 CBA+0.99	Canadian$	27.0	(1)(4)
DMTN195	17-Apr-2009	02-Jun-2019	4.400	Canadian$	600.0	(2)(8)
DMTN158	20-Apr-2009	01-Dec-2036	2.000	Canadian$	70.0	(2)(9)
EMTN96	20-Apr-2009	11-Apr-2014	2.940	H.K.$	300.0	(1)(13)
EMTN97	23-Apr-2009	23-Apr-2019	4.750	Euro	1,500.0	(3)(14)
EMTN95	29-Apr-2009	29-Apr-2019	3.375	Swiss Francs	225.0	(3)(15)
DMTN195	27-Apr-2009	02-Jun-2019	4.400	Canadian$	475.0	(2)(8)
DMTN93	27-Apr-2009	08-Mar-2014	5.000	Canadian$	325.0	(2)(5)
DMTN93	1-May-2009	08-Mar-2014	5.000	Canadian$	525.0	(2)(5)
DMTN182	07-May-2009	02-Jun-2039	4.600	Canadian$	150.0	(2)(6)
DMTN195	07-May-2009	02-Jun-2019	4.400	Canadian$	600.0	(2)(8)
PW	22-May-2009	22-May-2012	USD LIBOR BBA 3M+0.45	U.S.$	1,525.0	(1)(16)
PX	16-Jun-2009	16-Jun-2014	4.100	U.S.$	4,000.0	(2)(17)
OSB2009	21-Jun-2009	Various	Various	Canadian$	1,073.0	(12)
DMTN196	24-Jun-2009	24-Jun-2016	3 CBA+0.62	Canadian$	100.0	(1)(10)
DMTN196	24-Jun-2009	24-Jun-2016	3 CBA+0.62	Canadian$	150.0	(1)(10)
DMTN195	24-Jun-2009	02-Jun-2019	4.400	Canadian$	450.0	(2)(8)
DMTN196	24-Jun-2009	02-Jun-2019	3 CBA+0.62	Canadian$	25.0	(1)(10)
DMTN197	30-Jun-2009	08-Sep-2014	3.250	Canadian$	1,000.0	(2)(11)
DMTN182	10-Jul-2009	02-Jun-2039	4.600	Canadian$	500.0	(2)(6)
DMTN197	30-Jul-2009	08-Sep-2014	3.250	Canadian$	600.0	(2)(11)
DMTN195	10-Aug-2009	02-Jun-2019	4.400	Canadian$	600.0	(2)(8)
PY	14-Aug-2009	30-Jul-2018	2.525	Swiss Francs	100.0	(3)(18)
PZ	14-Aug-2009	14-Dec-2018	2.590	Swiss Francs	100.0	(3)(19)
DMTN195	31-Aug-2009	02-Jun-2019	4.400	Canadian$	650.0	(2)(8)
DMTN182	31-Aug-2009	02-Jun-2039	4.600	Canadian$	150.0	(2)(6)
DMTN195	02-Oct-2009	02-Jun-2019	4.400	Canadian$	575.0	(2)(8)
DMTN182	02-Oct-2009	02-Jun-2039	4.600	Canadian$	250.0	(2)(6)
G44-USD	07-Oct-2009	07-Oct-2019	4.000	U.S.$	2,000.0	(2)(20)
DMTN197	09-Oct-2009	08-Sep-2014	3.250	Canadian$	600.0	(2)(11)
DMTN182	09-Oct-2009	02-Jun-2039	4.600	Canadian$	150.0	(2)(6)
DMTN198	3-Nov-2009	28-Oct-2014	3 CBA+0.25	Canadian$	900.0	(1)(21)
DMTN198	3-Nov-2009	28-Oct-2014	3 CBA+0.25	Canadian$	300.0	(1)(21)
DMTN198	3-Nov-2009	28-Oct-2014	3 CBA+0.25	Canadian$	75.0	(1)(21)
DMTN198	3-Nov-2009	28-Oct-2014	3 CBA+0.25	Canadian$	50.0	(1)(21)
DMTN198	3-Nov-2009	28-Oct-2014	3 CBA+0.25	Canadian$	105.0	(1)(21)
DMTN198	3-Nov-2009	28-Oct-2014	3 CBA+0.25	Canadian$	25.0	(1)(21)
DMTN198	3-Nov-2009	28-Oct-2014	3 CBA+0.25	Canadian$	40.0	(1)(21)
DMTN198	6-Nov-2009	28-Oct-2014	3 CBA+0.25	Canadian$	25.0	(1)(21)
DMTN198	9-Nov-2009	28-Oct-2014	3 CBA+0.25	Canadian$	25.0	(1)(21)
DMTN198	9-Nov-2009	28-Oct-2014	3 CBA+0.25	Canadian$	33.0	(1)(21)
DMTN198	19-Nov-2009	28-Oct-2014	3 CBA+0.25	Canadian$	82.0	(1)(21)
DMTN195	19-Nov-2009	2-Jun-2019	4.400	Canadian$	750.0	(2)(8)
G45-USD	19-Nov-2009	19-Nov-2012	1.875	U.S.$	1,000.0	(2)(22)
G45-USD	19-Nov-2009	19-Nov-2012	1.875	U.S.$	2,000.0	(2)(22)
G46-USD	19-Nov-2009	19-Nov-2012	USD Libor BBA 3M+0.15	U.S.$	500.0	(1)(23)
DMTN158	20-Nov-2009	1-Dec-2036	2.000	Canadian$	200.0	(2)(9)
DMTN198	3-Nov-2009	28-Oct-2014	3 CBA+0.25	Canadian$	900.0	(1)(21)

*	3 CBA is 3-month Canadian Bankers’ Acceptances Rate.

**	USD LIBOR BBA 3M is 3-month London Inter-Bank Offered Rate.

(1)	Interest is paid quarterly.

(2)	Interest is paid semi-annually.

(3)	Interest is paid annually.

(4)	DMTN193: During the fiscal year 2009-10, the Series DMTN193 was re-opened nine times, bringing the total issue size to $827 million.

(5)	DMTN93: During the fiscal year 2009-10, the Series DMTN93 was re-opened six times, bringing the total issue size to $6,300 million, including $1,200 million for OEFC.

(6)	DMTN182: During the fiscal year 2009-10, the Series DMTN182 was re-opened seven times, bringing the total issue size to $4,850 million, including $100 million for OEFC.

(7)	DMTN194: During the fiscal year 2009-10, Series DMTN194 was re-opened once bringing the total issue size to $75 million.

(8)	DMTN195: During the fiscal year 2009-10, the Series DMTN195 was re-opened eleven times, bringing the total issue size to $5,250 million, including $550 million for OEFC.

(9)	DMTN158: This Real Return Bond bears interest adjusted in relation to All-Items Consumer Price Index for Canada (the “CPI”), issued with a base index of 127.54839 on March 8, 2006. Consequent to the change of official time reference period from 1992 to 2002 by the Bank of Canada on June 19, 2007, the base index has been changed to 107.18352. The Province reports this Real Return Bond as a normal debt rather than the indexed value. During the fiscal year 2009-10, the Series DMTN158 was re-opened twice bringing the total indexed value of the principal to $2,844 million, including $700 million for OEFC.

(10)	DMTN196: During the fiscal year 2009-10, Series DMTN196 was re-opened twice bringing the total issue size to $275 million.

(11)	DMTN197: During the fiscal year 2009-10, the Series DMTN197 was re-opened three times, bringing the total issue size to $2,350 million, including $150 million for OEFC.

(12)	Ontario Savings Bonds Series 2009 were available in various types, maturities and interest rates. This was the fifteenth issue of provincial savings bonds. The total proceeds from this issue were $1,073 million.

(13)	EMTN96: The Province entered into currency exchange agreements that effectively converted $300 million of these Hong Kong dollar obligations to Canadian dollar obligations at an exchange rate of 0.15973. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 2.8663%.

(14)	EMTN97: During the fiscal year 2009-10, the Series EMTN97 was re-opened once, bringing the total issue size to Euro 1,500 million. The Province entered into currency exchange agreements that effectively converted 1,500 million of these Euro obligations to Canadian dollar obligations at an exchange rate of 1.45238. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on 750 million of this debt to a fixed rate of 4.4856%, and interest rate obligation on the remaining 750 million of this debt to a floating rate of 2.0198%.

(15)	EMTN95: The Province entered into currency exchange agreements that effectively converted 225 million of these Swiss Franc obligations to Canadian dollar obligations at an exchange rate of 1.09183. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 4.3288%.

(16)	PW: During the fiscal year 2009-10, the Series PW was re-opened once, bringing the total issue size to US$1,750 million, including US$225 million for OEFC. The Province entered into currency exchange agreements that effectively converted 1,750 million of these US dollar obligations to Canadian dollar obligations at an exchange rate of 1.15452. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on US$1,525 million of this debt to a floating rate of 1.0269%, and US$225 million of this debt to a floating rate of 0.6918%.

(17)	PX: The Province entered into currency exchange agreements that effectively converted 4,000 million of these US dollar obligations to Canadian dollar obligations at an exchange rate of 1.09429. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.5404%.

(18)	PY: The Province entered into currency exchange agreements that effectively converted 100 million of these Swiss Franc obligations to Canadian dollar obligations at an exchange rate of 1.01687. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 4.9866%.

(19)	PZ: The Province entered into currency exchange agreements that effectively converted 100 million of these Swiss Franc obligations to Canadian dollar obligations at an exchange rate of 1.01687. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 4.59%.

(20)	G44-USD: The Province entered into currency exchange agreements that effectively converted 2,000 million of these US dollar obligations to Canadian dollar obligations at an exchange rate of 1.07528. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on US$1,100 million of this debt to a fixed rate, and US$1,051 million to a floating rate, resulting in an effective rate of 2.6225%.

(21)	DMTN198: During the fiscal year 2009-10, the Series DMTN198 was re-opened ten times, bringing the total issue size to $1,660 million.

(22)	G45-USD: During the fiscal year 2009-10, the Series G45-USD was re-opened once, bringing the total issue size to US$3,000 million. The Province entered into currency exchange agreements that effectively converted 3,000 million of these US dollar obligations to Canadian dollar obligations at an exchange rate of 1.05292.

(23)	G46-USD: During the fiscal year 2009-10, the Series G46-USD was re-opened once, bringing the total issue size to US$1,000 million, including US$500 million for OEFC. The Province entered into currency exchange agreements that effectively converted 1,000 million of these US dollar obligations to Canadian dollar obligations at an exchange rate of 1.05147.

Debt Issued by the Province for Ontario Electricity Financial Corporation (“OEFC”)

Series	Date of Issue	Date of Maturity	Interest Rate %	Funds	Principal	References
					(in millions)

DMTN93	07-Apr-2009	08-Mar-2014	5.500	Canadian$	50.0		(2)
DMTN93	27-Apr-2009	08-Mar-2014	5.500	Canadian$	75.0		(2)
DMTN195	27-Apr-2009	02-Jun-2019	4.400	Canadian$	125.0		(2)
DMTN93	01-May-2009	08-Mar-2014	5.000	Canadian$	75.0		(2)
PW	22-May-2009	22-May-2012	USD LIBOR BBA 3M + 0.45	U.S.$	225.0		(1)
DMTN195	24-Jun-2009	02-Jun-2019	4.400	Canadian$	150.0		(2)
DMTN182	10-Jul-2009	02-Jun-2039	4.600	Canadian$	100.0		(2)
DMTN195	31-Aug-2009	02-Jun-2019	4.400	Canadian$	100.0		(2)
DMTN195	02-Oct-2009	02-Jun-2019	4.400	Canadian$	175.0		(2)
DMTN197	09-Oct-2009	08-Sep-2014	3.250	Canadian$	150.0		(2)
G46-USD	19-Nov-2009	19-Nov-2012	USD Libor BBA 3M+0.15	U.S.$	500.0		(1)

*	USD LIBOR BBA 3M is 3-month London Inter-Bank Offered Rate.

1)	Interest is paid quarterly.

2)	Interest is paid semi-annually.

Ontario Electricity Industry

Ontario Electricity Financial Corporation (“OEFC”), a Crown agency, is the continuation of Ontario Hydro and is responsible for the management of that corporation’s debt and other liabilities that were not transferred to successor companies as part of the restructuring of Ontario Hydro in 1999, including the administration of certain power purchase agreements with non-utility generators. As at March 31, 2009, OEFC had total debt of $27.590 billion (2008, $28.239), excluding short-term overnight lending from the Province. $19.7 billion of OEFC’s debt as at March 31, 2009 (2008, $18.9 billion) is held by the Province and included in total debt and other liabilities.

Ontario Hydro’s successor companies include Ontario Power Generation Inc. (“OPG”), a generation business, and Hydro One Inc. (“Hydro One”), a transmission and distribution business, both of which are wholly-owned by the Province. In addition, the Independent Electricity System Operator (“IESO”) is the electricity system and market operator and the Electrical Safety Authority is responsible for electricity safety inspection. Pursuant to various transfer orders (“Transfer Orders”), assets of the former Ontario Hydro were transferred to OPG, Hydro One and the IESO in exchange for debt. The Province assumed a portion of OPG’s and Hydro One’s debt in exchange for equity, in order to provide them with commercially acceptable capital structures. As of March 31, 2009, OEFC held notes receivable in the amount of $3.6 billion from OPG, $78 million from the IESO and $8.9 billion from the Province.

Subject to a deductible of $10 million, OEFC has agreed to indemnify Hydro One in respect of (i) the failure of the Transfer Orders to transfer any asset, right or thing, or any interest therein related to its business; (ii) any adverse claims or interests, including those of the Crown, subject to certain exclusions, or any deficiency or lack of title in respect of any asset, right or thing or any interest therein, which was intended to be transferred; and (iii) the creation, treatment, payment to or from or other dealing with any equity account of Ontario Hydro, including with respect to certain litigation relating thereto. The Province has guaranteed the obligations of OEFC under the indemnity.

The Electricity Act, 1998 (“Electricity Act”) defines “stranded debt” as the amount of OEFC’s debt and other liabilities that, in the opinion of the Minister of Finance, cannot reasonably be serviced and retired in a competitive electricity market. As of April 1, 1999, the Ministry of Finance estimated the stranded debt to be approximately $20.9 billion. OEFC’s unfunded liability is the net deficiency of OEFC’s assets over its liabilities. Unfunded liability represents the stranded debt adjusted for $1.5 billion of additional assets transferred to OEFC on April 1, 1999, at which time the unfunded liability was $19.433 billion. OEFC’s unfunded liability at March 31, 2009 was $16.182 billion.

As part of the restructuring of the electricity sector, a long-term plan provides for certain dedicated revenue streams to service and retire OEFC’s debt and other liabilities. These revenue streams are established under the Electricity Act and include payments-in-lieu of property taxes and federal and provincial corporate income and capital taxes paid by OPG, Hydro One and the municipal electric utilities.

The Province receives dividend payments on its investments in OPG and Hydro One. Pursuant to the government’s commitment to keep electricity income in the electricity sector, the cumulative combined net income of OPG and Hydro One in excess of the Province’s cumulative interest expenditure on its investment in the companies is allocated to OEFC for purposes of debt retirement.

Residual stranded debt is the portion of OEFC’s stranded debt that cannot be serviced by the foregoing dedicated revenue streams. The residual stranded debt was estimated at $7.8 billion on April 1, 1999. The Electricity Act provides for a debt retirement charge of 0.7 cents per kilowatt hour to be levied on Ontario electricity users. This charge, collected by the IESO, distributors and retailers, is payable to OEFC until its residual stranded debt is retired.

The Electricity Act and the Ontario Energy Board Act, 1998 set out the legislative framework for Ontario’s electricity market and restructuring of Ontario Hydro. Open, non-discriminatory access to transmission and distribution systems commenced May 1, 2002. Since 2005, electricity prices payable by consumers reflect a blend of contract prices, regulated prices for OPG’s output from its price-regulated nuclear and large hydroelectric plants, and market prices. The Ontario Energy Board (“OEB”) sets the commodity price payable by low volume and certain other specified consumers under the Regulated Price Plan (“RPP”). The Ontario Power Authority (“OPA”) finances any differences between prices under the RPP and the actual supply cost of electricity, with any shortfall or surplus to be recovered or returned through the setting of RPP prices in the following period.

The Province, OPG and certain subsidiaries of OPG are parties to the Ontario Nuclear Funds Agreement (“ONFA”), which governs the establishment, funding and management of segregated funds to ensure sufficient funds are available to pay the costs of nuclear station decommissioning and nuclear used fuel waste management.

Under ONFA, the Province is liable to make payments should the cost estimate for nuclear used fuel waste management rise above specified thresholds, for a fixed volume of used fuel. The likelihood and amount by which the cost estimate could rise above these thresholds cannot be determined at this time. The cost estimate will be updated periodically, to reflect new developments in the management of nuclear used fuel waste.

As well, under ONFA, the Province guarantees a return of 3.25 per cent over the Ontario Consumer Price Index for the nuclear used fuel waste management fund. If the earnings on assets in that fund exceed the guaranteed rate, the Province is entitled to the excess.

Two agreements are in place to satisfy the Canadian Nuclear Safety Commission (CNSC) licensing requirements for financial guarantees in respect of OPG’s nuclear station decommissioning and nuclear waste management obligations. One agreement gives the CNSC access to the segregated funds established under ONFA. The other agreement provides a direct provincial guarantee to the CNSC on behalf of OPG. This guarantee, for up to $760 million, effective January 1, 2008, relates to the portion of the decommissioning and waste management obligations not funded by the value of the segregated funds at the time the Provincial guarantee level was reset. In return, the Province receives from OPG an annual fee equal to 0.5 per cent of the value of the direct provincial guarantee.

Non-Public Debt

Non-public debt is debt issued to certain public sector pension plans or the federal government and its agencies. As of March 31, 2009, approximately 9.5% of total liabilities were in the form of non-public debt. Non-public debt is composed almost exclusively of debt to pension plans, the two largest components being Ontario Teachers’ Pension Fund debt (1.5% of total liabilities) and CPP debt (5.2% of total liabilities).

Accounts Payable and Accrued Liabilities

Accounts payable and accrued liabilities comprise transfer payments, interest on publicly held debt, salaries, wages, benefits, materials, supplies, and deferred revenue.

Pensions and Other Employee Future Benefits

	As at March 31
	2009	2009	2009	2008
		Other
		Employee
		Future
Pensions and Other Employee Future Benefits Liability (Asset)	Pensions	Benefits	Total	Total

Obligation for benefits	$68,081	$6,348	$74,429	$70,828
Less: plan fund assets	(76,396)	(426)	(76,822)	(75,251)
Unamortized actuarial gains (losses)	1,745	(699)	1,046	3,833
Adjustments(1)	1,751	—	1,751	1,614

Total	$(4,819)	$5,223	$404	$1,024

(1)	Adjustments for pensions consist of:

i)	differences for amounts reported by the pension plans at December 31, instead of the Province’s year-end of March 31

ii)	unamortized difference between employer and employee contributions for jointly sponsored pension plans

iii)	unamortized employee contribution reductions for solely sponsored plans

iv)	unamortized initial unfunded liabilities of jointly sponsored plans

v)	amounts payable by the Province that are reflected as contributions in the pension plan assets.

	For the Year Ended March 31
	2009	2009	2009	2008
		Other
		Employee
		Future
Pensions and Other Employee Future Benefits Expense	Pensions	Benefits	Total	Total

Cost of benefits	$1,756	$265	$2,021	$1,936
Amortization of actuarial losses (gains)	(533)	65	(468)	(391)
Employee contributions	(220)	—	(220)	(200)
Cost of plan amendments	—	280	280	—
Interest expense (income)	(620)	233	(387)	(217)
Adjustments(1)	(12)	—	(12)	(24)

Total(2)	$371	$843	$1,214	$1,104

(1)	Adjustments for Pensions consist of amortization of:

i)	the difference between employer and employee contributions for jointly sponsored pension plans

ii)	employee contribution reductions for solely sponsored plans

iii)	initial unfunded liability of jointly sponsored pension plans.

(2)	Total Pensions and Other Employee Future Benefits Expense is reported in Schedule 3 of the Consolidated Financial Statements 2008-2009. The Teachers’ Pension expense of $50 million (2007-08, $342 million) is included in the Education expense in the Consolidated Statement of Operations and is disclosed separately in Schedule 4 of the Consolidated Financial Statements 2008-2009. The Public Service and OPSEU Pension expense of $321 million (2007-08, $131 million) and Other Employee Future Benefits — Retirement Benefits expense of $650 million (2007-08, $400 million) are included in the General Government and Other expense in the Consolidated Statement of Operations. The combined total of Public Service and OPSEU Pension and Other Employee Future Benefits — Retirement Benefits expense of $971 million (2007-08, $531 million) is disclosed separately in Schedule 4 of the Consolidated Financial Statements 2008-2009. The remainder of Other Employee Future Benefits expense is included in the relevant ministries’ expenses in Schedule 4 of the Consolidated Financial Statements 2008-2009.

Pensions

The Province sponsors several pension plans. It is the sole sponsor of the Public Service Pension Plan (PSPP) and joint sponsor of the Ontario Public Service Employees Union (“OPSEU”) Pension Plan and the Ontario Teachers’ Pension Plan (“OTPP”).

These three plans are contributory defined benefit plans that provide Ontario government employees and elementary and secondary school teachers and administrators with a guaranteed amount of retirement income. Benefits are based primarily on the best five-year average salary of members and their length of service, and are indexed to changes in the Consumer Price Index to provide protection against inflation. Plan members normally contribute seven to nine per cent of their salaries to these plans. The Province matches these contributions.

Funding of these plans is based on statutory actuarial funding valuations undertaken at least every three years. The Province contributed $1,073 million to OTPP in 2008-09 (2007-08, $809 million), $227 million (including a $4 million special payment) to PSPP (2007-08, $213 million including a $59 million special payment) and $157 million to OPSEU Pension Plan (2007-08, $153 million). During calendar year 2008, OTPP paid benefits, including transfers to other plans of $4.2 billion (2007, $4.0 billion), PSPP paid $881 million (2007, $856 million) and OPSEU Pension Plan paid $590 million (2007, $542 million). Under agreements between the Province and OPSEU, and between the Province and the Ontario Teachers’ Federation (“OTF”), gains and losses arising from statutory actuarial funding valuations are shared by the co-sponsors.

The government’s best estimate of the long-term annual inflation rate used in the pension and other employee future benefits calculations disclosed in these financial statements is 2.5 per cent; the salary escalation rate is 3.5 per cent; and the discount rate and expected rate of return on pension plan assets are 6.75 per cent for OTPP, 6.5 per cent for PSPP and 6.75 per cent for OPSEU Pension Plan. Actuarial gains or losses are amortized over periods of 10 to 14 years.

The Province is also responsible for sponsoring the Ontario Teachers’ Retirement Compensation Arrangement and the Public Service Supplementary Benefits Plan. Expenses and liabilities of these plans are included in the Pensions Expense and Pensions Liability reported in the above tables.

Other Employee Future Benefits

Other Employee Future Benefits are non-pension retirement benefits, post-employment benefits and compensated absences. The discount rate used in the Other Employee Future Benefits (except retirement benefits) calculation for 2008-09 is 4.95 per cent (2007-08, 4.95 per cent).

Retirement Benefits

The Province provides dental, basic life insurance, supplementary health and hospital benefits to retired employees through a self-insured, unfunded defined benefit plan. The Province paid $137 million for benefits under the plan in 2008-09 (2007-08, $127 million). The liability for non-pension retirement benefits of $3.5 billion as at March 31, 2009 (2008, $3.0 billion) is included in the Other Employee Future Benefits Liability. The expense for 2008-09 of $650 million (2007-08, $400 million) is included in the Other Employee Future Benefits Expense.

The discount rate used in the other retirement benefits calculation for 2008-09 is 5.10 per cent (2007-08, 5.10 per cent).

Post-Employment Benefits

For employees who have completed five years of service, the Province provides termination pay equal to one week’s salary for each year of service up to a maximum of 50 per cent of their annual salary. Employees who have completed one year of service but less than five years are also entitled to termination pay in the event of death, retirement or release from employment. The termination pay benefits are unfunded and are administered by the Province. The Province paid $84 million in termination pay in 2008-09 (2007-08, $46 million). The liability for termination pay of $858 million as at March 31, 2009 (2008, $859 million) is included in the Other Employee Future Benefits Liability. The expense for 2008-09 of $83 million (2007-08, $71 million) is included in the Other Employee Future Benefits Expense.

The Province also provides, on a self-insured basis, workers’ compensation benefits, long-term disability benefits and regular benefits to employees who are on long-term disability. The liability for workers’ compensation of $405 million as at March 31, 2009 (2008, $408 million) net of deposits of $1 million (2008, $1 million) is included in the Other Employee Future Benefits Liability. The expense for 2008-09 of $43 million (2007-08, $35 million), including a $46 million payment made in 2008-09 (2007-08, $43 million), is included in the Other Employee Future Benefits Expense.

The unfunded liability for long-term disability benefits of $224 million as at March 31, 2009 (2008, $250 million) is net of deposits of $425 million (2008, $404 million), and is included in the Other Employee Future Benefits Liability. The 2008-09 expense of $57 million (2007-08, $99 million) is included in the Other

Employee Future Benefits Expense. A payment of $82 million payment for long-term disability benefits was made in 2008-09 (2007-08, $72 million).

Other Liabilities

Other funds and liabilities include pension and benefit funds related to the Provincial Judges’ Pension Fund, the Public Service and the Deputy Ministers’ Supplementary Benefit Accounts, regulatory liabilities and externally restricted funds.

Claims Against the Crown

Of the claims outstanding against the Crown in right of Ontario as at March 31, 2009, 66 (2008, 72) were for amounts over $50 million as reported in Note 11 to the Consolidated Financial Statements contained in the 2008-2009 Public Accounts of Ontario. These claims arise from legal action, either in progress or threatened, in respect of aboriginal land claims, breach of contract, damages to persons and property and like items. As of December 9, 2009, there were 112 claims outstanding against the Crown in right of Ontario, which were for amounts over $50 million each. The cost to the Province, if any, cannot be determined because the outcome of these actions is uncertain.

Debt
Selected Characteristics by Type of Issue
As at March 31, 2009

			Average
		Average	Annual Cost	Average Annual
	As a Percentage	Term to	to the	Rate of Growth
Debt	of Total	Maturity	Province	2004-2008
	(%)	(Years)	(%)	(%)

Publicly Held Debt
Debentures & Bonds(1)	75.9	11.3	5.0	4.7
Treasury Bills	4.6	0.2	2.2	21.9
Non-Public Debt
Canada Pension Plan Investment Fund	5.2	11.5	7.1	—
Ontario Teacher’s Pension Plan	1.5	1.5	10.8	(20.6)
Ontario Public Service Employees’ Union (“OPSEU”) Pension Fund	0.5	3.5	11.5	(8.2)
Public Service Pension Plan	1.0	3.5	11.5	(8.2)
Canada Mortgage and Housing Corporation	0.4	7.0	7.3	(5.0)
Other	0.8	9.0	2.9	10.4

	89.9	10.4	5.2	—

Other Liabilities	10.1	N/A	—	(1.6)

Total	100.0	N/A	N/A	3.0

(1)	All balances are expressed in Canadian dollars. The balances above reflect the effect of related derivatives contracts entered into by the Province. See “4. Public Debt — (5) Financial Tables — I. Summary of Net Debt and Accumulated Deficit — Risk Management and Derivative Financial Instruments”.

Debt Record

The Province has never defaulted on the payment of principal or interest on any of its obligations. Payments have been made when due, subject during wartime to any applicable laws and regulations forbidding such payments.

Debt Maturity and Interest Charges

As at March 31, 2009, approximately 47.8% of the total debt issued for provincial purposes and OEFC Program was scheduled to mature within the next five years and 63.1% within the next 10 years. Interest charges on total debt for fiscal year 2008-09 was $8,566 million and are estimated to be $9,406 million for fiscal year 2009-10 on an accrual and consolidation basis of accounting.

Debt Maturity Schedule
As at March 31, 2009

	Total Debt(1)
	Publicly Held	Non-Public
Year Ending March 31,	Debt	Debt	Total	% Of Total
	(in millions)

2010	$22,359	$3,023	$25,382	14.3
2011	14,369	2,025	16,394	9.3
2012	11,390	2,352	13,742	7.8
2013	9,696	2,279	11,975	6.8
2014	16,003	935	16,938	9.6

1-5 years	73,817	10,614	84,431	47.8
6-10 years	26,121	980	27,101	15.3
11-15 years	8,068	3,029	11,097	6.3
16-20 years	14,735	1,923	16,658	9.4
21-25 years	8,484	332	8,816	5.0
26-50 years	26,986	1,736	28,722	16.2

	$158,211	$18,614	$176,825	100.0

(1)	All balances are expressed in Canadian dollars. The balances above reflect the effect of related derivatives contracts entered into by the Province. See “4. Public Debt — (5) Financial Tables — I. Summary of Net Debt and Accumulated Deficit — Risk Management and Derivative Financial Instruments”.

The following table sets forth the scheduled payments of the outstanding external debt of the Province in respect of currency over the five fiscal years.

Schedule Payment of Principal and Interest of Province’s External Debt

		Outstanding
		External Debt
		As at March 31,	Amount of the Payments
	Currency	2009	2010	2011	2012	2013	2014
	(in millions)

Principal payment	AUD	675	150	—	—	125	100
Interest payment	AUD	—	39	31	31	31	24
Principal payment	CAD*	3,957	—	200	725	250	425
Interest payment	CAD	—	217	217	209	173	150
Principal payment	CHF	1,775	250	—	—	—	300
Interest payment	CHF	—	50	45	45	45	45
Principal payment	EUR	2,582	857	—	—	—	1,500
Interest payment	EUR	—	111	69	69	69	69
Principal payment	GBP	400	200	—	—	200	—
Interest payment	GBP	—	21	10	10	10	—
Principal payment	HKD	1,445	—	—	—	—	930
Interest payment	HKD	—	52	52	52	52	52
Principal payment	JPY	97,000	70,000	—	—	—	14,000
Interest payment	JPY	—	1,703	364	365	365	352
Principal payment	NZD	968	—	250	—	—	—
Interest payment	NZD	—	61	61	45	45	45
Principal payment	USD	15,559	1,300	3,100	4,250	2,108	1,000
Interest payment	USD	—	601	530	445	283	203
Principal payment	ZAR	960	—	300	300	—	—
Interest payment	ZAR	—	76	76	53	29	29

*	Canadian dollars issued in foreign market.

(3)	Consolidated Debt of the Ontario Public Sector

Overview

While centralized financing is prominent in Ontario, not all funding of the public sector is shown on the Province’s financial statements. Since the responsibilities assigned to the Canadian provinces by the Constitution are uniform (although not all provinces have chosen to assume the same set of responsibilities), interprovincial comparisons are more clearly facilitated by the presentation of the consolidated debt. This method of presenting public sector debt is not affected by the degree of centralization or decentralization of Provincial public sector financing. Included in the total is the debt of municipalities with separate revenue sources, and all of the sector’s revenue sources under provincial jurisdiction.

Consolidated Debt of the Ontario Public Sector

	March 31,
	2009	% Of Total
	(in millions)

Net Debt(1)	$153,325	87.3
Obligations Guaranteed(2)	721	0.4
Other Public Sector Debt(3)	21,505	12.3

Total Consolidated Debt of the Ontario Public Sector	$175,551	100.0

Source: Ontario Ministry of Finance.

(1)	Net debt is calculated as the difference between liabilities and financial assets. Net debt does not take into account tangible capital assets of $21,671 million as at March 31, 2009 (2008, $19,112 million) and net assets of Broader Public Sector Organizations of $18,416 million (2008, $17,689 million) as these assets are used to provide services and are not available to discharge liabilities.

(2)	A provision of $36 million as at March 31, 2009 (2008, $49 million) based on an estimate of the likely loss arising from guarantees under the Ontario Student Support Program has been expensed and is reflected in the accrued liabilities for transfer payments.

(3)	Other Public Sector Debt comprises local government debt of $10,079 million and schools’, colleges’, universities’ and hospitals’ debt of $11,426 million.

(4)	Selected Debt Statistics

The following table examines the Consolidated Debt of the Ontario Public Sector in absolute terms and in relation to certain provincial economic indicators.

Consolidated Debt of the Ontario Public Sector

						Average
						Annual
						Rate of
						Growth
	As at March 31,					2005-2009
	2005	2006	2007	2008	2009	%
	(in millions unless otherwise indicated)

Consolidated Debt	$156,984	$159,919	$161,887	$164,886	$175,551	2.8
Consolidated Debt per Capita	12,669	12,765	12,782	12,888	13,578	1.7
Consolidated Debt/Personal Income (%)	39.1	38.1	36.7	35.6	36.3	(2.0)
Consolidated Debt/GDP (%)	30.4	29.8	28.9	28.2	29.5	(1.0)

Sources: Ontario Ministry of Finance.

The Canadian Dollar

Recent high and low exchange rates for the Canadian dollar in terms of United States cents are as follows:

						Jan 1-
						Nov 23
	2004	2005	2006	2007	2008	2009

High	84.93	86.90	91.05	108.52	102.41	97.16
Low	71.59	78.72	85.31	84.35	77.31	76.92

Source: Bank of Canada.

(5)	Financial Tables

I.	Summary of Net Debt and Accumulated Deficit

	As at March 31,
	2005	2006	2007	2008	2009
	(in millions)
Non-Public Debt
Canada Pension Plan Investment Fund	$10,233	$10,233	$10,233	$10,233	$10,233
Ontario Teachers’ Pension Plan	8,666	7,596	6,411	4,466	3,001
Canada Mortgage and Housing Corporation	1,003	960	914	863	811
Public Service Pension Plan	2,886	2,705	2,502	2,260	1,991
Ontario Public Service Employees’ Union (“OPSEU”) Pension Fund	1,371	1,285	1,188	1,074	946
Other	1,231	1,367	1,314	1,430	1,632

	$25,390	$24,146	$22,562	$20,326	$18,614

Publicly Held Debt
Debentures and Bonds(1)	$125,279	$123,130	$128,666	$134,363	$145,459
Treasury Bills	3,747	5,214	4,249	5,092	9,051
U.S. Commercial Paper(1)	269	706	254	644	2,006
Ontario Infrastructure Projects Corporation (“OIPC”)(2)	1,288	1,323	1,262	1,631	1,695
Other	404	387	—	—	—

	$130,987	$130,760	$134,431	$141,730	$158,211

Debt	$156,377	$154,906	$156,993	$162,056	$176,825 (5)

Cash and Temporary Investments	(14,353)	(7,426)	(6,622)	(8,144)	(11,878)
Other Net (Assets)/Liabilities(3)	(1,103)	(5,552)	(9,271)	(11,494)	(11,622)

Net Debt	$140,921	$141,928	$141,100	$142,418	$153,325

Non-Financial Assets(4)	(15,178)	(32,773)	(34,324)	(36,801)	(40,087)

Accumulated Deficit	$125,743	$(109,155)	$(106,776)	$(105,617)	$(113,238)

Source: Ontario Ministry of Finance

(1)	All balances are expressed in Canadian dollars. The balances above reflect the effect of related derivative contracts. See “4. Public Debt — (5) Financial Tables — I. Summary of Net Debt and Accumulated Deficit — Risk Management and Derivative Financial Instruments”.

(2)	Under the Ontario Infrastructure Projects Corporation Act, 2006, Ontario Infrastructure Projects Corporation and Ontario Strategic Infrastructure Financing Authority were amalgamated under the name of Ontario Infrastructure Projects Corporation.

(3)	Other Net (Assets)/Liabilities include Accounts Receivable, Loans Receivable (including municipal loans by OIPC), Advances and Investments in Government business enterprises, Accounts Payable, Accrued Liabilities, Pensions, and the liability for Power Purchase Agreements with non-utility generators.

(4)	Non-Financial Assets include tangible capital assets of $21,671 million (2008, $19,112 million) and Net Assets of Broader Public Sector Organizations of $18,416 million (2008, $17,689 million).

(5)	See “4. Public Debt — (5) Financial Tables — Public Accounts, 2008-2009 — Volume 1 — II. Outstanding Debt” for details of individual debt issues.

Risk Management and Derivative Financial Instruments

The Province employs various risk management strategies and operates within strict risk exposure limits to ensure exposure to risk is managed in a prudent and cost-effective manner. A variety of strategies are used, including the use of derivative financial instruments (“derivatives”).

Derivatives are financial contracts, the value of which is derived from underlying instruments. The Province uses derivatives to hedge and to minimize interest costs. Hedges are created primarily through swaps, which are legal contracts under which the Province agrees with another party to exchange cash flows based on one or more notional amounts using stipulated reference interest rates for a specified period. Swaps allow the Province to offset its existing obligations and thereby effectively convert them into obligations with more desirable characteristics. Other derivative instruments used by the Province include forward foreign exchange contracts, forward rate agreements, futures, options, caps and floors.

Foreign exchange or currency risk is the risk that foreign currency debt principal and interest payments and foreign currency transactions will vary in Canadian dollar terms due to fluctuations in foreign exchange rates. To manage currency risk, the Province uses derivative contracts including forward foreign exchange contracts, futures, options and swaps to convert foreign currency cash flows into Canadian dollar denominated cash flows. Most of the derivative contracts hedge the underlying debt by matching all the critical terms to achieve effectiveness. In the instances where the term of forward foreign exchange contracts used for hedging is shorter than the term of the underlying debt, the effectiveness is maintained by continuously rolling the forward foreign exchange contract over the remaining term of the underlying debt, or until it is replaced with a long-term derivative contract.

The current policy allows the amount of unhedged foreign currency debt principal net of foreign currency holdings to reach a maximum of 5 per cent of Debt Issued for Provincial Purposes and OEFC debt. At March 31, 2009, the respective unhedged levels were 0.2 and nil per cent (2008, 0.6 and nil per cent). The Province’s unhedged level of 0.2 per cent was primarily relating to Japanese yen denominated debt. For every one Japanese yen decrease versus the Canadian dollar, there would be an increase in debt amount of $3.1 million (2008, $7.5 million) and an increase in Interest on Debt of $0.9 million (2008, $4.0 million). Total foreign exchange gains recognized in the Statement of Operations for 2008 —09 were $67 million (2007 —08, $131 million).

Interest on debt expense may also vary as a result of changes in interest rates. In respect of Debt Issued for Provincial Purposes and OEFC debt, the risk is measured as interest rate resetting risk, which is the net of floating rate exposure, liquid reserves and fixed-rate debt maturing within the next 12-month period as a percentage of Debt Issued for Provincial Purposes and OEFC debt respectively. Depending on market conditions, the Province creates or reduces its exposure to interest rate changes by issuing or retiring short-term debt, or by entering into or closing out derivative positions. The current policy limits interest rate resetting risk for Debt Issued for Provincial Purposes and OEFC to a maximum of 35 per cent.

As at March 31, 2009, interest rate resetting risk for Debt Issued for Provincial Purposes and OEFC debt was 11.5 per cent and 19.5 per cent respectively (2008, 15.6 per cent and 23.6 per cent). Based on floating rate interest-bearing financial instruments on hand at the balance sheet date plus planned refinancing of maturing debt in the coming year, a one per cent (100 basis points) increase in interest rates would result in an increase in Interest on Debt of $230 million (2008, $290 million).

Liquidity risk is the risk that the Province will not be able to meet its current short-term financial obligations. To reduce liquidity risk, the Province maintains liquid reserves, that is, cash and temporary investments, at levels that will meet future cash requirements and will give the Province flexibility in the timing of issuing debt. In addition, the Province has short-term note programs as alternative sources of liquidity.

The table below presents a maturity schedule of the Province’s derivatives, by type, outstanding as at March 31, 2009, based on the notional amounts of the contracts. Notional amounts represent the volume of outstanding derivative contracts and are not indicative of credit risk, market risk or actual cash flows.

Derivative Portfolio Notional Value
As at March 31,

						6-10	Over 10	2009	2008
Maturity in Fiscal Year	2010	2011	2012	2013	2014	Years	Years	Total	Total
	(in millions)

Swaps:
Interest Rate(1)	$10,411	$9,545	$11,408	$7,608	$5,809	$23,271	$6,155	$74,207	$61,028
Cross Currency	4,906	3,192	3,096	3,784	6,507	10,362	—	31,847	27,032
Forward Foreign Exchange Contracts	8,881	—	—	—	—	—	—	8,881	2,649
Caps and Floors	88	—	—	—	—	—	—	88	88

TOTAL	$24,286	$12,737	$14,504	$11,392	$12,316	$33,633	$6,155	$115,023	$90,797

Note:

(1)	Includes $1.3 billion of interest rate swaps related to loans receivable held by consolidated entity.

The use of derivatives introduces credit risk, which is the risk of a counterparty defaulting on contractual derivative obligations in which the Province has an unrealized gain. The table below presents the credit risk associated with the derivative financial instrument portfolio, measured through the replacement value of derivative contracts, at March 31, 2009.

Credit Risk Exposure
As at March 31,

	2009	2008
	(in millions)

Gross Credit Risk Exposure(1)	$5,492	$2,247
Less: Netting(2)	(4,254)	(1,487)

Net Credit Risk Exposure	$1,238	$760

Note:

(1)	Gross credit risk exposure is the gross credit exposure to counterparties with net positive exposure (that is, the Province has an unrealized gain).

(2)	“Netting” is the gross negative credit exposure to counterparties with net positive credit exposures covered by master agreements providing for closeout netting when contracts do not have co-terminus settlement dates.

The Province manages its credit risk exposure from derivatives by, among other things, dealing only with high credit quality counterparties and regularly monitoring compliance to credit limits. In addition, the Province enters into contractual agreements (“master agreements”) that provide for termination netting and, if applicable, payment netting with most of its counterparties. Gross credit risk exposure represents the loss that the Province would incur if every counterparty to which the Province had credit risk exposure were to default at the same time, and the contracted netting provisions were not exercised or could not be enforced. Net credit risk exposure is the loss including the mitigating impact of these netting provisions.

PUBLIC ACCOUNTS, 2008-2009 — VOLUME 1

II. OUTSTANDING DEBT
As at March 31, 2009

Date of Maturity	Date of Issue	Series	Interest Rate	Outstanding	Reference
			%	$

DEBT ISSUED FOR PROVINCIAL PURPOSES

PAYABLE IN CANADA IN CANADIAN DOLLARS

NON-PUBLIC DEBT

To Ontario Teachers’ Pension Fund:

Year ending March 31

2010	1986-1991	TI	10.22 to 11.24	1,236,000,000
2011	1987	TI	10.11 to 10.32	560,000,000
2012	1988-1991	TI	10.68 to 11.24	580,000,000
2013	1989-1991	TI	11.06 to 11.31	625,000,000

				3,001,000,000

To Canada Pension Plan Investment Board:

Year ending March 31

2012	1992	CPP	9.81 to 10.04	987,249,000
2013	1993	CPP	9.17 to 9.45	700,137,000
2014	2005	CPP	4.17	44,887,000
2016	2008	CPP	4.68	42,300,000
2017	2008	CPP	4.08 to 4.88	91,896,000
2019	1999	CPP	5.81 to 5.84	45,270,000
2020	1999	CPP	5.50 to 6.91	869,889,000
2021	2001	CPP	6.33 to 6.67	609,834,000
2022	2002	CPP	6.22 to 6.47	330,994,000
2024	2004	CPP	5.26 to 5.97	688,007,000
2025	2005	CPP	5.15 to 5.79	1,133,182,000
2026	2006	CPP	4.67 to 5.19	574,612,000
2031	2009	CPP	4.79	43,880,000
2032	2009	CPP	4.75	52,000,000
2036	2006-2008	CPP	4.59 to 4.73	649,066,000
2037	2007	CPP	4.50 to 4.76	351,269,000
2038	2008	CPP	4.63 to 4.68	241,756,000
2039	2009	CPP	4.70 to 5.48	493,439,000

				7,949,667,000	(5)

To Public Service Pension Fund:

Year ending March 31

2010	1997	OPB	12.88	136,834,726
2011	1997	OPB	13.33	282,994,558
2012	1997	OPB	11.55	336,229,108
2013	1997	OPB	10.38	374,479,804
2014	1997	OPB	11.10	409,677,031
2015	1997	OPB	11.19	450,938,707

				1,991,153,934	(2)

Date of Maturity	Date of Issue	Series	Interest Rate	Outstanding	Reference
			%	$

To Public Service Employees’ Union Pension Fund:

Year ending March 31

2010	1997	OPPT	12.88	65,003,968
2011	1997	OPPT	13.33	134,437,870
2012	1997	OPPT	11.55	159,727,189
2013	1997	OPPT	10.38	177,898,359
2014	1997	OPPT	11.10	194,618,964
2015	1997	OPPT	11.19	214,220,513

				945,906,863	(2)

To Ontario Mortgage and Housing Corporation:

Year ending March 31

2010	1994	OHC	8.624 to 9.215	422,388,939
2011	1994-1995	OHC	8.242 to 9.898	694,880,091
2012	1995	OHC	9.655	33,382,267
2013	1995	OHC	9.655	6,561,000

				1,157,212,297	(101)

To Ontario Immigrant Investor Corporation:

Year ending March 31
2010	2009	OIIC-115	1M ONT TBill	800,000
2010	2005-2006	OIIC 52-61, 63-64	Zero	161,125,728	(8)
2011	2006-2007	OIIC 65-75,77	Zero	148,111,672	(8)
2012	2007-2008	OIIC 78-87, 89-90	Zero	100,431,184	(8)
2013	2008-2009	OIIC 91-100, 102-103	Zero	248,139,591	(8)
2014	2009	OIIC 104-105 107-114,116-117	Zero	270,245,557	(8)

				928,853,732
Less: Deferred Interest				(95,240,822)

				833,612,910

To Canada Mortgage and Housing Corporation:

Year ending March 31

2000-2010	1970-1975	CMHC	5.75 to 6.875	158,301
2000-2011	1971-1976	CMHC	5.375 to 8.25	871,961
2000-2012	1972	CMHC	6.875 to 8.25	1,413,286
2000-2013	1973	CMHC	7.25 to 8.25	344,869
2000-2014	1974	CMHC	6.125 to 8.25	6,033,573
2000-2015	1975	CMHC	7.50 to 10.375	4,318,184
2000-2016	1976	CMHC	5.375 to 10.75	10,137,409
2000-2017	1977	CMHC	7.625 to 10.75	8,118,169
2000-2018	1977-1978	CMHC	7.625 to 13.00	22,338,343
2000-2019	1977-1980	CMHC	7.625 to 15.25	26,546,843
2000-2020	1977-1980	CMHC	7.625 to 15.75	43,707,506
2000-2021	1979-1981	CMHC	9.50 to 15.75	21,711,090
2000-2022	1982	CMHC	9.75 to 15.75	896,459

				146,595,993	(7)

TOTAL NON-PUBLIC DEBT				16,025,148,997

Date of Maturity	Date of Issue	Series	Interest Rate	Outstanding	Reference
			%	$

PUBLICLY HELD DEBT

April 6, 2009	March 24, 2005	DMTN143	3 CBA+0.01	550,000,000	(6)
April 30, 2009	October 31, 2005	DMTN159	Step-up	50,000,000	(70)
May 19, 2009	April 20, 2004	DMTN106	4.00	1,250,000,000	(89)
August 13, 2009	March 2, 2004	DMTN99	3.21	14,747,676	(14)
November 7, 2009	November 9, 2004	DMTN130	3 CBA	900,000,000	(71)
November 19, 2009	March 19, 1999	MU	6.20	900,000,000	(63)
December 14, 2009	March 14, 2005	DMTN142	3 CBA+0.25	88,000,000	(55)
May 19, 2010	April 4, 2005	DMTN144	4.00	2,350,000,000	(26)
July 5, 2010	July 5, 2005	DMTN150	Step-up	75,500,000	(36)
August 20, 2010	November 20, 2008	DMTN190	2.50	1,525,000,000	(65)
September 16, 2010	September 16, 2008	DMTN187	3 CBA	50,000,000	(99)
September 17, 2010	September 17, 2008	DMTN186	3 CBA-1.00	1,240,000,000	(66)
November 19, 2010	November 24, 2000	NK	6.10	1,620,000,000	(80)
December 3, 2010	December 3, 2007	DMTN179	3 CBA-0.16	1,933,000,000	(75)
July 15, 2011	January 12, 2009	DMTN191	3 CBA+0.60	415,000,000	(67)
November 10, 2011	November 10, 2008	DMTN188	3 CBA+0.75	555,000,000	(68)
December 2, 2011	February 27, 2002	DMTN8	6.10	1,000,000,000	(31)
December 2, 2011	May 3, 2006	DMTN165	4.40	3,000,000,000	(39)
March 13, 2012	March 13, 2009	DMTN192	3 CBA + 0.95	42,570,000	(98)
July 7, 2012	May 8, 2002	DMTN46	Zero	795,649	(60)
December 2, 2012	December 2, 2002	DMTN53	5.375	2,000,000,000	(4)
December 2, 2012	January 30, 2007	DMTN175	4.60	793,000,000	(42)
December 2, 2012	September 10, 2007	DMTN178	4.50	1,500,000,000	(74)
June 2, 2013	September 22, 2003	DMTN69	4.75	3,566,000,000	(72)
September 8, 2013	July 23, 2004	DMTN116	Step-up	100,000,000	(56)
November 10, 2013	November 10, 2008	DMTN189	Per sch	415,000,000	(73)
March 8, 2014	January 12, 2004	DMTN93	5.00	3,700,000,000	(62)
December 2, 2014	December 2, 2004	MW	6.80	11,450,000	(34)
March 8, 2015	March 9, 2005	DMTN135	4.50	2,500,000,000	(11)
September 1, 2015	September 1, 2000	DMTN1	6.25	34,000,000	(45)
March 8, 2016	February 14, 2006	DMTN163	4.40	1,250,000,000
June 2, 2016	June 29, 2005	DMTN149	Step-up	200,000,000	(32)
December 2, 2016	December 7, 2004	DMTN132	4.875	200,000,000
December 2, 2016	August 22, 2005	DMTN152	Step-up	300,000,000	(40)
March 8, 2017	January 25, 2007	DMTN173	4.30	2,900,000,000	(19)
March 8, 2018	March 10, 2008	DMTN183	4.20	1,560,000,000	(76)
June 2, 2018	August 28, 2003	DMTN79	5.50	605,000,000	(10)
June 2, 2019	April 19, 2004	DMTN105	5.35	100,000,000	(49)
June 2, 2020	February 22, 2005	DMTN140	4.85	562,000,000	(77)
September 4, 2020	September 4, 1998	LY	6.30	15,000,000	(82)
June 2, 2021	December 27, 2007	DMTN180	4.50	75,000,000	(78)
July 13, 2022	July 13, 1992	HC	9.50	1,590,438,000
December 2, 2022	December 27, 2007	DMTN181	4.50	75,000,000	(79)
September 8, 2023	September 8, 1993	HP	8.10	940,570,000	(59)
September 8, 2023	July 31, 2007	DMTN177	4.95	75,000,000
June 2, 2025	December 20, 1994	JE	9.50	460,000,000
December 2, 2025	October 5, 1995	JQ	8.50	1,000,000,000
February 6, 2026	February 6, 1996	JY	8.00	12,500,000
June 2, 2026	December 21, 1995	JU	8.00	1,000,000,000
December 2, 2026	February 13, 1997	KR	8.00	386,500,000
December 2, 2026	January 20, 1999	MH	7.00	124,584,000	(90)
February 3, 2027	August 5, 1997	KN	7.50	58,220,000

Date of Maturity	Date of Issue	Series	Interest Rate	Outstanding	Reference
			%	$

February 3, 2027	August 5, 1997	KT	6.95	8,726,000
February 3, 2027	April 1, 1998	KY	7.50	11,549,000
February 3, 2027	December 4, 1998	LA	7.50	5,507,000
February 4, 2027	February 4, 1998	KQ	7.375	990,000
June 2, 2027	October 17, 1996	KJ	7.60	4,734,700,000	(61)
August 25, 2028	February 25, 1998	LQ	6.25	2,020,000
March 8, 2029	January 8, 1998	LK	6.50	4,727,000,000
January 13, 2031	September 8, 1995	JN	9.50	125,000,000
January 15, 2031	March 8, 2005	DMTN141	5.20	137,000,000
June 2, 2031	March 27, 2000	NF	6.20	2,500,000,000	(51)
March 8, 2033	February 17, 2003	DMTN61	5.85	4,662,610,000	(92)
March 8, 2033	April 29, 2004	DMTN110	Step-up	200,000,000	(87)
July 13, 2034	September 21, 2005	DMTN157	5.00	47,500,000	(52)
November 3, 2034	November 3, 1994	HY	9.75	248,800,000
January 10, 1995 to January 10, 2035	November 30, 1994	HZ	9.4688	2,315,904	(24)
“	“	JA	9.4688	10,067,726	(24)
“	“	JB	9.4688	8,482,324	(24)
“	“	JC	9.4688	4,764,354	(24)
“	“	JD	9.4688	3,171,134	(24)
January 12, 2035	January 12, 2007	JG	9.50	110,950,000
February 8, 2035	February 8, 1995	JJ	9.875	53,000,000
June 2, 2035	August 25, 2004	DMTN119	5.60	6,882,300,000
June 2, 2035	January 12, 2005	DMTN133	Step-up	150,000,000	(38)
June 20, 2036	June 28, 1996	KC	8.25	98,984,000
December 1, 2036	March 8, 2006	DMTN158	2.00 Real Return	1,975,701,981	(44)
June 2, 2037	February 22, 2006	DMTN164	4.70	8,700,000,000	(46)
December 2, 2037	February 1, 2005	DMTN138	5.20	100,000,000
June 2, 2038	July 28, 2004	DMTN117	10.00	75,000,000	(15)
June 20, 2038	September 16, 1996	KG	8.10	120,000,000
July 13, 2038	July 29, 1998	LS	5.75	50,000,000
August 25, 2038	August 17, 1998	LT	6.00	86,500,000	(102)
June 2, 2039	January 15, 2008	DMTN182	4.60	3,300,000,000	(85)
July 13, 2039	February 2, 1999	MK	5.65	300,000,000
December 2, 2039	February 25, 2000	NE	5.70	1,489,000,000
July 13, 2040	April 18, 2002	DMTN44	6.20	100,000,000
December 2, 2041	August 15, 2001	DMTN10	6.20	340,000,000
March 8, 2042	December 4, 2001	DMTN29	6.00	41,000,000
June 2, 2042	January 18, 2002	DMTN33	6.00	240,000,000
June 2, 2043	February 24, 2003	DMTN62	5.75	75,000,000
June 2, 2044	September 13, 2006	DMTN169	4.60	27,000,000
January 10, 2045	May 25, 1995	JL	8.435	35,531,176	(41)
March 1, 2045	March 1, 1995	JK	9.50	150,000,000	(20)
June 2, 2045	August 31, 2005	DMTN153	4.50	175,000,000
June 2, 2046	May 24, 2006	DMTN166	4.85	154,700,000
June 2, 2047	February 28, 2007	DMTN176	4.50	158,000,000
June 2, 2048	May 6, 2008	DMTN184	4.70	25,000,000
June 2, 2054	July 22, 2008	DMTN185	4.60	20,000,000

				88,141,745,924
CPI adjustment to Real Return Swap				(13,009,614)	(44)

				88,128,736,310

Date of Maturity	Date of Issue	Series	Interest Rate	Outstanding	Reference
			%	$

ONTARIO SAVINGS BONDS

March 1, 2000	March 1, 1995	Annual	Variable	749,700	(29)
March 1, 2000	March 1, 1995	Compound	Variable	1,305,750	(29)
June 21, 2000	June 21, 1997	Annual	5.25	94,100	(29)
June 21, 2000	June 21, 1997	Compound	5.25	66,700	(29)
June 21, 2001	June 21, 1996	Annual	Step-up	259,000	(29)
June 21, 2001	June 21, 1996	Compound	Step-up	651,300	(29)
June 21, 2001	June 21, 1996	Annual	Variable	376,300	(29)
June 21, 2001	June 21, 1996	Compound	Variable	102,100	(29)
June 21, 2001	June 21, 1998	Annual	5.25	75,600	(29)
June 21, 2001	June 21, 1998	Compound	5.25	104,900	(29)
June 21, 2002	June 21, 1999	Annual	5.50	104,200	(29)
June 21, 2002	June 21, 1999	Compound	5.50	606,200	(29)
June 21, 2003	June 21, 1998	Annual	Step-up	159,400	(29)
June 21, 2003	June 21, 1998	Compound	Step-up	931,700	(29)
June 21, 2003	June 21, 2000	Annual	6.50	373,300	(29)
June 21, 2003	June 21, 2000	Compound	6.50	325,800	(29)
June 21, 2004	June 21, 1997	Annual	Step-up	872,100	(29)
June 21, 2004	June 21, 1997	Compound	Step-up	684,350	(29)
June 21, 2004	June 21, 1997	Annual	Variable	4,800	(29)
June 21, 2004	June 21, 1997	Compound	Variable	48,200	(29)
June 21, 2004	June 21, 1999	Annual	Step-up	344,400	(29)
June 21, 2004	June 21, 1999	Compound	Step-up	970,200	(29)
June 21, 2004	June 21, 2001	Annual	5.50	583,700	(29)
June 21, 2004	June 21, 2001	Compound	5.50	1,286,000	(29)
June 21, 2005	June 21, 1998	Annual	Variable	299,500	(29)
June 21, 2005	June 21, 1998	Compound	Variable	992,600	(29)
June 21, 2005	June 21, 2000	Annual	Step-up	801,400	(29)
June 21, 2005	June 21, 2000	Compound	Step-up	1,573,500	(29)
June 21, 2005	June 21, 2002	Annual	4.625	1,056,900	(29)
June 21, 2005	June 21, 2002	Compound	4.625	1,591,600	(29)
June 21, 2006	June 21, 1999	Annual	Variable	265,400	(29)
June 21, 2006	June 21, 1999	Compound	Variable	885,900	(29)
June 21, 2006	June 21, 2001	Annual	Step-up	1,635,600	(29)
June 21, 2006	June 21, 2001	Compound	Step-up	4,930,400	(29)
June 21, 2006	June 21, 2003	Annual	3.45	452,600	(29)
June 21, 2006	June 21, 2003	Compound	3.45	1,113,600	(29)
June 21, 2007	June 21, 2000	Annual	Variable	1,022,600	(29)
June 21, 2007	June 21, 2000	Compound	Variable	1,304,900	(29)
June 21, 2007	June 21, 2002	Annual	Step-up	727,700	(29)
June 21, 2007	June 21, 2002	Compound	Step-up	2,111,400	(29)
June 21, 2007	June 21, 2004	Annual	3.30	1,104,300	(29)
June 21, 2007	June 21, 2004	Compound	3.30	1,233,000	(29)
June 21, 2008	June 21, 2001	Annual	Variable	812,500	(29)
June 21, 2008	June 21, 2001	Compound	Variable	2,906,900	(29)
June 21, 2008	June 21, 2003	Annual	Step-up	3,586,100	(29)
June 21, 2008	June 21, 2003	Compound	Step-up	10,195,800	(29)
June 21, 2008	June 21, 2005	Annual	3.10	2,862,300	(29)
June 21, 2008	June 21, 2005	Compound	3.10	4,275,300	(29)
June 21, 2009	June 21, 2002	Annual	Variable	17,033,600	(18)
June 21, 2009	June 21, 2002	Compound	Variable	26,110,000	(18)
June 21, 2009	June 21, 2004	Annual	Step-up	299,962,700	(17)
June 21, 2009	June 21, 2004	Compound	Step-up	301,383,100	(17)

Date of Maturity	Date of Issue	Series	Interest Rate	Outstanding	Reference
			%	$

June 21, 2009	June 21, 2006	Annual	4.10	96,355,500	(30)
June 21, 2009	June 21, 2006	Compound	4.10	95,837,900	(30)
June 21, 2010	June 21, 2003	Annual	Variable	31,677,100	(18)
June 21, 2010	June 21, 2003	Compound	Variable	37,425,800	(18)
June 21, 2010	June 21, 2005	Annual	Step-up	27,148,400	(17)
June 21, 2010	June 21, 2005	Compound	Step-up	48,899,600	(17)
June 21, 2010	June 21, 2007	Annual	4.75	119,171,500	(30)
June 21, 2010	June 21, 2007	Compound	4.75	140,311,600	(30)
June 21, 2011	June 21, 2004	Annual	Variable	3,039,200	(18)
June 21, 2011	June 21, 2004	Compound	Variable	6,267,200	(18)
June 21, 2011	June 21, 2006	Annual	Step-up	53,552,300	(17)
June 21, 2011	June 21, 2006	Compound	Step-up	74,573,300	(17)
June 21, 2011	June 21, 2008	Annual	3.50	36,180,300	(30)
June 21, 2011	June 21, 2008	Compound	3.50	33,083,900	(30)
June 21, 2012	June 21, 2005	Annual	Variable	18,754,800	(18)
June 21, 2012	June 21, 2005	Compound	Variable	18,953,900	(18)
June 21, 2012	June 21, 2007	Annual	Step-up	125,655,800	(17)
June 21, 2012	June 21, 2007	Compound	Step-up	172,162,500	(17)
June 21, 2013	June 21, 2006	Annual	Variable	84,150,200	(18)
June 21, 2013	June 21, 2006	Compound	Variable	68,525,400	(18)
June 21, 2013	June 21, 2008	Annual	Step-up	21,186,400	(17)
June 21, 2013	June 21, 2008	Compound	Step-up	30,296,200	(17)
June 21, 2014	June 21, 2007	Annual	Variable	86,716,300	(18)
June 21, 2014	June 21, 2007	Compound	Variable	66,252,300	(18)
June 21, 2015	June 21, 2008	Annual	Variable	177,207,700	(18)
June 21, 2015	June 21, 2008	Compound	Variable	69,955,000	(18)

				2,446,651,100	(16)

TOTAL PAYABLE IN CANADA IN CANADIAN DOLLARS				90,575,387,410

GLOBAL MARKET PAYABLE IN CANADIAN DOLLARS

February 7, 2024	February 7, 1994	HS	7.50	1,106,700,000

TOTAL PAYABLE IN GLOBAL MARKET IN CANADIAN DOLLARS				1,106,700,000

PAYABLE IN EUROPE IN CANADIAN DOLLARS

December 1, 2010	November 15, 2005	EMTN74	4.00	200,000,000	(58)
July 27, 2011	July 27, 2004	EMTN64	4.75	250,000,000
November 30, 2011	November 30, 2001	EMTN50	5.25	450,000,000
December 2, 2011	December 2, 2008	EMTN91	3 CBA+0.94	25,000,000	(100)
April 17, 2013	April 17, 2003	EMTN56	5.50	275,000,000
October 21, 2015	October 21, 2005	EMTN73	3 CBA+0.03	250,000,000	(57)
July 13, 2034	July 13, 1994	EMTN5	9.40	300,000,000

TOTAL PAYABLE IN EUROPE IN CANADIAN DOLLARS				1,750,000,000

PAYABLE IN THE UNITED STATES IN CANADIAN DOLLARS

February 18, 2013	February 18, 1993	HJ	9.24	250,000,000	(28)

TOTAL PAYABLE IN THE UNITED STATES IN CANADIAN DOLLARS				250,000,000

Date of Maturity	Date of Issue	Series	Interest Rate	Outstanding	Reference
			%	$

GLOBAL MARKET PAYABLE IN U.S. DOLLARS

October 21, 2009	October 21, 2004	PC	3.625	1,000,000,000
December 15, 2009	October 1, 2002	NS	3.75	300,000,000
September 8, 2010	September 5, 2008	PS	3.125	1,500,000,000
February 22, 2011	February 22, 2008	PP	2.75	1,500,000,000
May 20, 2011	May 23, 2008	PR	3.375	1,000,000,000
October 18, 2011	October 18, 2006	PL	5.00	1,000,000,000
January 20, 2012	January 21, 2009	PV	2.625	2,000,000,000
June 1, 2012	May 24, 2007	PN	4.95	900,000,000
July 17, 2012	July 17, 2002	NQ	5.125	707,600,000
February 15, 2013	February 7, 2003	NU	4.375	500,000,000
July 15, 2013	April 9, 2008	PQ	3.50	1,000,000,000
February 3, 2015	February 3, 2005	PE	4.50	500,000,000
January 19, 2016	January 18, 2006	PJ	4.75	950,000,000
April 27, 2016	April 27, 2006	PK	5.45	900,000,000
November 28, 2016	November 28, 2006	PM	4.95	891,000,000

TOTAL PAYABLE IN GLOBAL MARKET IN U.S. DOLLARS				14,648,600,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.16437				17,056,434,067	(43)

PAYABLE IN CANADA IN U.S. DOLLARS

November 18, 2014	November 18, 2004	DMTN131	4.50	300,000,000
December 21, 2016	December 21, 2006	DMTN171	4.95	100,000,000

TOTAL PAYABLE IN CANADA IN U.S. DOLLARS				400,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.22113				488,450,000	(9)

PAYABLE IN EUROPE IN U.S. DOLLARS

November 8, 2010	November 7, 2008	EMTN86	3M USD Libor+0.60	100,000,000
July 25, 2011	July 25, 2008	EMTN83	3M USD Libor-0.10	150,000,000
December 2, 2011	December 2, 2008	EMTN90	3M USD Libor+0.77	100,000,000

TOTAL PAYABLE IN EUROPE IN U.S. DOLLARS				350,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.16857				409,000,000	(91)

PAYABLE IN JAPAN IN JAPANESE YEN

November 12, 2009	November 12, 1999	YL014	2.00	10,000,000,000
July 28, 2014	July 28, 2003	YL015	0.76	5,000,000,000
August 8, 2018	August 8, 2008	YL016	1.675	8,000,000,000

TOTAL PAYABLE IN JAPAN IN JAPANESE YEN				23,000,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.011331				260,619,137	(93)

GLOBAL MARKET PAYABLE IN JAPANESE YEN

January 25, 2010	January 25, 2000	ND	1.875	50,000,000,000

TOTAL PAYABLE IN GLOBAL MARKET IN JAPANESE YEN				50,000,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.010895				544,761,572	(47)

Date of Maturity	Date of Issue	Series	Interest Rate	Outstanding	Reference
			%	$

PAYABLE IN EUROPE IN JAPANESE YEN

November 19, 2009	November 24, 1999	EMTN46	2.00	10,000,000,000
June 24, 2013	June 24, 2003	EMTN59	0.50	5,000,000,000
November 12, 2013	November 12, 2008	EMTN85	1.89	6,000,000,000
December 12, 2013	December 11, 2008	EMTN87	1.805	3,000,000,000

TOTAL PAYABLE IN EUROPE IN JAPANESE YEN				24,000,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.011638				279,308,474	(94)

PAYABLE IN EUROPE IN AUSTRALIAN DOLLARS

April 23, 2013	April 23, 2003	EMTN57	5.50	100,000,000

TOTAL PAYABLE IN EUROPE IN AUSTRALIAN DOLLARS				100,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.88595				88,595,320	(22)

PAYABLE IN EUROPE IN EUROS

July 21, 2009	July 21, 1997	EMTN35	5.875	457,347,051	(25)
March 12, 2010	March 12, 2003	EMTN55	3.50	400,000,000

TOTAL PAYABLE IN EUROPE IN EUROS				857,347,051

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.73774				1,489,845,517	(27)

GLOBAL MARKET PAYABLE IN EUROS

May 14, 2013	May 7, 2003	NZ	4.125	750,000,000
December 11, 2013	December 11, 2008	PT	4.25	750,000,000
January 9, 2018	January 9, 2009	PU	Euribor Reuters 3M+1.39	120,000,000

TOTAL PAYABLE IN GLOBAL MARKET IN EUROS				1,620,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.61153				2,610,681,375	(33)

PAYABLE IN EUROPE IN SWISS FRANCS

September 15, 2009	September 15, 2004	EMTN66	2.00	250,000,000
September 8, 2014	September 8, 2005	PH	2.00	200,000,000
December 2, 2014	December 2, 2008	EMTN88	2.645	50,000,000
June 29, 2015	June 29, 2005	PF	2.125	200,000,000
December 1, 2015	December 1, 2008	EMTN84	3.375	225,000,000
July 30, 2018	July 30, 2008	EMTN82	3.75	225,000,000	(50)

TOTAL PAYABLE IN EUROPE IN SWISS FRANCS				1,150,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.03009				1,184,599,967	(54)

GLOBAL MARKET PAYABLE IN NEW ZEALAND DOLLARS

June 16, 2015	June 16, 2005	PG	6.25	718,450,000

TOTAL PAYABLE IN GLOBAL MARKET IN NEW ZEALAND DOLLARS				718,450,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.89505				643,050,875	(69)

PAYABLE IN EUROPE IN NEW ZEALAND DOLLARS

October 12, 2010	October 12, 2005	EMTN72	6.375	250,000,000

TOTAL PAYABLE IN EUROPE IN NEW ZEALAND DOLLARS				250,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.79730				199,325,000	(48)

Date of Maturity	Date of Issue	Series	Interest Rate	Outstanding	Reference
			%	$

PAYABLE IN EUROPE IN POUNDS STERLING

July 28, 2009	July 28, 2004	EMTN65	5.375	200,000,000
November 21, 2012	May 21, 2008	EMTN81	5.125	200,000,000

TOTAL PAYABLE IN EUROPE IN POUNDS STERLING				400,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $2.01666				806,665,449	(86)

PAYABLE IN EUROPE IN HONG KONG DOLLARS

June 26, 2013	June 12, 2003	EMTN61	4.10	500,000,000
November 27, 2013	November 28, 2008	EMTN89	2.98	200,000,000
December 11, 2013	December 11, 2008	EMTN92	3.50	230,000,000

TOTAL PAYABLE IN EUROPE IN HONG KONG DOLLARS				930,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.17022				158,305,019	(13)

PAYABLE IN EUROPE IN SOUTH AFRICAN RAND

August 17, 2015	August 17, 2005	EMTN71	7.75	300,000,000
September 20, 2016	September 20, 2006	EMTN78	9.00	60,000,000

TOTAL PAYABLE IN EUROPE IN SOUTH AFRICAN RAND				360,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.18808				67,708,404	(53)

TOTAL BONDS				119,969,437,586
TREASURY BILLS				8,977,739,000	(84)

U.S. COMMERCIAL PAPER (in U.S. Dollars)				1,606,000,000	(21)

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.24891				2,005,745,375

TOTAL PUBLICLY HELD DEBT				130,952,921,961

TOTAL NON-PUBLIC AND PUBLIC DEBT				146,978,070,958

OTHER DEBT

SCHOOL BOARD TRUST DEBT
Year ending March 31
2037	2004		5.90	891,000,000
Less: Sinking Fund				(76,878,715)

				814,121,285	(3)

TOTAL DEBT ISSUED FOR PROVINCIAL PURPOSES				147,792,192,243
Net Consolidation and other adjustments				1,449,665,337

TOTAL PROVINCIAL PURPOSE DEBT AFTER NET CONSOLIDATION AND OTHER ADJUSTMENTS				149,241,857,580	(83)

DEBT ISSUED FOR INVESTMENT PURPOSE*
ONTARIO POWER GENERATION INC				5,126,000,000
HYDRO ONE INC				3,759,000,000

TOTAL DEBT ISSUED FOR INVESTMENT PURPOSES				8,885,000,000

* Debt for Investment Purposes, as a result of a debt for equity swap between the Province and Ontario Power Generation Inc. and Hydro One Inc., is eliminated upon consolidation.

Date of Maturity	Date of Issue	Series	Interest Rate	Outstanding	Reference
			%	$

DEBT ISSUED FOR ONTARIO ELECTRICITY FINANCIAL CORPORATION (OEFC)

PAYABLE IN CANADA IN CANADIAN DOLLARS

NON-PUBLIC DEBT

Canada Pension Plan Investment Board:

2010	1990	CPP	9.61 to 10.31	650,712,000
2021	2001	CPP	6.08	19,375,000
2022	2002	CPP	6.17 to 6.29	172,961,000
2023	2003	CPP	6.16	38,130,000
TOTAL NON-PUBLIC DEBT				881,178,000	(5)

PAYABLE IN CANADA IN CANADIAN DOLLARS

PUBLICLY HELD DEBT

April 6, 2009	December 11, 2006	DMTN143	3 CBA+0.01	50,000,000	(6)
May 19, 2009	April 30, 2004	DMTN112	4.00	5,000,000
May 19, 2009	May 4, 2004	DMTN113	Step-up	25,000,000	(12)
May 19, 2009	May 24, 2005	DMTN106	4.00	525,000,000	(89)
August 13, 2009	February 13, 2004	DMTN99	3.21	73,738,378	(14)
October 1, 2009	October 5, 2004	DMTN126	3 CBA+0.03	350,000,000
November 19, 2009	July 26, 2000	HC-MU	6.20	500,000,000
May 19, 2010	October 2, 2007	DMTN144	4.00	150,000,000
November 19, 2010	September 1, 2000	HC-NK	6.10	500,000,000
March 15, 2011	March 15, 2001	DMTN3	6.80	50,000,000	(37)
December 2, 2011	July 20, 2001	DMTN8	6.10	500,000,000
December 2, 2012	May 12, 2003	DMTN53	5.375	500,000,000
December 2, 2012	December 20, 2007	DMTN178	4.50	300,000,000	(74)
June 2, 2013	May 28, 2003	DMTN69	4.75	2,164,000,000	(72)
March 8, 2014	January 28, 2004	DMTN93	5.00	1,000,000,000	(62)
March 8, 2015	January 24, 2005	DMTN135	4.50	500,000,000
March 8, 2016	February 14, 2006	DMTN163	4.40	1,800,000,000
March 8, 2017	January 12, 2007	DMTN 173	4.30	2,300,000,000	(19)

March 8, 2018	March 10, 2008	DMTN183	4.20	1,440,000,000	(76)
June 2, 2018	June 6, 2005	DMTN79	5.50	110,000,000	(10)
June 2, 2020	February 22, 2005	DMTN140	4.85	29,000,000
September 8, 2023	November 29, 2004	HP	8.10	50,000,000	(59)
June 2, 2027	February 4, 2000	HC-KJA	7.60	100,500,000	(61)
August 25, 2028	April 6, 1999	HC-LQA	6.25	78,600,000
June 2, 2031	February 24, 2000	HC-NF	6.20	500,000,000	(51)
December 1, 2036	October 4, 2005	DMTN158	2.00 Real Return	737,989,000	(44)
June 2, 2037	September 1, 2006	DMTN164	4.70	400,000,000	(46)

TOTAL PAYABLE IN CANADA IN CANADIAN DOLLARS				14,738,827,378

PAYABLE IN EUROPE IN CANADIAN DOLLARS

April 17, 2013	June 3, 2003	EMTN56	5.50	150,000,000
July 8, 2014	July 8, 2004	EMTN63	3 CBA+0.07	500,000,000
February 17, 2015	February 17, 2005	EMTN69	4.50	200,000,000

TOTAL PAYABLE IN EUROPE IN CANADIAN DOLLARS				850,000,000

Date of Maturity	Date of Issue	Series	Interest Rate	Outstanding	Reference
			%	$

PAYABLE IN EUROPE IN SWISS FRANCS

July 8, 2013	July 8, 2003	EMTN60	2.50	300,000,000
May 27, 2016	May 27, 2008	EMTN80	3.375	200,000,000
July 30, 2018	December 29, 2008	EMTN82	3.75	125,000,000	(50)

TOTAL PAYABLE IN EUROPE IN SWISS FRANCS				625,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.04149				650,930,039	(35)

PAYABLE IN EUROPE IN AUSTRALIAN DOLLARS

September 2, 2009	September 2, 2004	EMTN67	5.75	150,000,000
July 13, 2012	July 13, 2005	EMTN70	5.50	125,000,000

TOTAL PAYABLE IN EUROPE IN AUSTRALIAN DOLLARS				275,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.93634				257,492,275	(81)

PAYABLE IN AUSTRALIA IN AUSTRALIAN DOLLARS
November 30, 2016	November 30, 2006	AUD1	6.00	300,000,000

TOTAL PAYABLE IN AUSTRALIA IN AUSTRALIAN DOLLARS				300,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.87509				262,525,500	(64)

GLOBAL MARKET PAYABLE IN EUROS
October 9, 2017	January 9, 2009	PU	Euribor Reuters 3M+1.39	105,000,000

TOTAL PAYABLE IN GLOBAL MARKET IN EUROS				105,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.70800				179,340,000	(95)

PAYABLE IN EUROPE IN HONGKONG DOLLARS
December 29, 2015	December 29, 2008	EMTN94	3.30	515,000,000
TOTAL PAYABLE IN EUROPE IN HONGKONG DOLLARS				515,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.16034				85,572,774	(96)

PAYABLE IN EUROPE IN SOUTH AFRICAN RAND
November 22, 2010	November 22, 2005	EMTN75	7.75	300,000,000
July 5, 2011	July 5, 2006	EMTN76	8.00	300,000,000

TOTAL PAYABLE IN EUROPE IN SOUTH AFRICAN RAND				600,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $0.16629				99,773,408	(88)

GLOBAL MARKET PAYABLE IN U.S. DOLLARS
February 3, 2015	February 3, 2005	GLB-PE	4.50	500,000,000

TOTAL PAYABLE IN GLOBAL MARKET IN U.S. DOLLARS				500,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.18780				593,900,000	(23)

PAYABLE IN EUROPE IN U.S. DOLLARS
December 18, 2018	December 18, 2008	EMTN93	4.28	60,000,000

TOTAL PAYABLE IN EUROPE IN U.S. DOLLARS				60,000,000

CANADIAN DOLLAR EQUIVALENT EXCHANGE RATE OF $1.2275				73,650,000	(97)

TOTAL BONDS				17,789,011,374

TREASURY BILLS				979,000,000

TOTAL PUBLICLY HELD DEBT				18,768,011,374

TOTAL DEBT ISSUED BY THE PROVINCE FOR OEFC				19,649,189,374

DIRECT OEFC DEBT				7,934,474,000

TOTAL OEFC DEBT				27,583,663,374

References:

1.	All debt is non-callable, except as noted below. CBA is Canadian Bankers’ Acceptance Rate; 3 CBA is a three month floating rate; LIBOR is London Inter-bank Offered Rate. All foreign currency debt has been converted into Canadian dollars at the rates of the currency exchange agreements if the debt is hedged, or at year end exchange rates if unhedged. The exchange rates of foreign currencies to Canadian dollars as at March 31, 2009 are: Australian dollar 0.8726, Euro 1.6710, Hong Kong dollar 0.16261, Japanese yen 0.01271, New Zealand dollar 0.7167, South African rand 0.1322, Swiss franc 1.1058, United States dollar 1.2602, U.K. pound sterling 1.8022 and New Turkish lira 0.7554.

2.	OPB & OPPT: Pursuant to the Ontario Public Service Employees’ Pension Act 1994 and the Asset Transfer Agreement of December 12, 1994, the Province was obligated to re-split the debentures between the Public Service Pension Fund (“PSPF”) and the Ontario Public Service Employees’ Union Pension Plan Trust Fund (“OPSEU Fund”) based on accurate data when it was available. On June 13, 1997 a Restated Sponsorship Amendment and Asset Transfer Agreement was signed, replacing the 1994 agreement and which resulted in the existing split after debt payment. The terms of these debentures require that the principal be repaid in 12 equal monthly payments in the year preceding the date of maturity.

3.	SBT: The School Board Trust was created in June 2003 to permanently refinance debt incurred by 55 school boards to support their capital projects prior to the introduction of the student focused funding model in 1998. The trust issued 30-year sinking fund debentures amounting to $891 million in June 2003. The Trust provided $882 million of the proceeds to the 55 school boards in exchange for the irrevocable right to receive future transfer payments from the Province related to this debt. These amounts will be reduced over the 30-year period by the transfer payments made by Ministry of Education to the Trust under the School Board Operating Grant program.

4.	DMTN53: Outstanding amount includes bonds held by Agricorp, a government organization, of $9.2 million and bonds held by Ontario Infrastructure Projects Corporation of $56.1 million.

5.	CPP: Securities sold to the Canada Pension Plan Investment Fund are payable 20 years after their respective dates of issue, are not negotiable and not transferable or assignable but are redeemable in whole or in part before maturity at the option of the Minister of Finance of Canada, on six months’ prior notice, when the Minister deems it necessary in order to meet the requirements of the Canada Pension Plan. In the case of redemption before maturity, the Ontario Securities are to be redeemed in the order in which they were issued and the amount of Ontario Securities to be redeemed at any time shall be proportionate to the amount of all securities then held to the credit of the said fund represented by Ontario Securities. Effective July 1, 2005, under a side-letter agreement signed between the Canada Pension Plan Investment Board ( CPPIB) and the Province, CPPIB offered the Province upon maturity of the debentures held to the credit of the Canada Pension Plan Investment Fund (CPPIF) that were issued before January 1, 1998, an option of issuing new replacement debentures to the CPPIB with a maximum term of 30 years (minimum term of 5 years and with subsequent roll over options subject to the 30 years maximum from the date of issue of the first replacement debenture). These debentures are not negotiable or transferable and are assignable only to a wholly-owned subsidiary of the Canada Pension Plan Investment Board. On April 1, 2007, all debentures held to the credit of the CPPIF or purchased by the Minister of Finance of Canada in accordance with Section 110 of the Canada Pension Plan were transferred to the CPPIB.

6.	DMTN143: Total outstanding amount is $600 million, including $50 million for OEFC. The Province entered into interest rate agreements that effectively converted the interest rate obligation on the Province’s debt to a fixed rate of 4.55% and on OEFC’s debt to a fixed rate of 4.18%.

7.	CMHC: The terms of these debentures require that equal payments be made each year until their maturity. Each payment consists of blended principal and interest.

8.	OIIC: These are zero coupon bonds. Outstanding amount represents the amount payable at maturity.

9.	Domestic USD Bonds: The Province entered into currency exchange agreements that effectively converted these U.S. dollar obligations to Canadian dollar obligations at an exchange rate of 1.22113. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on these debt to a fixed rate of 4.47%.

10.	DMTN79: Total outstanding amount is $715 million, including $110 million for OEFC. The Province entered into interest rate agreements that effectively converted the interest rate obligation on $125 million of the Province’s debt to a fixed rate of 4.74%.

11.	DMTN135: Outstanding amount includes bonds held by Agricorp, a government organization, of $10.1 million and bonds held by Ontario Infrastructure Projects Corporation of $50.7 million

12.	DMTN113 (OEFC): Interest is payable semi-annually at 3.5% in 1-2 years and thereafter at 4.0% until the final maturity date.

13.	Europe HKD Bonds: The Province entered into currency exchange agreements that effectively converted these Hong Kong dollar obligations to Canadian dollar obligations at an exchange rate of 0.17022. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 4.51%.

14.	DMTN99: Principal and interest are repayable in semi-annual instalments of $90 million starting from August 13, 2004. The total outstanding debt is $89 million, including $74 million for OEFC. The Province entered into interest rate agreements that effectively converted the interest rate obligation to a fixed rate of 3.79% on $74 million for OEFC and the remaining $15 million to a fixed rate of 3.55%.

15.	DMTN117: Bonds were issued at a premium of $47.5 million.

16.	OSB: 2002-2008 Series are redeemable at the option of the holder on June 21 and December 21 and also on or before the 14th calendar day following the redemption date, with the exception of fixed rate bonds which are redeemable at maturity only. All current outstanding OSBs may be redeemed upon the death of the beneficial owner.

17.	OSB (Step-up): 2003 Series: Interest is payable at 2.75% in year 1, 3.25% in year 2, 3.5% in year 3, 4.0% in year 4 and 4.25% in the final year. 2004 Series: Interest is payable at 1.7% in year 1, 3.0% in year 2, 3.5% in year 3, 4.5% in year 4 and 6.0% in the final year.

2005 Series: Interest is payable at 2.25% in year 1, 2.75% in year 2, 3.0% in year 3, 3.5% in year 4 and 4.0% in the final year. 2006 Series: Interest is payable at 3.7% in year 1, 3.8% in year 2, 3.9% in year 3, 4.0% in year 4 and 4.25% in the final year. 2007 Series: Interest is payable at 4.0% in year 1, 4.2% in year 2, 4.4% in year 3, 4.6% in year 4 and 4.95% in the final year. 2008 Series: Interest is payable at 2.6% in year 1, 2.8% in year 2, 3.0% in year 3, 3.2% in year 4 and 4.0% in the final year.

18.	OSB (Variable): The Minister of Finance resets the interest rate every six months. Effective December 21, 2008, the interest rate was set at 1.75%.

19.	DMTN173: The total amount outstanding is $5,200 million, including $2,300 million for OEFC. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on $209.5 million of the Province’s debt to a 3 month CBA rate minus 0.279%.

20.	JK: Bonds are retractable in whole or in part at the option of the bond holders on March 1, 2010.

21.	U.S. Commercial Paper issues are non-interest bearing with maturities up to 91 days.

22.	EMTN57: The Province entered into currency exchange agreements that effectively converted these Australian dollar obligations to Canadian dollar obligations at an exchange rate of 0.88595. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 5.59%.

23.	Global USD Bonds (OEFC): The Province entered into currency exchange agreements that effectively converted these U.S. dollar obligations to Canadian dollar obligations at an exchange rate of 1.1878. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on $500 million of this debt to a fixed rate of 4.79%.

24.	Series HZ, JA, JB, JC, JD: These are zero coupon bonds which require unequal payments consisting of principal and interest to be made at predetermined irregular intervals. During the fiscal year 2008-09, principal repaid was $0.8 million. By January 10, 2035, the principal to be repaid on these bonds will be $230 million.

25.	EMTN35: The amount outstanding in legacy currency is French franc 3 billion. The French franc was converted to euro using a conversion rate of one euro equal to 6.55957 French francs in accordance with Council Regulation (EU) No. 2866/98. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a 3 month CBA rate plus 0.057%.

26.	DMTN144: Total outstanding amount is $2,500 million, including $150 million for OEFC.

27.	Euro Bonds: The Province entered into currency exchange agreements that effectively converted these euro obligations to Canadian dollar obligations at an exchange rate of 1.73774. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligations on $575 million of this debt to a rate of 6.65% and $915 million to a 3 month CBA rate plus 0.057%.

28.	HJ: Outstanding amount includes bonds held by Agricorp, a government organization, of $6.8 million.

29.	OSB: The outstanding amounts represent bonds matured but not yet presented for redemption. No interest is earned on these bonds.

30.	OSB: Every year the Province issues fixed rate Ontario Savings Bonds for a term of three years.

31.	DMTN8: Outstanding amount includes bonds held by Agricorp, a government organization, of $19 million.

32.	DMTN149: Bonds are extendible at the option of the bond holders on the initial maturity date of June 2, 2016 to the final maturity date of June 2, 2035 and if extended are exchangeable at the option of the bond holders on June 13, 2016 for series DMTN119. Interest is payable semi-annually at 3.6% until June 2, 2016 and 4.8% thereafter if extended. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a rate of 4.67%.

33.	Global Euro Bonds: The Province entered into currency exchange agreement that effectively converted theses euro obligations to Canadian dollar obligations at an exchange rate of 1.61153. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 4.45%.

34.	MW: The Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a floating 3 month CBA rate.

35.	Europe CHF Bonds (OEFC): The Province entered into currency exchange agreements that effectively converted these Swiss francs obligations to Canadian dollar obligations at an exchange rate of 1.04149. In addition, the Province entered into interest rate agreement that effectively converted the interest rate obligation on this debt to a fixed rate of 4.66%.

36.	DMTN150: Interest is payable semi-annually at 3.05% in years 1-2 and 4.2% thereafter. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a 3 month CBA rate minus 0.06%.

37.	DMTN3 (OEFC): Interest is payable at 5.50% for the first four years and 6.80% for the remaining six years.

38.	DMTN133: Bonds are retractable at the option of the bond holders on December 2, 2014 or exchangeable for series DMTN119 at par on December 15, 2014. Interest is payable at 4.0% until December 2, 2014 and thereafter at 5.35% until final maturity date. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a rate of 5.26%.

39.	DMTN165: During the fiscal year 2008-09, the series DMTN165 was re-opened twice, bringing the total issue size to $3,000 million. Outstanding amount includes bonds held by Agricorp, a government organization, of $9.9 million.

40.	DMTN152: Registered bond holder has the right to extend the bond on the initial maturity date of December 2, 2016 to the final maturity date of June 2, 2035 and if extended are exchangeable on December 14, 2016 for series DMTN119 at par. Interest is payable semi-annually at 3.75% until the initial maturity date and thereafter at 4.75% if extended. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a rate of 4.76%.

41.	JL: The terms of these debentures require unequal payments, consisting of both principal and interest, to be made at predetermined irregular intervals with the final payment on January 10, 2045. The total principal and interest to be payable over the life of the debenture is $1,325 million.

42.	DMTN175: Bonds are callable at the option of the Province on June 2, 2009 at par. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on $580 million on this debt to a 1 month CBA rate minus 0.12% and $213 million to a fixed rate of 4.44%.

43.	Global USD Bonds: The Province entered into currency exchange agreements that effectively converted 14,648.6 million of these US dollar obligations to Canadian dollar obligations at an exchange rate of 1.16437. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligations on $10,088 million of this debt to a fixed rate of 3.73%; $4,322 million to a rate of 5.43%; $1,133 million to a 3 month CBA rate minus 0.02%; $1,137 million to a 3 month US LIBOR rate minus 0.11%; $379 million to a 1 month CBA rate plus 0.04%.

44.	DMTN158: This Real Return Bond bears interest adjusted in relation to All-Items Consumer Price Index for Canada (the “CPI”), issued with a base index of 127.54839 on March 8, 2006. Consequent to the change of official time base reference period from 1992 to 2002 by the Bank of Canada on June 19, 2007, the base index has been changed to 107.18352. The amount outstanding represents the indexed value of the principal of $700 million on lent to OEFC, the principal of $300 million for the Province which was synthetically swapped to a nominal debt paying a fixed rate of 4.66%, and the principal of $1,574 million in new issues during the fiscal year 2008-09. The series was re-opened seven times this fiscal year, bringing the total issue size to $2,574 million.

45.	DMTN1: The Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a 3 month CBA rate minus 0.02%.

46.	DMTN164: Total outstanding amount is $9,100 million, including $400 million for OEFC. Outstanding amount for the Province, $8,700 million, includes bonds held by Ontario Infrastructure Projects Corporation, a government organization, of $69.6 million.

47.	ND: The Province entered into currency exchange agreements that effectively converted 50 billion of these Japanese yen obligations to Canadian dollar obligations at an exchange rate of 0.010895.

48.	EMTN72: The Province entered into a currency exchange agreement that effectively converted this New Zealand dollar obligation to Canadian dollar obligation at an exchange rate of 0.79730. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a 3 month CBA rate minus 0.01%.

49.	DMTN105: The Province entered into interest rate agreements that effectively converted the interest rate obligations on this debt to a fixed rate of 4.94%.

50.	EMTN82: During the fiscal year 2008-09, the Series EMTN82 was re-opened once, bringing the total issue size to CHF350 million, including CHF125 million OEFC.

51.	NF: Outstanding amount is $3,000 million, including $500 million on-lent to OEFC until June 2, 2010, after which the issue will be assumed by the Province until the maturity date.

52.	DMTN157: Interest is payable semi-annually at 15.0% until January 13, 2006 and thereafter at 5.0%.

53.	EMTN71/78: The Province entered into a currency exchange agreement that effectively converted this South African rand obligation to Canadian dollar obligation at an exchange rate of 0.18808. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 4.36%.

54.	Europe CHF Bonds: The Province entered into currency exchange agreements that effectively converted these Swiss franc obligations to Canadian dollar obligations at an exchange rate of 1.03009. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on $931 million of this debt to a fixed rate of 4.25% and $199 million to a rate of 3.47%.

55.	DMTN142: Interest rate is capped at 5.0%. The Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.93%.

56.	DMTN116: Bonds are extendible at the option of the bond holders on the initial maturity date of September 8, 2013 to the final maturity date of March 8, 2033. Interest is payable semi-annually at 4.625% until the initial maturity date and at 5.85% if extended. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a rate of 5.08%.

57.	EMTN73: The Province entered into interest rate agreements that effectively converted the interest rate obligations on this debt to a fixed rate of 4.34%.

58.	EMTN74: The Province entered into interest rate agreements that effectively converted the interest rate obligations on this debt to a 3 month CBA rate minus 0.05%.

59.	HP: Total outstanding amount is $990.6 million, including $50 million for OEFC.

60.	DMTN46: This is a variable payment, zero coupon bond with a yield of 4.53%. The principal and interest are repayable on a blended semi-annual instalment. During the fiscal year 2008-09, principal repaid was $0.5 million.

61.	KJ: Total outstanding amount is $4,835 million, including $101 million for OEFC.

62.	DMTN93: During the fiscal year 2008-09, the Series DMTN93 was re-opened twice, bringing the total issue size to $4,700 million, including $1,000 million for OEFC. Outstanding amount for the Province, $3,700 million, includes bonds held by Agricorp, a government organization, of $17.6 million, and $19.2 million held by Ontario Infrastructure Projects Corporation.

63.	MU: Outstanding amount includes bonds held by Agricorp, a government organization, of $12.5 million. The Province entered into interest rate agreements that effectively converted the interest rate obligations on this debt to a fixed rate of 6.27%.

64.	AUDI (OEFC): The Province entered into currency exchange agreements that effectively converted these Australian dollar obligations to Canadian dollar obligations at an exchange rate of 0.87509. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 4.24%.

65.	DMTN190: During the fiscal year 2008-09, the Series DMTN190 was re-opened seven times, bringing the total issue size to $1,525 million.

66.	DMTN186: During the fiscal year 2008-09, the Series DMTN186 was re-opened six times, bringing the total issue size to $1,240 million. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligations on this debt to a fixed rate of 2.93%.

67.	DMTN191: During the fiscal year 2008-09, the Series DMTN191 was re-opened four times, bringing the total issue size to $415 million. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligations on this debt to a fixed rate of 2.27%.

68.	DMTN188: During the fiscal year 2008-09, the Series DMTN188 was re-opened twice, bringing the total issue size to $555 million. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.14%.

69.	Global NZD Bonds: The Province entered into currency exchange agreements that effectively converted these New Zealand dollar obligations to Canadian dollar obligations at an exchange rate of 0.89505. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 4.24%.

70.	DMTN159: Bonds were extended at the option of the Province on the initial maturity date of October 31, 2007 and are extendible semi-annually on each extended maturity date thereafter to final maturity date of October 31, 2017. Interest is payable semi-annually at 4.0% in years 1-2 and 4.1% in year 3, 4.2% in year 4, 4.3% in year 5, 4.4% in year 6, 4.5% in year 7, 4.6% in year 8, 4.75% in year 9, 5.0% in year 10, 5.5% in year 11 and 6.0% in final year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a 3 month CBA rate minus 0.12%.

71.	DMTN130: The Province entered into interest rate agreements that effectively converted the interest rate obligations on this debt to a fixed rate of 4.47%.

72.	DMTN69: During the fiscal year 2008-09, the Series DMTN69 was re-opened twelve times, bringing the total issue size to $5,730 million, including $2,164 million for OEFC.

73.	DMTN189: bonds are callable at the option of the Province on November 20, 2011 at par. Interest is payable quarterly as follows: November 20, 2008 to November 10, 2011 — CAD BA 3M CDOR plus 0.75%, November 10, 2011 to November 10, 2013 — CAD BA 3M CDOR plus 1.20%. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 3.13%

74.	DMTN178: Total outstanding amount is $1,800 million, including $300 million for OEFC. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on $105 million of the Province’s debt to a 3 month CBA rate.

75.	DMTN179: During the fiscal year 2008-09, Series DMTN179 was re-opened eleven times bringing the total issue size to $1,933 million. Interest is payable quarterly at a 3 month CBA rate minus 0.16%. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligations on this debt to a fixed rate of 3.96%.

76.	DMTN183: During the fiscal year 2008-09, the Series DMTN183 was re-opened seven times, bringing the total issue size to $3,000 million, including $1,440 million for OEFC.

77.	DMTN140: During the fiscal year 2008-09, the Series DMTN140 was re-opened once, bringing the total issue size to $562 million.

78.	DMTN180: The Province entered into interest rate agreements that effectively converted the interest rate obligations on this debt to a fixed rate of 4.52%.

79.	DMTN181: The Province entered into interest rate agreements that effectively converted the interest rate obligations on this debt to a fixed rate of 4.50%.

80.	NK: Outstanding amount includes bonds held by Agricorp, a government organization, of $20.3 million.

81.	EMTN67/70 (OEFC): The Province entered into currency exchange agreement that effectively converted these Australian dollar obligations to Canadian dollar obligations at an exchange rate of 0.93634. In addition, the Province entered into interest rate agreement that effectively converted the interest rate obligation on this debt to a fixed rate of 4.20%.

82.	LY: During the fiscal year 2008-09, the Province purchased $35 million of these bonds for cancellation.

83.	Total Provincial Purpose debt includes the following debt issued by other government organizations and government business enterprises: $1,987 million by Ontario Mortgage and Housing Corporation, $79 million by Ontario Municipal Improvement Corporation, $1,695 million by Ontario Infrastructure Projects Corporation, $51 million by Ornge, $17 million by Ontario Northland Transportation Commission and excludes Ontario Immigrant Investor Corporation’s debt of $15 million, Ontario Mortgage and Housing Corporation’s debt of $1,157 million and Ontario Treasury Bills and Bonds held by other government organizations and agencies of $1,207 million.

84.	The Treasury Bills balance includes the following Treasury Bill holdings by other government organizations: $500 million held by Ontario Infrastructure Projects Corporation, $218 million held by the Northern Ontario Heritage Fund Corporation, $91 million held by Ontario Capital Growth Corporation, $69 million held by Ontario Reality Corporation, $28 million held by Ontario Securities Commission and $7 million held by Ontario Immigrant Investor Corporation.

85.	DMTN182: During the fiscal year 2008-09, the Series DMTN182 was re-opened six times, bringing the total issue size to $3,300 million.

86.	Europe GBP Bonds: The Province entered into currency exchange agreements that effectively converted these pounds sterling obligations to Canadian dollar obligations at an exchange rate of 2.01666. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on $432 million of this debt to a fixed rate of 3.75% and $375 million to a rate of 9.59%.

87.	DMTN110: Bonds are retractable at the option of the bond holders on March 8, 2012 or if the bond holders do not retract the bonds the bond holders may exchange the bonds at par on March 21, 2012 for the Series DMTN61. Interest is payable semi-annually at 3.25% until March 8, 2012 and 5.85% to March 8, 2033. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 5.72%.

88.	EMTN75/76 (OEFC): The Province entered into currency exchange agreements that effectively converted this South African rand obligation to Canadian dollar obligations at an exchange rate of $0.16629. In addition, the Province entered into interest rate agreement that effectively converted the interest rate obligation on this debt to a fixed rate of 4.86%.

89.	DMTN106: Total outstanding amount is $1,775 million, including $525 million for OEFC. The Province entered into interest rate agreements that effectively converted the interest rate obligations on $500 million of the Province’s debt to a fixed rate of 4.37%.

90.	MH: The terms of these debentures require that a special one-time interest payment of $31.1 million be made at maturity.

91.	EMTN83/86/90: The Province entered into currency exchange agreements that effectively converted these U.S. dollar obligations to Canadian dollar obligations at an exchange rate of 1.16857. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate 3.06%.

92.	DMTN61: On March 8, 2009, the bond holders of DMTN102 exercised their option to exchange $162.6 million of the par value for an equal amount of DMTN61, bringing the total size of DMTN61 issue to $4,662.6 million.

93.	YL014/15/16: The Province entered into currency exchange agreements that effectively converted 23 billion of these Japanese yen obligations to Canadian dollar obligations at an exchange rate of 0.011331. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on $96 million of this debt to a fixed rate of 4.43%.

94.	EMTN46/59/85/87: The Province entered into currency exchange agreements that effectively converted 24 billion of these Japanese yen obligations to Canadian dollar obligations at an exchange rate of 0.011638.

95.	PU (OEFC): The Province entered into currency exchange agreements that effectively converted 105 million of these euro obligations to Canadian dollar obligations at an exchange rate of 1.708. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 4.0%.

96.	EMTN94 (OEFC): The Province entered into currency exchange agreements that effectively converted 515 million of these Hong Kong dollar obligations to Canadian dollar obligations at an exchange rate of 0.16034. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 4.13%.

97.	EMTN93 (OEFC): The Province entered into currency exchange agreements that effectively converted these U.S. dollar obligations to Canadian dollar obligations at an exchange rate of 1.2275. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 4.22%.

98.	DMTN192: This bond is a 3 year floating rate bond where the Province has the option to switch to a fixed rate coupon of 2.5% on the 13th day of each March, June, September and December of each year. In addition, the Province entered into interest rate agreements that effectively converted the interest rate obligation on this debt to a fixed rate of 2.00%.

99.	DMTN187: The Province entered into interest rate agreements that effectively converted the interest rate obligations on this debt to a fixed rate of 0.903%.

100.	EMTN91: The Province entered into interest rate agreements that effectively converted the interest rate obligations on this debt to a fixed rate of 2.39%.

101.	OMHC: Debentures issued to Ontario Mortgage and Housing Corporation (OMHC) are not negotiable and not transferable or assignable but are redeemable in whole or in part at the option of the OMHC on six months prior written notice.

102.	LT: During the fiscal year 2008-09, the Province purchased $13.5 million of these bonds for cancellation.

PUBLIC ACCOUNTS, 2008-2009 — VOLUME 1

III. CONTINGENT LIABILITIES —
OBLIGATIONS GUARANTEED BY THE PROVINCE OF ONTARIO
For the year ended March 31, 2009

LOANS GUARANTEED

	Year of	Rate of	Outstanding
	Issue	Interest	March 31, 2008	References
		%	$
MINISTRY OF AGRICULTURE, FOOD AND RURAL AFFAIRS
Commodity Loan Guarantee Program	2008-09	Various	16,125,000	(1)
Feeder Cattle Loan Guarantee Program	2008-09	Various	13,450,000	(2)
FarmPlus Rural Loan Pool Program	2008-09	Various	3,525,000

TOTAL MINISTRY OF AGRICULTURE, FOOD AND RURAL AFFAIRS			33,100,000

MINISTRY OF COMMUNITY SAFETY & CORRECTIONAL SERVICES
Ottawa-Carlton Detention Centre	2003-04	N/A	5,200,000
OPP Greenstone and Hornepayne Detachments	2007-08	N/A	690,000

TOTAL MINISTRY OF COMMUNITY SAFETY & CORRECTIONAL SERVICES			5,890,000

MINISTRY OF ECONOMIC DEVELOPMENT AND TRADE
The Development Corporations Act
Total guarantees re: various companies	Various	Prime+1	39,436

TOTAL MINISTRY OF ECONOMIC DEVELOPMENT AND TRADE			39,436

MINISTRY OF MUNICIPAL AFFAIRS AND HOUSING
Ontario Housing Corporation “Homes Now” Mortgage Financing Program	1989	Various	166,127,703	(3)

TOTAL MINISTRY OF MUNICIPAL AFFAIRS AND HOUSING			166,127,703

MINISTRY OF NATURAL RESOURCES
Freshwater Fish Marketing Corporation	1969	3.60	1,000,000
		Canada 5-yr
Kirkland Lake Engineered Wood Products	2007	+75 Basis	6,120,000
		Canada bond
Olav Haavaldsrud Timber	2007	+1.17	4,679,488
1494718 Ontario Limited	2008	Cost + 35bp	1,028,947

TOTAL MINISTRY OF NATURAL RESOURCES			12,828,435

MINISTRY OF SMALL BUSINESS AND ENTREPRENEURSHIP
Youth Entrepreneurs Program	2001-05	Prime+1	105,180

TOTAL MINISTRY OF MINISTRY OF SMALL BUSINESS AND ENTREPRENEURSHIP			105,180

	Year of	Rate of	Outstanding
	Issue	Interest	March 31, 2008	References
		%	$
MINISTRY OF TRAINING, COLLEGES AND UNIVERSITIES
Ontario Student Loan Plan:
Class “A”	Various	Prime	18,274,814
Class “B”	Various	Prime+1	3,706,883
Class “C”	Various	Prime+1	243,842,487

TOTAL MINISTRY OF TRAINING, COLLEGES AND UNIVERSITIES			265,824,184

TOTAL LOANS GUARANTEED			483,914,938

OTHER GUARANTEES
MINISTRY OF TRANSPORTATION
Property Contamination — Regional Estimate	N/A	N/A	13,177,600
Serco — Ontario Graduated Licencing System claims	N/A	N/A	4,800,000
LSR — Hamilton Bus Garage	2005	N/A	500,000

TOTAL MINISTRY OF TRANSPORTATION			18,477,600

MINISTRY OF FINANCE
Ontario Municipal Improvement Corporation	1991	9.61 to 11.25	79,021,000	(4)
Credit Facilities from Desjardins Credit Union:
To Madoc Co-operative Association	2008	Prime	2,560,000	(5)
Loan Facility by Woodslee Credit Union Ltd
To Pelee Island Co-operative Association	2005	4.75	497,652	(6)
TOTAL MINISTRY OF FINANCE			82,078,652

TOTAL OTHER GUARANTEES			100,556,252

TOTAL LOANS AND OTHER GUARANTEES			584,471,190

FINANCIAL GUARANTEES:

MINISTRY OF FINANCE

Two agreements are in place to satisfy the Canadian Nuclear Safety Commission (CNSC) licensing requirements for financial guarantees in respect of Ontario Power Generation Inc’s (OPG) nuclear station decommissioning and nuclear waste management obligations. One agreement gives CNSC access to the segregated funds established under the Ontario Nuclear Funds Agreement (ONFA). The other agreement provides a direct provincial guarantee to the CNSC on behalf of OPG. This guarantee, for up to $760 million, effective January 1, 2008, relates to the portion of the decommissioning and waste management obligations not funded by the value of the segregated funds at the time the Provincial guarantee level was reset. In return, the Province receives from OPG an annual fee equal to 0.5% of the value of the direct provincial guarantee.

References:

1.	The Province’s maximum liability for the program is $120,000,000.

2.	The Province’s maximum liability for the program is $80,000,000.

3.	Loans totalling $1,323 million taken by Ontario Mortgage and Housing Corporation for “Homes Now” from the Federal Government’s Canada Pension Plan allotment have been guaranteed by the Province. Starting 1993, most of these loans, except for loans related to Student Housing ($166,127,703), were refinanced by the private sector and funds realized were loaned to the Ministry of Finance. The Ministry of Finance will report its loan of $1,157 million as a liability therefore this should be excluded from the guarantee amount.

4.	In accordance with the Capital Investment Plan Act, 1993, the Ontario Municipal Improvement Corporation’s (OMIC) assets and liabilities were transferred to the Ontario Financing Authority (OFA) on November 15, 1993. OMIC received loans from the Canada Pension Plan (CPP) and the Province, which OMIC used to make loans to municipalities and school boards under similar terms as its debt.

5.	The Province has guaranteed the repayment of revolving credit facility made by Desjardins Credit Union to Madoc Co-operative Association (MCA) for a period beginning December 19, 2008 and ending April 30, 2009. The maximum amount guaranteed is $2.9 million plus any unpaid interest, costs and expenses thereon. MCA will pay the Province a guarantee fee of 0.5% of actual borrowings.

6.	The Province has guaranteed the repayment of loan facility made by Woodslee Credit Union Limited to Pelee Island Cooperative Association for a period beginning October 6, 2005 ending October 5, 2020. The maximum amount guaranteed is $ 0.6 million plus any unpaid interest, costs and expenses thereon.

PUBLIC ACCOUNTS, 2008-2009 — VOLUME 1

IV. * CLAIMS AGAINST THE CROWN
As at March 31, 2009

The following are claims arising from legal action either in progress or threatened against the Crown in respect of breach of contract, damages to persons and property, and like items. The amounts claimed have not been specified, but in each case are expected to exceed $50 million.

1.	Dudley Abbot et al. (preferred shareholders of Crown Trust) v. HMQRO.

2.	Theriault in respect of mining leases to Hemlo Gold Mines v. HMQRO.

3.	Chippewas of Mnjikaning First Nation (MFN) et al. v. HMQRO et al.

4.	Mary Lou LaPratte, Roland LaPratte, Sheila Horrell, Arthur Horrell et al. v. HMQRO.

5.	Monaghan, John Richard v. HMQRO et al.

6.	Alberto Docouto v. HMQRO and MAG.

7.	Arnold Guettler, Neo-Form Corporation and Neo-Form North America Corporation v. HMQRO et al.

8.	R. Shawn A. Cantlon v. HMQRO.

9.	Ayok, Chol v. York University.

10.	Frank Defazio, et al. v. HMQRO, Toronto Transit Commission, Pinchen Environmental Consultants, et al.

11.	Palahnuk, Robert E. v. HMQRO.

12.	Deutsch, Melvin P. v. HMQRO.

13.	Augier, Gideon McGuire v. HMQRO.

14.	Mortune, Felicia v. HMQRO.

15.	Deep, Dr. Albert Ross v. HMQRO.

16.	Mastronardi, Giovanna v. HMQRO.

17.	Koumoundouros, Terry v. HMQRO.

18.	General Motors Corporation v. HMQRO.

19.	Adam’s Mine Rail Haul v. HMQRO.

20.	Twain, Jim Chief v. HMQRO.

21.	Williams, Andrea v. HMQRO.

22.	Office & Professional Employees International Union and Ontario Public Service Employees’ Union v. HMQRO.

23.	Harrison, John Arthur v. HMQRO.

24.	Whole World Trade Ltd. v. HMQRO.

25.	Sarazin, Daniel Lynden v. HMQRO.

26.	Foster, Tracey Marie v. HMQRO.

27.	Brown, Vincent v. HMQRO.

28.	Zoran Djuric v. HMQRO.

29.	Phaneuf, Sylvie v. HMQRO.

30.	Abou-Elmaati, Ahmad v. HMQRO.

31.	Corsine, Allison. v. HMQRO.

32.	Leclair, Dianne v. HMQRO.

33.	Chuang, David Dr. v. HMQRO.

34.	Greenfield Ethanol v. HMQRO.

35.	Wareham, Janice Ann v. HMQRO.

36.	Palu-Corbelli Corporation v. HMQRO.

37.	Hotz, Sandra, et al. v. HMQRO.

38.	Hartmann, Peter V. v. HMQRO.

39.	Hassum, Amanda v. HMQRO.

40.	SARS Litigation Abarquez et al. (aka ONA Action or Boynton Action) v. HMQRO.

41.	Xu, Benjamin Rui Bin v. HMQRO.

42.	Sood, Vishvander v. HMQRO.

43.	Karchut, Boleslaw v. HMQRO.

44.	Ayok Chol v. HMQRO.

45.	Nazarali, Hassan v. HMQRO.

46.	Dr. Jeffrey Lipsitz v. HMQRO.

47.	Mallory, Richard, et al. v. HMQRO.

48.	Santoro, Gianfranco (John) and Santoro, Giuseppina v. Sunrise Propane Energy Group Inc., City of Toronto, HMQRO, The Technical Standards & Safety Authority.

49.	Bui, Thinh and Bui, Bonique v. Sunrise Propane Energy Group Inc., City of Toronto, Sean-Ben-Moshe, HMQRO.

50.	Plaunt, Donald v. HMQRO et al.

51.	Williams, James-Andrew v. HSBC Bank, et al; Williams, James-Andrew v. TD Bank, et al.

52.	Munro, James Stuart v. MCSCS and the Information and Privacy Commissioner of Ontario.

53.	Machimity, Ed, et al. v. HMQRO et al.

54.	Empire Communications Ltd. & Empire Pleasantview Communities Ltd. v. HMQRO and Ontario Realty Corporation.

55.	Dolmage as Litigation Guardian of Marie Slark and Jim Dolmage as Litigation Guardian of Patricia Seth v. HMQRO and Huronia Regional Centre.

56.	McNamara, Michael et al.

57.	Sidhu, Avtar v. HMQRO.

58.	Corporation of the City of Brantford v. Montour, Ruby, et al.

59.	Brett, L. Brenda and Wells, C. Thomas v. HMQRO.

60.	Peter Fallis v. HMQRO.

61.	Grant Forest Products Inv. v. HMQRO.

62.	Anderlis Leasing Enterprises et al. v. HMQRO.

63.	Northern Diamond Gaming Services Limited and Diamond Gaming Services Inc. et al. v. HMQRO.

64.	First Class Casinos and Mr. Casino Inc. v. HMQRO.

65.	1191067 Ontario Inc., Silvo Di Gregorio and Tom Jones v. HMQRO.

66.	The Chippewas of Sarnia, the Chippewas of Kettle Point et al. v. HMQRO, Polysar Hydrocarbons Limited et al.

67.	Clifford Meness et al., for themselves and all other members of the Algonquins of Golden Lake Band of Indians v. HMQRO.

68.	Roger Southwind on behalf of the Lac Seul Indian Band v. HMQRO.

69.	Moose Factory First Nation et al. v. Spruce Falls Power and Paper Company Limited.

70.	New Post First Nation et al. v. Spruce Falls Power and Paper Company Limited.

71.	Beaver House First Nation v. HMQRO.

72.	The Chippewas of Saugeen and Nawash First Nations regarding Bruce Peninsula v. HMQRO.

73.	Missanabie Cree First Nation v. Ontario and Canada.

74.	Chapleau Cree v. HMQRO.

75.	Six Nations of the Grand River Band v. HMQRO.

76.	Mishkeegogamang First Nation and seventeen others v. HMQRO.

77.	Wikwemikong Indian Band v. HMQRO.

78.	Chippewas of Sarnia Band v. HMQRO.

79.	Mississauga of Alderville, Beausoleil, Chippewas of Georgia Island, Mnjikaning (Rama), Curve Lake Hiawatha, and Scugog Island First Nation v. HMQRO.

80.	Wesley Big George on behalf of seven Lake of the Woods First Nations v. HMQRO.

81.	Big Grassy (Mishkosiimiiniiziibing) First Nation and Ojibways of Onigaming First Nations adjacent to the Lake of the Woods and Winnipeg River area who are signatories to Treaty 3 v. HMQRO.

82.	Wauzhushk Onigum First Nation and Ochiichagwe’babig o’ining First Nation and Washagamis Bay First Nations v. HMQRO.

83.	Walpole Island First Nations v. HMQRO.

84.	The Begetikong Anishnabe First Nation (aka the Ojibways of Pic River) Chief Roy Michano, Councillor Duncan Michano and Councillor Arthur H. Fisher v. HMQRO.

85.	Whitesand First Nation v. HMQRO.

86.	Moose Deer Point First Nation v. HMQRO.

87.	Kinew, Tobasonakwut v. HMQRC and HMQRO.

88.	Garden River First Nation Reserve No. 14 v. HMQRO.

89.	Sinclare, Alfred v. HMQRO.

90.	Samson Indian Band and Nation v. HMQRO.

91.	Long Lake No. 58 First Nation v. HMQRO.

92.	Biinjitiwaabik Zaaging Anishinabek First Nation (Rocky Bay Band) v. HMQRO.

93.	Sand Point First Nation v. HMQRO.

94.	Pic Mobert First Nation v. HMQRO.

95.	Pays Plat First Nation v. HMQRO and HMQRC.

96.	Agency One Damages v. HMQRO.

97.	Long Lake No. 58 First Nation v. HMQRO.

98.	Atikameksheng Anishnawbek v HMQRO and v. HMQRC, et al.

99.	Platinex Inc. v. HMQRO.

100.	Wabaseemoong Independent First Nations of One Man Lake, Whitedog and Swan lake (formerly collectively, the Islington Indian Band) v. Canada, Ontario, OPG and OEFC.

101.	The Corporation of the Town of Fort Frances v. Attorney General of Canada, et al.

*	Updated for changes up to date of release of Public Accounts. 60 of the above claims were assessed as “not determinable”, with the remainder assessed as “unlikely”.